    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2001

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                  PROXIM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3576                              77-0059429
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                               510 DEGUIGNE DRIVE
                          SUNNYVALE, CALIFORNIA 94085
                                 (408) 731-2700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 DAVID C. KING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PROXIM, INC.
                               510 DEGUIGNE DRIVE
                          SUNNYVALE, CALIFORNIA 94085
                                 (408) 731-2700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------
                                   COPIES TO:

               STEVE L. CAMAHORT, ESQ.                              CHRISTOPHER D. DILLON, ESQ.
                 ROBERT G. DAY, ESQ.                                  GREGORY K. MILLER, ESQ.
           WILSON SONSINI GOODRICH & ROSATI                     GUNDERSON DETTMER STOUGH VILLENEUVE
               PROFESSIONAL CORPORATION                              FRANKLIN & HACHIGIAN, LLP
                  650 PAGE MILL ROAD                                   155 CONSTITUTION DRIVE
             PALO ALTO, CALIFORNIA 94304                            MENLO PARK, CALIFORNIA 94025
                    (650) 493-9300                                         (650) 321-2400

                           -------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.
    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
             TO BE REGISTERED                  REGISTERED(1)          SHARE(2)             PRICE(2)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per
  share...................................       5,420,000            $30.7813          $166,834,827.67        $41,708.71
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the estimated maximum number of shares of common stock, par value $0.001 per share, of the Registrant that may be issued to stockholders of Netopia, Inc. pursuant to the merger described herein.
(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f) and (c) under the Securities Act based on (i) $9.2344, the average of the high and low per share prices of common stock, par value $0.001 per share, of Netopia, Inc. as reported on the Nasdaq National Market on February 5, 2001, divided by the exchange ratio of 0.3 and (ii) the maximum number of shares of Netopia common stock to be received by the Registrant or cancelled pursuant to the Merger.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2001

[PROXIM, INC. LOGO]                                         [NETOPIA, INC. LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS
                           PROXIM, INC./NETOPIA, INC.

To the stockholders of Proxim, Inc. and Netopia, Inc.:

     After careful consideration, the boards of directors of Proxim and Netopia have approved a merger between ALK Acquisition Corp., a wholly-owned subsidiary of Proxim, and Netopia that will result in Netopia becoming a wholly-owned subsidiary of Proxim.

     If the merger is completed, each share of Netopia common stock will be exchanged for 0.3 shares of Proxim common stock. Proxim common stock is traded on the Nasdaq National Market under the trading symbol "PROX," and on February 7, 2001, the closing price of Proxim common stock was $31.3125 per share. Based
on the capitalization of the two companies as of February   , 2001,
               shares of Proxim common stock in the aggregate would be issued to Netopia stockholders in connection with the merger, representing approximately
     % of the outstanding shares of Proxim common stock after the merger. In
addition, options to purchase approximately        shares of Netopia common
stock will be assumed by Proxim in the merger and will become exercisable for shares of Proxim common stock.

     The merger cannot be completed unless a quorum of the outstanding shares of Proxim and Netopia are represented in person or by proxy at each of the stockholder meetings described below, and not less than a majority of the shares represented at the Proxim meeting approve the issuance of the shares of Proxim common stock in the merger and the holders of a majority of the outstanding shares of Netopia vote in favor of the proposals presented relating to the merger. The attached joint proxy statement/prospectus provides detailed information concerning Proxim, Netopia, the merger and proposals related to the merger. Please give all of the information contained in the joint proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE
  OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

     AFTER CAREFUL CONSIDERATION, THE BOARDS OF DIRECTORS OF BOTH PROXIM AND NETOPIA HAVE DETERMINED THE MERGER TO BE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THEIR RESPECTIVE COMPANIES AND HAVE APPROVED THE MERGER AGREEMENT.

     Stockholders of Proxim and Netopia are cordially invited to attend stockholder meetings to vote on the proposals related to the merger:

     - The special meeting of Proxim stockholders will be held on March   , 2001
       at      a.m. local time at                . Only stockholders who hold
       shares of Proxim at the close of business on February   , 2001 will be
       entitled to vote at this special meeting.

     - The special meeting of Netopia stockholders will be held on March   ,
       2001 at      a.m. local time at                . Only stockholders who
       hold shares of Netopia at the close of business on February   , 2001 will
       be entitled to vote at this special meeting.

     YOUR VOTE IS VERY IMPORTANT. Please use this opportunity to take part in the affairs of Proxim and Netopia by voting on the proposals related to the merger. Whether or not you plan to attend the Proxim or Netopia meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the appropriate meeting and to vote your shares in person.

     We appreciate your consideration of this matter.

David C. King                                       Alan B. Lefkof
Chairman, President and Chief Executive Officer     President and Chief Executive Officer
Proxim, Inc.                                        Netopia, Inc.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
      SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 This joint proxy statement/prospectus is dated                     , 2001 and
                                was first mailed
                 to stockholders on or about             , 2001

                                  PROXIM, INC.
                               510 DeGuigne Drive
                          Sunnyvale, California 94085
                                 (408) 731-2700

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
            TO BE HELD ON MARCH                , 2001 AT       A.M.

To Our Stockholders:

     A Special Meeting of Stockholders of Proxim, Inc. will be held at
            , on March   , 2001 at      a.m., Pacific time, for the following
purposes:

     1. To approve the issuance of shares of Proxim common stock in the proposed merger of ALK Acquisition Corp., a wholly-owned subsidiary of Proxim, with and into Netopia, Inc. as contemplated by the Agreement and Plan of Reorganization dated as of January 23, 2001, by and among Proxim, Netopia and ALK Acquisition Corp. Proxim will issue 0.3 shares of its common stock in exchange for each outstanding share of common stock of Netopia, and Netopia will become a wholly-owned subsidiary of Proxim.

     2. To transact any other business that properly comes before the Special Meeting or any adjournments or postponements thereof.

     The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. We encourage you to read the entire document carefully.

     We have fixed the close of business on February   , 2001 as the record date
for the determination of our stockholders entitled to vote at this meeting.

                                      By order of the board of directors of
                                      Proxim, Inc.

                                      /s/ JEFFREY D. SAPER
                                      ------------------------------------------
                                      Jeffrey D. Saper
                                      Secretary

Sunnyvale, California
February   , 2001

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                 NETOPIA, INC.
                            2470 Mariner Square Loop
                               Alameda, CA 94501
                                 (510) 814-5100

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
            TO BE HELD ON MARCH                , 2001 AT       A.M.

To Our Stockholders:

     A Special Meeting of Stockholders of Netopia, Inc. will be held at
            , on March   , 2001 at      a.m. for the following purposes:

     1. To consider and vote on the adoption of the Agreement and Plan of Reorganization, dated as of January 23, 2001, by and among Proxim, Inc., Netopia and ALK Acquisition Corp., a wholly-owned subsidiary of Proxim, and the approval of the proposed merger of ALK Acquisition Corp. with and into Netopia, as contemplated by the merger agreement. In the merger, Proxim will issue 0.3 shares of its common stock in exchange for each outstanding share of common stock of Netopia, and Netopia will become a wholly-owned subsidiary of Proxim.

     2. To transact any other business that properly comes before the Special Meeting or any adjournments or postponements thereof.

     The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. We encourage you to read the entire document carefully.

     We have fixed the close of business on February   , 2001 as the record date
for the determination of our stockholders entitled to vote at the meeting.

                                          By order of the board of directors of
                                          Netopia, Inc.

                                          /s/ DAVID A. KADISH
                                          --------------------------------------
                                          David A. Kadish
                                          Vice President, General Counsel
                                          and Secretary

Alameda, California
February   , 2001

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............    1
RISK FACTORS................................................    8
SELECTED HISTORICAL FINANCIAL DATA OF PROXIM ...............   24
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
  NETOPIA...................................................   25
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........   26
COMPARATIVE PER SHARE DATA..................................   27
THE PROXIM MEETING..........................................   29
THE NETOPIA MEETING.........................................   32
THE MERGER..................................................   35
THE MERGER AGREEMENT........................................   62
AGREEMENTS RELATED TO THE MERGER............................   72
COMPARISON OF RIGHTS OF HOLDERS OF PROXIM COMMON STOCK AND
  NETOPIA COMMON STOCK......................................   76
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........   81
LEGAL MATTERS...............................................   86
EXPERTS.....................................................   86
DOCUMENTS INCORPORATED BY REFERENCE.........................   86
WHERE YOU CAN FIND MORE INFORMATION.........................   88

ANNEX A  The Merger Agreement
ANNEX B  Opinion of Proxim's Financial Advisor, UBS Warburg LLC
ANNEX C  Opinion of Netopia's Financial Advisor, Robertson Stephens, Inc.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of Proxim with and into Netopia, and it is being sent to the holders of Proxim common stock and the holders of Netopia common stock. This summary may not contain all of the information that is important to you. You should read carefully this entire document and other documents attached to this joint proxy statement/prospectus and the other documents referenced in it for a more complete understanding of the merger. IN PARTICULAR, YOU SHOULD READ THE MERGER AGREEMENT AND THE EXHIBITS THERETO, WHICH ARE ATTACHED AS ANNEX A, THE OPINION OF UBS WARBURG LLC, WHICH IS ATTACHED AS ANNEX B, AND THE OPINION OF ROBERTSON STEPHENS, INC., WHICH IS ATTACHED AS ANNEX C.

                                 THE COMPANIES

                              [Proxim, Inc. Logo]

                                  PROXIM, INC.
                               510 DeGuigne Drive
                              Sunnyvale, CA 94085
                                 (408) 731-2700

     Proxim designs and builds wirefree broadband networking solutions for home, enterprise and service provider markets. The Symphony product family offers easy-to-use, inexpensive wirefree networking for homes, small offices and classrooms, while the Farallon products extend these networking choices with a range of Ethernet, Home Phoneline Networking Alliance, or HPNA, and wirefree solutions for both Mac and PC users. The Harmony product family offers wirefree broadband networking for the enterprise with a low-cost architecture designed to work with any wirefree technology. Stratum products provide building-to-building networking connectivity for enterprises and service providers. Proxim is a promoter of the Home Radio Frequency Working Group along with Compaq, Intel, Motorola, National Semiconductor, Siemens and other leaders in the wireless world.

                              [Netopia, Inc. Logo]

                                 NETOPIA, INC.
                            2470 Mariner Square Loop
                               Alameda, CA 94501
                                 (510) 814-5100

     Netopia develops, markets and supports broadband Internet equipment and e-commerce Web platforms for small- and medium-sized businesses. Netopia's technology platforms are designed to enable carriers and service providers to create and offer value-added, bundled service offerings for their small- and medium-sized business customers. Netopia's broadband Internet equipment products are used primarily for digital subscriber line, or DSL, Internet connectivity services which incorporate features including backup, bonding, virtual private networking, or VPN, and voice over DSL. Netopia's web platforms include applications that allow development and hosting of websites and e-stores that can be created quickly for end users without technical expertise.

                             SUMMARY OF THE MERGER

                WE ARE PROPOSING A MERGER OF PROXIM AND NETOPIA

Q: WHAT IS THE PROPOSED MERGER? (SEE PAGE   )

A. In the proposed merger, Netopia will merge with a wholly-owned subsidiary of Proxim. Netopia will survive the merger as a wholly-owned subsidiary of Proxim. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Q: WHAT WILL I RECEIVE IN THE MERGER? (SEE PAGES   )

A. Following the merger:

   - Netopia common stockholders will receive, in exchange for each of their Netopia shares, 0.3 shares of Proxim common stock.

   - Each option to purchase Netopia common stock having an exercise price less than $14.87 per share outstanding immediately before the completion of the merger will automatically become an option to purchase shares of Proxim common stock. All other outstanding options to purchase Netopia common stock will not be assumed and will terminate in accordance with their terms. The number of shares of Proxim common stock which may be purchased under each assumed option will be equal to the product of the number of Netopia shares that were purchasable before the merger multiplied by 0.3. The exercise price per share will be the pre-merger exercise price divided by 0.3 and rounded up to the nearest whole cent.

   - Instead of fractional shares in the merger, Netopia stockholders will receive cash in an amount equal to the fraction multiplied by the average of the closing prices reported on the Nasdaq National Market for Proxim common stock for the five trading days immediately preceding the effective date of the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE   )

A. Proxim and Netopia are working toward completing the merger as quickly as possible. We hope to complete the merger at the end of the first calendar quarter or in the beginning of the second calendar quarter of 2001.

Q: ARE THERE RISKS INVOLVED IN UNDERTAKING THE MERGER? (SEE PAGE   )

A. Yes. In evaluating the merger, you should carefully consider the factors discussed in the section of the joint proxy statement/prospectus entitled
   "Risk Factors" beginning on page   .

Q: WHAT ARE THE CONDITIONS TO COMPLETION OF THE MERGER? (SEE PAGE   )

A. Proxim's and Netopia's respective obligations to complete the merger are subject to the satisfaction or waiver of certain specified closing conditions. If either Proxim or Netopia waives any conditions, each company will consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from its respective stockholders is appropriate.

Q: IS THE MERGER SUBJECT TO GOVERNMENTAL APPROVALS? (SEE PAGE   )

A. Yes. This merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that Act have been satisfied.

Q: WHAT STOCKHOLDER APPROVALS ARE REQUIRED FOR APPROVAL OF THE MERGER? (SEE PAGE
     )

A. The holders of a majority of the shares of Proxim common stock present or represented by proxy at the stockholders' meeting must approve the issuance of Proxim common stock in the merger.

   The holders of a majority of the outstanding shares of Netopia common stock must adopt the merger agreement and approve the merger.

Q: ARE THERE ANY STOCKHOLDERS ALREADY COMMITTED TO VOTING IN FAVOR OF THE MERGER
   AND THE SHARE ISSUANCE? (SEE PAGE   )

A. Yes.

   - Proxim stockholders who collectively hold approximately 1.3% of the outstanding Proxim common stock as of January 23, 2001 entered into voting agreements requiring them to vote all of their beneficially owned shares in favor of the issuance of Proxim common stock in the merger.

   - Netopia stockholders who collectively hold approximately 8.6% of the outstanding Netopia common stock as of January 23, 2001 entered into voting agreements requiring them to vote all of their beneficially owned shares in favor of adoption of the merger agreement and in favor of the approval of the merger.

Q: WHO WILL BE THE DIRECTORS OF PROXIM FOLLOWING THE MERGER? (SEE PAGE   )

A. Following the merger, the board of directors of Proxim is expected to consist of the five current members of Proxim's board of directors and Alan Lefkof, Netopia's President and Chief Executive Officer.

Q: WHO WILL BE THE EXECUTIVE OFFICERS OF PROXIM FOLLOWING THE MERGER? (SEE PAGE
     )

A. Following the merger, the executive management team of Proxim is expected to include:

   - David King, as Co-Chairman and Chief Executive Officer;

   - Alan Lefkof, as Co-Chairman and Chief Operating Officer;

   - Kurt Bauer, as Vice President;

   - Keith Glover, as Vice President of Finance and Administration and Chief Financial Officer;

   - Juan Grau, as Vice President;

   - David Kadish, as Vice President and General Counsel;

   - Kevin Negus, as Vice President;

   - Thomas Skoulis, as Senior Vice President; and

   - Michael Trupiano, as Senior Vice President.

           OUR REASONS FOR PROPOSING THE MERGER OF PROXIM AND NETOPIA

Q: WHY ARE PROXIM AND NETOPIA PROPOSING THE MERGER? (SEE PAGE   )

A. Proxim and Netopia are proposing the merger to create a broadband networking solutions company that will provide integrated wireless, voice and data products to residential as well as small- and medium-sized business customers and telecommunications, data communications and cable-oriented service providers.

Q: DOES THE BOARD OF DIRECTORS OF PROXIM RECOMMEND VOTING IN FAVOR OF ISSUING
   PROXIM SHARES IN THE MERGER? (SEE PAGE   )

A. Yes. After careful consideration, Proxim's board of directors recommends that its stockholders vote in favor of the issuance of Proxim common stock to the stockholders of Netopia in the merger.

Q: DOES THE BOARD OF DIRECTORS OF NETOPIA RECOMMEND VOTING IN FAVOR OF THE
   MERGER AGREEMENT AND THE MERGER? (SEE PAGE   )

A. Yes. After careful consideration, Netopia's board of directors recommends that its stockholders vote in favor of adoption of the merger agreement and the approval of the merger.

Q: DO PERSONS INVOLVED IN THE MERGER HAVE INTERESTS WHICH MAY CONFLICT WITH
   MINE? (SEE PAGE   )

A. Yes. When considering the recommendations of Proxim's and Netopia's respective boards of directors, you should be aware that some Netopia directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include the employment of and proposed grant of stock options to some Netopia executive officers by Proxim after the merger, the appointment of Alan Lefkof to Proxim's board of directors and the indemnification of directors and officers of Netopia against specified liabilities both before and after the merger. David King, Proxim's Chairman, President and Chief Executive Officer, is also a director of Netopia.

Q: DID PROXIM'S AND NETOPIA'S FINANCIAL ADVISORS RENDER FAVORABLE OPINIONS
   CONCERNING THE MERGER? (SEE PAGE   )

A. Yes.

   - In connection with the merger, Proxim's board of directors considered the opinion from its financial advisor, UBS Warburg LLC, as to the fairness, from a financial point of view, to Proxim, of the exchange ratio provided for in the merger agreement.

   - Netopia's board of directors considered the opinion it received from its financial advisor, Robertson Stephens, Inc., as to the fairness, from a financial point of view, to the holders of Netopia common stock, of the exchange ratio provided for in the merger agreement.

   - The full text of the written opinions of the financial advisors are attached to the back of this document as Annex B and Annex C and should be read carefully in their entirety to understand the procedures followed, the assumptions made, matters considered and limitations on the review undertaken in providing the opinions. The opinion of UBS Warburg LLC is directed to the Proxim board of directors and the opinion of Robertson Stephens, Inc. is directed to the Netopia board of directors. These opinions relate only to the fairness from a financial point of view of the exchange ratio to either Proxim or the stockholders of Netopia, as the case may be, do not address the underlying business decisions of either company to effect the merger, do not address the prices at which Proxim's common stock will trade after the proposed merger and do not constitute a recommendation to any stockholder as to how to vote with respect to any matter relating to the proposed merger.

                             STEPS FOR YOU TO TAKE

Q: WHAT DO I NEED TO DO NOW? (SEE PAGE   )
A. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please mail your signed proxy card in the enclosed return envelope.

   If you do not include instructions on how to vote your properly signed proxy card, your common stock will be voted "FOR" approval of matters related to the merger.

   Your vote is important regardless of the number of shares that you own.

Q: WHEN AND WHERE WILL THE VOTE TAKE PLACE? (SEE PAGE   )

A. Special meeting of Proxim stockholders. The Proxim special meeting will be
   held at           on March   , 2001, starting at      a.m., Pacific time.

   Special meeting of Netopia stockholders. The Netopia special meeting will be
   held at           on March   , 2001, starting at      a.m., Pacific time.

Q: SHOULD I SEND IN MY NETOPIA STOCK CERTIFICATES NOW? (SEE PAGE   )

A. No. After the merger is completed, Proxim's exchange agent will send you written instructions for exchanging your Netopia stock certificates for Proxim stock certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME? (SEE PAGE   )

A. Your broker will vote your shares only if you provide instructions to your broker on how to vote by following the information provided to you by your broker.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE? (SEE PAGE   )

A. You can change your vote at any time before your proxy is voted at your special meeting. There are four ways for you to do this:

   1. Send written notice to the secretary of Proxim or Netopia, as appropriate, that you wish to revoke your proxy;

   2. Send written notice to the secretary of Proxim or Netopia, as appropriate, that you wish to change your proxy;

   3. Send a completed proxy bearing a date later than your original proxy prior to the vote at the special meeting; or

   4. Attend the stockholder meeting and vote in person.

Q: WHAT HAPPENS IF A NETOPIA STOCKHOLDER DOES NOT VOTE? (SEE PAGE   )

A. - If you are a Netopia stockholder and do not submit a proxy or vote at the special meeting, you will be deemed to have voted against adoption of the merger agreement and the approval of the merger.

   - If you return your proxy and do not indicate how you want to vote, your proxy will be counted as a vote to adopt the merger agreement and approve the merger.

   - If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. Consequently, your abstention will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

Q: WHAT HAPPENS IF A PROXIM STOCKHOLDER DOES NOT VOTE? (SEE PAGE   )

A. - If you are a Proxim stockholder and do not submit a proxy or vote at the special meeting, your shares will not be counted as present for the purpose of determining the presence or absence of a quorum and will have no effect on the outcome of the proposal to approve the issuance of Proxim common stock in the merger.

   - If you return your proxy and do not indicate how you want to vote, your proxy will be counted as a vote to approve the issuance of shares of Proxim common stock in connection with the merger.

   - If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. Consequently, your abstention will have the same effect as a vote against the issuance of Proxim's common stock in connection with the merger.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS IN CONNECTION WITH THE
   MERGER? (SEE PAGE   )

A. No. Under Delaware law, neither stockholders of Proxim nor stockholders of Netopia are entitled to dissenters' or appraisal rights in connection with the merger.

                           OTHER MATTERS TO CONSIDER

Q: HOW DO THE MARKET PRICES OF PROXIM AND NETOPIA COMMON STOCK COMPARE? (SEE
   PAGE   )

A. Shares of Proxim common stock and Netopia common stock are listed on the Nasdaq National Market. Proxim's trading symbol is "PROX," and Netopia's trading symbol is "NTPA." On January 23, 2001, the last full trading day prior to the public announcement of the proposed merger, the last reported sale prices were:

   - $36.875 per share of Proxim common stock; and

   - $8.1875 per share of Netopia common stock.

    On February 7, 2001 the last reported sale prices were:

   - $31.3125 per share of Proxim common stock; and

   - $9.2500 per share of Netopia common stock.

    Proxim and Netopia urge you to obtain current market quotations.

Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?
   (SEE PAGE   )

A. We expect that, in general, Proxim, Proxim's stockholders, Netopia and Netopia's stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except for gain or loss attributable to cash received by Netopia stockholders instead of fractional shares. It is a condition to the merger that both Proxim and Netopia receive legal opinions to the effect that the merger will constitute a "reorganization" within the meaning of
   Section 368(a) of the Internal Revenue Code.

   Set forth in "The Merger -- Material United States federal income tax consequences" is a description of the material United States federal tax consequences of the transaction. The tax consequences to each Netopia stockholder will depend on the facts of that stockholder's own situation. Therefore, Netopia stockholders are urged to consult their own tax advisors to determine their particular tax consequences.

Q: HOW WILL THE MERGER BE ACCOUNTED FOR? (SEE PAGE   )

A. Proxim intends to account for the merger as a "purchase" for financial accounting purposes, in accordance with United States generally accepted accounting principles. As a result, the assets and liabilities of Netopia, including intangible assets, will be recorded at their fair market value with the remaining purchase price reflected as goodwill and the results of operations and cash flows of Netopia will be included in Proxim's financial statements prospectively as of the consummation of the merger.

Q: DOES THE MERGER AGREEMENT PERMIT TERMINATION OF THE MERGER? (SEE PAGE   )

A. Yes. The merger agreement may be terminated prior to the effectiveness of the merger under some circumstances.

Q: COULD PAYMENT OF A TERMINATION FEE BE REQUIRED IN CONNECTION WITH THE MERGER?
   (SEE PAGE   )

A. Yes. If the merger agreement is terminated following specified occurrences, Netopia may be required to pay to Proxim a termination fee of $6.7 million. In addition, Netopia granted Proxim an option to purchase 19.99% of its issued and outstanding common shares for a per share exercise price of $11.08. Proxim may exercise the option if specified events occur which give Proxim the right to terminate the merger agreement.

Q: MAY NETOPIA SOLICIT ACQUISITION PROPOSALS OR NEGOTIATE WITH OTHER PARTIES?
   (SEE PAGE   )

A. No. Netopia agreed, subject to limited exceptions for responses to unsolicited bona fide offers, not to initiate or engage in discussions with another party concerning a business combination with a party other than Proxim while the merger is pending.

Q: ARE THERE RESTRICTIONS ON THE ABILITY TO SELL PROXIM STOCK RECEIVED AS A
   RESULT OF THE MERGER? (SEE PAGE   )

A. All Proxim common stock received by Netopia stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Proxim or Netopia under the Securities Act of 1933, as amended. Shares of Proxim held by affiliates may only be sold pursuant to a registration statement or an exemption from the registration requirements of the Securities Act.

                           FORWARD-LOOKING STATEMENTS

     You should not rely on forward-looking statements in this joint proxy statement/prospectus. This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/ prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Proxim's and Netopia's financial conditions, operating results and businesses, and on the expected impact of the merger on Proxim's financial performance. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.

     References below to "we", "us", "our" and "ours" refer to the combined company and its consolidated subsidiaries. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

     - the completion of the proposed merger may be delayed or prohibited;

     - integrating the businesses of Proxim and Netopia and retaining key personnel may be more difficult than expected;

     - combining the businesses of Proxim and Netopia may cost more than expected;

     - expected cost savings and revenue enhancements from the merger may not be fully realized or realized within the expected time frame;

     - our revenues after the merger may be lower than expected;

     - the combined company may lose business or customers after the merger, or operating costs may be higher than expected;

     - contingencies may arise of which Proxim and Netopia were not aware or of which we underestimated the significance;

     - the amount, both in absolute dollars and as a percentage of net sales, of the combined company's expenditures for research and development, selling, general and administrative and capital acquisitions and improvements may be materially greater or less than those expected;

     - development costs, anticipated completion, introduction and projected revenues from the combined company's new and developing technologies and products may be materially different than anticipated; or

     - general economic conditions or conditions in securities markets may be less favorable than currently anticipated.

     Some of these factors and additional risks and uncertainties, including any forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets, are further discussed under the other factors identified in the "Risk Factors" section beginning on page and the documents incorporated by reference into this joint proxy statement/prospectus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Proxim and Netopia stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference.

     These forward-looking statements apply only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus and the documents incorporated by reference may not occur.

                                  RISK FACTORS

     The combined company will operate in a rapidly emerging environment that involves many risks, some of which are beyond its control. By voting in favor of the merger or the share issuance, current Netopia stockholders will be choosing to invest in Proxim common stock, and current Proxim stockholders will face dilution of their ownership interest in Proxim. An investment in Proxim common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus and the documents incorporated by reference, you should carefully consider all of the following risk factors relating to the merger, the combined company, Proxim and Netopia in deciding whether to vote in favor of the merger or the share issuance. In the following discussion of risks related to the combined company, references to "we," "us," "our" and "ours" refer to the combined company and its consolidated subsidiaries.

RISKS RELATED TO THE MERGER

     NETOPIA'S STOCKHOLDERS WILL RECEIVE 0.3 SHARES OF PROXIM COMMON STOCK FOR EACH SHARE OF NETOPIA COMMON STOCK, REGARDLESS OF ANY CHANGES IN MARKET VALUE OF PROXIM COMMON STOCK OR NETOPIA COMMON STOCK.

     At the closing of the merger, each share of Netopia common stock will be exchanged for 0.3 shares of Proxim common stock. This exchange ratio will not be adjusted for changes in the market price of Proxim common stock or Netopia common stock. In addition, neither Proxim nor Netopia may terminate or renegotiate the merger agreement, and Netopia may not resolicit the vote of its stockholders, solely because of changes in the market price of Proxim common stock or Netopia common stock. Netopia stockholders will not know the exact market value of Proxim's common stock to be issued to them in the merger at the time of the special meeting of Netopia stockholders.

     PROXIM WILL FACE SIGNIFICANT CHALLENGES IN INTEGRATING PROXIM AND NETOPIA AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER.

     Integrating the operations, systems and personnel of Proxim and Netopia will be a complex process, and Proxim is uncertain that the integration will be completed in a timely manner or will achieve the anticipated benefits of the merger. The challenges involved in this integration include:

     - retaining relationships with existing customers and business partners of both Proxim and Netopia;

     - retaining and integrating management and other employees of both Proxim and Netopia;

     - minimizing disruption of the combined company's ongoing business and distraction of its management;

     - coordinating research and development and marketing activities to enhance introduction of new products, services and technologies that integrate Proxim's and Netopia's existing technologies and technologies under development;

     - transitioning systems to a common information technology system;

     - developing and maintaining uniform standards, controls, procedures and policies; and

     - limiting expenses related to integration of the two companies.

     The combined company may not succeed in addressing these challenges or any other problems encountered in connection with the merger. The diversion of the attention of the combined company's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of Proxim's and Netopia's businesses.

     IF PROXIM DOES NOT SUCCESSFULLY INTEGRATE NETOPIA OR IF THE OPERATING RESULTS OF THE COMBINED COMPANY DO NOT MEET THE EXPECTATIONS OF INVESTORS OR FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF PROXIM COMMON STOCK MAY DECLINE.

     The market price of Proxim common stock may decline as a result of the merger if:

     - the integration of Proxim and Netopia is not completed in a timely and efficient manner;

     - the effect of the merger on the combined company's financial results or the perceived benefits of the merger are not consistent with the expectations of financial or industry analysts;

     - Netopia's business model and operations, considered separately, require Proxim to expend additional capital to fund operating losses of these operations; or

     - significant stockholders of Proxim following the merger decide to dispose of their shares because the results of the merger are not consistent with their expectations.

     AS A RESULT OF THE MERGER, SOME OF PROXIM'S CUSTOMERS AND BUSINESS PARTNERS MAY CURTAIL OR NOT DO BUSINESS WITH THE COMBINED COMPANY, WHICH COULD CAUSE A DECLINE IN THE SALES OF THE COMBINED COMPANY.

     The announcement and consummation of the merger may cause some of Proxim's customers and business partners to end or curtail their relationships with the combined company. Some of Proxim's current customers offer broadband Internet equipment that competes with Netopia's products. In addition, Proxim has original equipment manufacturer, or OEM, relationships with third parties which compete with business partners of Netopia. These business partners may decide not to do business or may curtail their relationships with the combined company. The loss or reduction in sales to these customers and business partners could cause a decline in sales of the combined company.

     IF WE ARE NOT ABLE TO INTEGRATE THE TECHNOLOGIES OF PROXIM AND NETOPIA INTO INTEGRATED NETWORKING SOLUTIONS IN A TIMELY AND EFFICIENT MANNER, WE MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER.

     The combined company intends to develop and market integrated "single box" broadband gateways for residential as well as small- and medium-sized business markets that will provide wide area and local area voice and data services over DSL, cable, wireless or any other type of broadband access. In order to achieve its strategic objectives, the combined company must integrate the technologies of Proxim and Netopia into products that are competitively priced and easy to install, configure and use. The development of integrated networking products is highly complex. From time to time, both Proxim and Netopia have experienced delays in developing and introducing new products. If the combined company is not able to successfully develop and market these products in a timely and cost-effective manner, or if these new products do not achieve market acceptance, we may not realize the expected benefits of the merger.

     THE GROWTH OF OUR BUSINESS WILL DEPEND IN PART ON THE GROWTH OF THE MARKET FOR INTEGRATED RESIDENTIAL AND SMALL- AND MEDIUM-SIZED BUSINESS GATEWAY PRODUCTS AND OUR ABILITY TO MEET THE NEEDS OF THIS MARKET, WHICH WE ARE UNABLE TO PREDICT.

     The growth of our business will depend in part on the development of a market for integrated residential and small- and medium-sized business gateway products. The market for these products is rapidly evolving. If these products are not widely adopted by carriers and service providers, we may not realize the expected benefits of the merger and our business and results of operations may be harmed. Some of the critical issues concerning adoption of these products, including price, ease of deployment and use and quality of service, remain unresolved and, if we are unable to address these issues, our business may be harmed. The market for integrated residential and small- and medium-sized business gateway products may not develop as we expect, and even if it does, we may not be able to compete successfully in this market.

     IF WE ARE UNABLE TO TAKE ADVANTAGE OF OPPORTUNITIES TO MARKET AND SELL PROXIM'S AND NETOPIA'S PRODUCTS AND SERVICES TO EACH OTHER'S TRADITIONAL CUSTOMERS, DISTRIBUTION CHANNELS AND BUSINESS PARTNERS, WE MAY NOT REALIZE SOME OF THE EXPECTED BENEFITS OF THE MERGER.

     Prior to the merger, Proxim and Netopia have each maintained separate and distinct customer bases, distribution channels and business partners specific to their respective wirefree networking and broadband Internet equipment businesses. Following the merger, the combined company expects to take advantage of the customer bases and distribution channels of the formerly separate Proxim and Netopia businesses in order to promote and sell the products and services of one company to the traditional customers and business partners of the other company. The products and services of Proxim and Netopia are highly technical and the salespersons of one company may not be successful in marketing the products and services of the other company. In the event that the traditional customers and business partners of either Proxim or Netopia are not receptive to the products and services of the other, we may not realize some of the expected benefits of the merger, and the business of the combined company may be harmed.

     PROXIM AND NETOPIA MAY LOSE KEY PERSONNEL, CUSTOMERS AND BUSINESS PARTNERS DUE TO UNCERTAINTIES ASSOCIATED WITH THE MERGER.

     Current and prospective employees, customers and business partners of Proxim and Netopia may experience uncertainty about their future relationships with the combined company. Such uncertainty may adversely affect the combined company's ability to attract and retain key management, sales, marketing and technical personnel. Current and prospective customers and business partners may, in response to the announcement or consummation of the merger, delay or cancel purchasing decisions. Any delay in, or cancellation of, purchasing decisions could adversely affect the business of the combined company.

     PROXIM'S OPERATING RESULTS COULD BE HARMED AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, THE IMPACT OF AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES RELATING TO THE MERGER.

     Under United States generally accepted accounting principles that apply to Proxim, Proxim will account for the merger using the purchase method of accounting. Proxim will record the market value of its common stock issued in connection with the merger, the fair market value of the options to purchase Netopia common stock that will be converted into options to purchase Proxim common stock, and the amount of direct transaction costs as the total cost of acquiring the business of Netopia. Proxim will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as core technology, existing technology, trademarks and trade names, and the workforce, to deferred compensation for the intrinsic value of unvested options to purchase Netopia common stock, and to in-process technology, based on their respective fair values. Netopia's in-process technology, which is currently estimated at $35 million, will be expensed in the quarter when the merger closes. Intangible assets, including goodwill, generally will be amortized over a period of three to five years. Deferred compensation will be amortized over the remaining vesting period of stock options, estimated to be 2.5 years on a deferred-stock-compensation weighted average basis. The amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $99.0 million. If goodwill and other intangible assets were amortized in equal quarterly amounts following completion of the merger, the accounting charge attributable to these items would be approximately $5.9 million per quarter and approximately $23.4 million per fiscal year. As a result, purchase accounting treatment of the merger will decrease the net income of Proxim in the foreseeable future, which could have a material and adverse effect on the market value of Proxim common stock following completion of the merger. These amounts are only estimates, however, and the actual amounts as determined at the effective time of the merger may differ from these estimates.

     NETOPIA EXECUTIVE OFFICERS AND DIRECTORS HAVE INTERESTS THAT MAY INFLUENCE THEM TO SUPPORT AND APPROVE THE MERGER.

     The directors and executive officers of Netopia have interests in the merger that may be different from, or in addition to, your interests in the merger. Some of the directors and executive officers of Netopia have Netopia stock and stock options. In addition, Messrs. Lefkof, Trupiano, Skoulis and Kadish will become executive officers of the combined company following completion of the merger and, if terminated or constructively terminated within twelve months following the closing of the merger, they will be entitled to the accelerated vesting of twelve months of options and other severance benefits. These directors and officers have executed voting agreements with Proxim that require them to vote to adopt the merger agreement and approve the merger.

     In addition, David King, Proxim's Chairman, President and Chief Executive Officer, is a member of Netopia's board of directors. Mr. King recused himself from substantive discussions, actions, and votes taken by Netopia's board of directors with respect to the merger. See the section entitled "The Merger --
Interests of Certain Persons in the Merger" beginning on page      .

     FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE BUSINESSES OF PROXIM AND NETOPIA AND THE MARKET PRICE OF NETOPIA COMMON STOCK AND PROXIM COMMON STOCK.

     If the merger is not completed for any reason, Proxim and Netopia will be subject to a number of risks that may affect their respective businesses and stock prices, including:

     - Netopia could be required to pay Proxim a termination fee in the amount of $6.7 million under certain circumstances;

     - the market price of Netopia common stock and Proxim common stock may decline to the extent that the current market price of such shares reflects a market assumption that the merger will be completed;

     - costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

     - benefits that Proxim expects to realize from the merger, such as the potentially enhanced financial and competitive position of the combined company, would not be realized; and

     - the diversion of management attention from the day-to-day businesses of Proxim and Netopia and the unavoidable disruption to their employees and their relationships with customers and suppliers during the period before consummation of the merger, may make it difficult for Proxim or Netopia to regain its financial and market position if the merger does not occur.

     If the merger is terminated and Netopia's board of directors seeks another merger or business combination, Netopia stockholders cannot be certain that Netopia will be able to find another company willing to pay an equivalent or more attractive price than the price to be paid by Proxim in the merger.

RISKS RELATING TO THE BUSINESS AND OPERATIONS OF THE COMBINED COMPANY

     OUR REVENUE GROWTH AND OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO DECLINE.

     The revenue growth and operating results of each of Proxim and Netopia have fluctuated in the past and are likely to continue to fluctuate in the future as a combined company on an annual and quarterly basis due to numerous factors, many of which are outside of our control. Some of the factors that may cause these fluctuations include:

     - changing market demand for, and declines in, the average selling prices of our products;

     - the timing of and delays or cancellations of significant orders from major customers;

     - the loss of one or more of our major customers;

     - the rate of market adoption of new DSL technologies, such as g.shDSL and other xDSL technologies;

     - the rate of market adoption of radio frequency, or RF, standards-based products (such as those compliant with the HomeRF, IEEE 802.11(b) or Bluetooth specifications);

     - the effectiveness of our distribution channels, our success in maintaining our current distribution channels, our ability to develop new distribution channels and adapt to changing methods of distribution;

     - the timing, rate and ability of broadband service providers to deploy DSL and other broadband access services with integrated solutions for the residential and small business market;

     - the timing and rate of deployment of alternative high-speed data transmission technologies, including DSL, cable and other broadband transmission technology;

     - the ability of emerging competitive distribution channels to obtain financial resources, deliver products and services in a cost-effective manner to the market and thereby gain market share;

     - the cost, availability and quality of components and assemblies from our suppliers and contract and subcontract manufacturers;

     - the lengthy sales and design-in cycles for original equipment manufacturer, or OEM, products, including both hardware and software products;

     - the timing and size of expenses related to the development and introduction of new technologies and products;

     - competitive product announcements and introductions from larger competitors with greater financial resources or market share;

     - the mix of hardware and software products and services and the gross margins associated with such hardware and software products and services, and variations in the timing and size of orders for our hardware products, including the impact of increased sales of lower margin products or decreased sales of higher margin software products as a percentage of total revenues;

     - management of channel inventories, including the sell-through rate of products through consumer retail channels;

     - our ability to license, and the timing of licenses of, Web platform products;

     - the failure to anticipate changing customer product requirements;

     - excess and obsolete inventories related to evolving product technologies and industry standards;

     - changes in the regulatory environment, product health and safety concerns; and

     - general economic conditions.

     Historically, both Proxim and Netopia have not operated with a significant order backlog and a substantial portion of revenues in any quarter have been derived from orders booked and shipped in that quarter. Accordingly, revenue expectations have been based almost entirely on internal estimates of future demand and not on firm customer orders. Planned operating expense levels are relatively fixed in the short term and are based in large part on these estimates. If orders and revenue do not meet expectations, our operating results could be materially adversely affected. We can offer no assurance that we will not experience quarter-to-quarter decreases in revenue or quarterly operating losses. In addition, due to the timing of orders from customers, historically both Proxim and Netopia have often recognized a substantial portion of their revenues in the last month of a quarter. As a result, minor fluctuations in the timing of orders and the shipment of products have caused, and may in the future cause, operating results to vary significantly from quarter to quarter.

     THE MARKETS FOR OUR PRODUCTS AND SERVICES ARE INTENSELY COMPETITIVE AND SOME OF OUR COMPETITORS ARE LARGER AND BETTER ESTABLISHED.

     We sell products and services in markets that are highly competitive. We expect competition to intensify as current competitors expand their product and service offerings and new competitors enter the market. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. The principal competitive factors include the following: data throughput, effective RF coverage area, interference immunity, network scalability, price, integration of data and voice technology, wireless networking protocol sophistication, market adoption and ability to support industry standards, roaming capability, power consumption, product miniaturization, product reliability, ease of use, product costs, product manufacturability, product features and applications, product time to market, product certifications, brand recognition, OEM partnerships, marketing alliances, manufacturing capabilities and experience, effective distribution channels and company reputation.

     In the DSL router market, we primarily compete with 3Com, Arescom, Cayman Systems, Cisco Systems, Efficient Networks (FlowPoint), Lucent Technologies, Nokia (which recently acquired Ramp Networks), Zyxel Communications and several other companies. In addition to these competitors, there have been a growing number of announcements by other companies that they intend to enter the DSL router market.

     In the market for Web sites and electronic commerce platforms, we primarily compete with BigStep.com, IBM Online, Intershop, NetObjects, Verio and several other companies. In the market for our remote control and enterprise software, we primarily compete with Computer Associates, Intel, Microcom (Compaq), Microsoft, Vector Networks, Stac Software, Symantec, Tivoli Systems (IBM) and several other companies. We anticipate intense competition from some of these companies because they provide their products to consumers at no cost.

     We have several competitors in our commercial wireless business, including without limitation 3Com, Breezecom, Cisco Systems (which acquired Aironet Wireless Communications), Dell, Intel, Intersil, Lucent Technologies, Nokia, Symbol Technologies and Western Multiplex. We also face competition from a variety of companies that offer different technologies in the nascent home networking market, including those developing competing wireless networking products. Numerous companies have announced their intention to develop competing products in both the commercial wireless and home networking markets. In addition to competition from companies that offer or have announced their intention to develop wireless LAN products, we could face future competition from companies that offer products which replace network adapters or offer alternative communications solutions, or from large computer companies, PC peripheral companies, as well as other large networking equipment companies. Furthermore, we could face competition from certain of our OEM customers, which have or could acquire wireless engineering and product development capabilities. We can offer no assurance that we will be able to compete successfully against these competitors or that those competitive pressures we face will not adversely affect our business or operating results.

     The combined company will compete against companies with which Proxim and Netopia have competed separately, including 3Com, Cisco Systems, Lucent Technologies and Nokia. These companies have broader distribution channels and brand recognition, extensive patent portfolios, more diversified product lines and substantially greater financial, marketing, technical and other resources.

     Many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of these industries. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products and services to address evolving customer needs. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidation. We can offer no assurance that we will succeed in developing products or technologies that are more effective than those developed by our competitors. Furthermore, we compete with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which we have limited experience.

     WE DEPEND SIGNIFICANTLY ON A LIMITED NUMBER OF OEM CUSTOMERS.

     A substantial portion of Proxim's revenue has been derived from a limited number of customers, most of which are OEM customers. Sales to one customer represented approximately 12% of Proxim's revenue in 2000. Sales to one customer represented approximately 30% of Proxim's revenue during 1999. Sales to two customers represented approximately 41% and 11% of Proxim's revenue during 1998. We expect that sales to a limited number of OEM customers will continue to account for a substantial portion of our revenue for the foreseeable future. Proxim also has experienced quarter to quarter variability in sales to each of its major OEM customers. We expect this pattern to continue in the future.

     The design-in cycle associated with the purchase of Proxim's wireless products by OEM customers can be lengthy, generally ranging from six months to two years, and is subject to a number of significant risks, including customers' budgeting constraints and internal acceptance reviews, that are beyond our control. Because of the lengthy sales cycle, Proxim typically plans its production and inventory levels based on internal forecasts of OEM customer demand, which is highly unpredictable and can fluctuate substantially. In addition, Proxim's agreements with OEM customers typically do not require minimum purchase quantities and a significant reduction, delay or cancellation of orders from any of these customers could materially and adversely affect our operating results. If revenue forecasted from a specific customer for a particular quarter is not realized in that quarter, our operating results for that quarter could be materially adversely affected. The loss of one or more of, or a significant reduction in orders from, our major OEM customers could materially and adversely affect our operating results. In addition, we can offer no assurance that we will become a qualified supplier for new OEM customers or that we will remain a qualified supplier for existing OEM customers.

     THE LOSS OF, OR DECLINE IN, PURCHASES BY ONE OR MORE OF NETOPIA'S KEY DISTRIBUTORS OR CUSTOMERS WOULD RESULT IN A SIGNIFICANT DECLINE IN OUR REVENUES.

     Our revenues will decline and we may incur losses if we lose one or more of Netopia's significant customers or if Netopia's customers reduce or delay purchases of Netopia's products. For the three months ended December 31, 2000, Netopia's top five customers, who each individually represented at least 5% of Netopia's total revenues, accounted for approximately 52% of Netopia's total revenues. In this period, sales to Rhythms NetConnections and Network Telephone represented approximately 17% and 12%, respectively, of Netopia's total revenues. These competitive telecommunications service providers have generally incurred operating losses and negative cash flows as they attempt to establish their networks and operations. Accordingly, they are dependent on continued access to additional sources of capital. To the extent they are unable to secure additional sources of capital to fund purchases of our products, our revenues and profitability would be harmed. We believe that the current external financing environment is challenging for these competitive telecommunications service providers. For example, Netopia fully reserved $1.8 million of outstanding accounts receivable owed by two customers during the three months ended December 31, 2000, of which approximately $1.6 million related to 100% of outstanding receivables from Northpoint Communications.

     THE DSL MARKET HAS EXPERIENCED SIGNIFICANT BUSINESS DIFFICULTIES DURING THE PAST YEAR, WHICH HAVE NEGATIVELY AFFECTED NETOPIA'S BUSINESS AND OPERATING RESULTS.

     Netopia's most significant customers are competitive local exchange carriers, or CLECs, and internet service providers, or ISPs. Since mid-2000, CLECs have experienced significant business difficulties due to an inability to obtain financing to continue to build out their networks. The difficulties of Netopia's customers have materially and adversely affected Netopia's operating results, causing a significant decline in the price of its common stock. Netopia's four largest CLEC customers in 2000, Jato Communications, Northpoint Communications, Covad Communications and Rhythms NetConnections, have demonstrated the following market difficulties:

     - Jato Communications ceased operations in December 2000 and voluntarily transferred its assets to its largest secured creditors;

     - Northpoint Communications voluntarily filed for Chapter 11 bankruptcy on January 16, 2001;

     - Covad Communications has reduced its breadth of network build-out and significantly scaled back its operations; and

     - Rhythms NetConnections similarly announced on January 16, 2001 its intention to reduce the number of markets in which it offers services and significantly scaled back its operations.

     The financing market for CLECs has remained difficult and has been largely closed in recent months, resulting in significantly decreased sales to CLECs by Netopia and write-offs of receivables.

     Like the CLECs, ISPs have struggled in the past year. Most ISPs have had significant difficulties in differentiating their services from the services provided by their competitors. As a result, the lack of differentiation has led to significant erosion in the prices charged to customers. Netopia's leading ISP customers in 2000, PSINet, LMRI, Flashcom Communications, Zyan Communications and Fastpoint Technology, have all experienced significant business difficulties and some have filed for bankruptcy or ceased operations. The pricing pressure for ISPs continues to date, and, accordingly, sales of Netopia's products to ISPs have decreased and remain difficult.

     Netopia's products are generally intended for use by small- to medium-sized businesses. The residential home market for ISP services is growing faster than the business market to which Netopia's products are targeted. If we fail to successfully address the residential home market for ISP services, our business will be materially and adversely affected.

     With the challenging environment for CLECs and ISPs and the slow growth in sales to businesses by ISPs, Netopia has recently focused on attempting to penetrate the incumbent local exchange carrier, or ILEC, market domestically and overseas. Selling products to ILECs is challenging as there is a substantial and time-consuming product evaluation process and a long-term contract cycle. We can offer no assurance that we will be successful in penetrating the ILEC market.

     SUBSTANTIAL SALES OF OUR DSL INTERNET EQUIPMENT WILL NOT OCCUR UNLESS TELECOMMUNICATIONS SERVICE PROVIDERS INITIATE SUBSTANTIAL DEPLOYMENT OF DSL SERVICES.

     The success of our DSL Internet equipment depends upon whether telecommunications service providers deploy DSL technologies and upon the timing of the deployment of such technologies. Factors that will impact such deployment include:

     - a prolonged approval process by service providers, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

     - the development of a viable business model for DSL services, including the capability to market, sell, install and maintain DSL services;

     - the ability of competitive telecommunication service providers to obtain required capital resources;

     - cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office;

     - lack of compatibility of DSL equipment that is supplied by different manufacturers;

     - evolving industry standards for DSL technologies; and

     - government regulation.

     ILECs have been aggressively marketing DSL services principally focusing on residential services. Historically, we have not sold meaningful quantities of DSL hardware products to ILECs in the United States. There are barriers associated with such sales including, but not limited to, lengthy product evaluation cycles, the ability to dislodge competitors whose products are currently being utilized and intense price pressures. We have committed resources that are focused on penetrating these accounts in response to the changing market conditions. There is no guarantee we will be successful in penetrating these accounts. In addition, ILECs currently obtain equipment from our competitors, such as Efficient Networks, who have proven to be strong competitors.

     Demand for DSL services has exceeded the ability of carriers and service providers to deploy services in a timely manner and to provide satisfactory customer service. Netopia offers its carriers and service provider customers the opportunity to bundle basic DSL connectivity with value-added features that enable the provider to bundle differentiated services that will justify higher recurring revenues from end users. These features include dial backup, VPNs, voice over DSL and website or e-store hosting. We can offer no assurance that Netopia's strategy of enabling bundled service offerings will be widely accepted.

     THE MARKET FOR INTEGRATED VOICE AND DATA PRODUCTS AND COMBINED SERVICES MAY NOT GROW AS ANTICIPATED.

     In 2000, Proxim announced a HomeRF product family designed to integrate both voice communications and data networking on a shared frequency basis. Netopia has announced a new line of integrated access devices, or IADs, which are designed to allow for voice and data services over a single DSL line. A substantial part of our future growth is dependent on the widespread deployment of these integrated voice and data products for combined voice and data services. To date, service providers including competitive telephone carriers have not deployed such combined services broadly. Unless such products and services are broadly deployed we can offer no assurance that our integrated voice and data products and combined services will have a meaningful commercial impact. If such growth does not occur as anticipated, this could contribute to significant variations in our future operating results.

     WE DEPEND UPON INTERNATIONAL SALES AND OUR ABILITY TO SUSTAIN AND INCREASE INTERNATIONAL SALES IS SUBJECT TO MANY RISKS, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     A substantial portion of our revenues are derived from sales to international customers or to customers in the United States who intend to market our products internationally. We expect sales to international customers to continue to comprise a significant portion of our revenues. We can offer no assurance that foreign markets will continue to develop or that we will receive additional orders to supply our products to foreign customers, and as a result our business and operating results could be materially and adversely affected. We expect that revenue from shipments to international customers will vary as a percentage of total revenue.

     Beginning in the quarter ended June 30, 2000, sales of hardware products to Netopia's European customers who are members of the European Union have been denominated in the Euro. All of Netopia's other international sales and all of Proxim's international sales are denominated in United States dollars. Fluctuations in currency exchange rates could cause our dollar denominated products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. In addition, changes in the value of the Euro relative to the United States dollar could adversely affect our operating results to the extent we do not hedge sales denominated in the Euro.

     In the past, Netopia has experienced a seasonal reduction in Netopia's revenues in the quarter ended September 30, primarily due to European vacation schedules which typically result in reduced economic activity in Europe during such periods. We anticipate that this trend will continue.

     Sales to international customers or to United States customers who ship to international locations are subject to a number of risks and uncertainties including:

     - changes in foreign government regulations and telecommunications standards;

     - export license and documentation requirements;

     - tariffs, duties, taxes and other trade barriers;

     - longer payment cycles for international distributors;

     - difficulty in collecting accounts receivable;

     - competition from local manufacturers with lower costs;

     - difficulty in staffing and managing foreign operations; and

     - potential political and economic instability.

     WE PURCHASE SEVERAL KEY COMPONENTS USED IN THE MANUFACTURE OR INTEGRATION OF OUR PRODUCTS FROM SOLE OR LIMITED SOURCES.

     Certain parts and components used in Proxim's products, including proprietary application specific integrated circuits, or ASICs, and assembled circuit boards are only available from single sources, and certain other parts and components are only available from a limited number of sources. Our reliance on these sole source or limited source suppliers involves risks and uncertainties, including the following:

     - the possibility of a shortage or discontinuation of key components; and

     - reduced control over delivery schedules, manufacturing capability, quality, yields and costs.

     Any reduced availability of these parts or components when required could significantly impair our ability to manufacture and deliver our products on a timely basis and result in the cancellation of orders, which could materially adversely affect operating results. In addition, the purchase of some key components involves long lead times and, in the event of unanticipated increases in demand for our products, Proxim and Netopia have in the past been, and the combined company may in the future be, unable to manufacture some products in a quantity sufficient to meet customers' demand in any particular period. We have no guaranteed supply arrangements with our sole or limited source suppliers, do not maintain an extensive inventory of parts or components, and customarily purchase sole or limited source parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. Business disruptions, production shortfalls, production quality or financial difficulties of a sole or limited source supplier could materially and adversely affect our business by increasing product costs, or reducing or eliminating the availability of parts or components. In an event like this, our inability to develop alternative sources of supply quickly and on a cost-effective basis could significantly impair their ability to manufacture and deliver products on a timely basis and could materially adversely affect our business and operating results.

     OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     We rely on a combination of patents, trademarks, non-disclosure agreements, invention assignment agreements and other security measures in order to establish and protect our proprietary rights. Proxim has ten United States patents, which are important to its current business, and Proxim has five patent applications pending in the United States which relate to its core technologies and product designs. We can offer no assurance that patents will issue from any of these pending applications or, if patents do issue that the claims allowed will be sufficiently broad to protect our technology. In addition, we can offer no assurance that any patents issued to Proxim will not be challenged, invalidated or circumvented, or that the rights granted thereunder will adequately protect us. Since United States patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tends to lag behind such inventions by several months, Proxim cannot be certain that it first created the inventions covered by its issued patents or pending patent applications or that it was the first to file patent applications for such inventions or that it is not infringing on the patents of others. In addition, Proxim has filed, or reserved their rights to file, a number of patent applications internationally. We can offer no assurance that any international patent application will issue or that the laws of foreign jurisdictions will protect our proprietary rights to the same extent as the laws of the United States.

     Although we intend to protect our rights vigorously, there can be no assurance that the measures we have taken or may take to protect our proprietary rights will be successful. We expect that litigation may be necessary to enforce our patents, trademarks or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, to establish the validity of any technology licenses offered to patent infringers, or to defend against claims of infringement. Litigation could result in substantial costs and diversion of resources and could materially and adversely affect our business and operating results. Moreover, we can offer no assurance that in the future these rights will be upheld. Furthermore, there can be no assurance that any of Proxim's issued patents will provide a competitive advantage or will not be challenged by third parties or that the patents of others will not adversely impact their ability to do business. As the number of products in our market increases and related features and functions overlap we may become increasingly subject to infringement claims. These claims also might require us to enter into royalty or license agreements. Any such claims, with or without merit, could cause costly litigation and could require significant management time. There can be no assurance that, if required, we could obtain such royalty or license agreements on terms acceptable to management. There can be no assurance that the measures Proxim and Netopia have taken, or that we may take in the future, will prevent misappropriation of our technology or that others will not independently develop similar products, design around our proprietary or patented technology or duplicate our products.

     WE MAY ENGAGE IN ACQUISITIONS THAT INVOLVE NUMEROUS RISKS, INCLUDING THE USE OF CASH AND THE DIVERSION OF MANAGEMENT ATTENTION.

     Both Proxim and Netopia have made several acquisitions. Proxim acquired Wavespan in December 1999, Micrilor in January 2000, Farallon Communications in June 2000 and a team of engineers from Siemens based in Austin, Texas related to a technology cross-license and joint sales and marketing agreement in September 2000. Netopia acquired netOctopus and Serus in December 1998, StarNet in October 1999 and WebOrder in March 2000. These acquisitions have involved numerous risks, including the use of significant amounts of cash, diversion of the attention of management and significant expenses and write-offs.

     We may continue to acquire companies, technologies or products. Incremental acquisition related charges including in-process research and development and amortization of goodwill and other intangibles could adversely impact our profitability. The success of acquisitions depends upon our ability to timely and successfully integrate the technologies, products and employees of the companies we acquire. If we engage in acquisitions in the future, our integration efforts may not be successful, which may result in unanticipated operational problems, expenses and liabilities and the diversion of management's attention. Consequently, our operating results would suffer.

     WIRELESS COMMUNICATIONS AND NETWORKING MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE, WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

     The wireless communications industry is characterized by rapid technological change, short product life cycles and evolving industry standards. To remain competitive, we must develop or gain access to new technologies in order to increase product performance and functionality, reduce product size and maintain cost-effectiveness.

     Our success is also dependent on our ability to develop new products for existing and emerging wireless communications markets, to introduce such products in a timely manner and to have them designed into new products developed by OEM customers. The development of new wireless networking products is highly complex, and, from time to time, Proxim has experienced delays in developing and introducing new products. Due to the intensely competitive nature of our business, any delay in the commercial availability of new products could materially and adversely affect our business, reputation and operating results. In addition, if we are unable to develop or obtain access to advanced wireless networking technologies as they become available, or are unable to design, develop and introduce competitive new products on a timely basis, or are unable to hire or retain qualified engineers to develop new technologies and products, our future operating results would be materially and adversely affected. Proxim has expended substantial resources in developing products that are designed to conform to the IEEE 802.11 standard and the HomeRF specification. We can offer no assurance, however, that our IEEE 802.11 compliant products or the Symphony HomeRF products will have a meaningful commercial impact. In this regard, we recorded a charge of $1,859,000 to cost of sales related to first generation IEEE 802.11 inventories.

     In 1999, the IEEE approved a new 2.4 GHz wireless LAN standard, designated as 802.11b. Based on direct sequence spread spectrum technology, this new standard increased the nominal data rate from 2 Mbps to 11 Mbps. In October 2000, we began to offer 802.11b products sourced from a third party developer and manufacturer, and there can be no assurance that our products will be competitive in the market. In addition, we are developing higher-speed frequency hopping technology based on the Part 15 rule change adopted in August 2000, that will allow for wider band hopping channels and increase the data rate from 1.6 Mbps to up to 10 Mbps. There can be no assurance that we will be able to complete our development of 10 Mbps frequency-hopping products in a timely manner, or that any such new products will compete effectively with IEEE 802.11b standard compliant products.

     In 1999, a group of computer and telecommunications industry leaders, led by Ericsson, began developing a short range RF method to connect mobile devices without cables called Bluetooth. Based on low power 2.4 GHz frequency hopping spread spectrum technology, numerous organizations are planning to deploy Bluetooth technology in a wide variety of mobile devices such as cellular telephones, notebook computers and handheld computers. We have not developed products that comply with Bluetooth. While Bluetooth technology is available to develop or acquire in the market, there can be no assurance that we will develop or acquire such technology, or that if we do develop or acquire such technology, that our products will be competitive in the market.

     In 2000, the IEEE approved a new 5 GHz wireless LAN standard designated as 802.11a. This new standard is based on Orthogonal Frequency Division Multiplexing, or OFDM, technology with multiple data rates ranging from below 10 Mbps to approximately 50 Mbps. In 1999, the European Telecommunications Standards Institute Project Broadband Radio Access Networks, or BRAN, committee approved a new 5 GHz wireless LAN standard designated as HiperLAN2, also based on OFDM technology. While these two new 5 GHz standards apply to future generations of technology, no companies are currently shipping wireless LAN products based on these technologies. We are currently working with a third party developer of 802.11a components developing products based on either of these two new standards, but there can be no assurance that we will develop or acquire technology compliant with these standards.

     In addition, we are a core member of the HomeRF Working Group, an industry consortium that is establishing an open industry standard, called the HomeRF specification, for wireless digital communications between PCs and consumer electronic devices, including a common interface specification that supports wireless data and voice services in and around the home. We can offer no assurance that the HomeRF specifications, or the Symphony HomeRF products that we have developed to comply with the specification will have a meaningful commercial impact. Further, given the merging nature of the wireless LAN market, we can offer no assurance that the RangeLAN2 and Symphony products and technology, or our other products or technology, will not be rendered obsolete by alternative or competing technologies.

     If we are unable to enter a particular market in a timely manner with internally developed products, we may license technology from other businesses or acquire other businesses as an alternative to internal research and development. In 1999, Proxim recorded a total of approximately $7.9 million in charges related to the acquisition of in-process technology for the development of new 5 GHz ultra-broadband wireless building-to-building products. In the third quarter of 2000, Proxim recorded a charge of approximately $8.0 million related to the acquisition of in-process technology for the development of new HomeRF products.

     OUR SUCCESS DEPENDS ON RETAINING OUR CURRENT KEY PERSONNEL AND ATTRACTING ADDITIONAL KEY PERSONNEL.

     Our future performance depends on the continued service of our key employees, in particular, David King, who will serve as Co-Chairman and Chief Executive Officer of the combined company, and Alan Lefkof, who will serve as Co-Chairman and Chief Operating Officer of the combined company. We do not carry key person life insurance. The loss of the services of one or more of our key personnel could seriously harm our business. Our future success depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Competition for qualified personnel is intense, and we may fail to attract other highly qualified personnel.

     SUBSTANTIAL SALES OF OUR COMMON STOCK BY OUR LARGE STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECREASE.

     We have a limited number of stockholders that hold a large portion of our common stock. To the extent our large stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease.

     WE MAY FIND IT DIFFICULT TO RAISE NEEDED CAPITAL IN THE FUTURE, WHICH COULD SIGNIFICANTLY HARM OUR BUSINESS.

     We may require additional capital to finance our future growth and fund our ongoing research and development activities. Our capital requirements will depend on many factors, including:

     - acceptance of and demand for our products;

     - the number and timing of acquisitions;

     - the costs of developing new products;

     - the costs of protecting or exploiting our intellectual property rights;

     - the costs associated with our expansion; and

     - the extent to which we invest in new technology and research and development projects.

     If we issue additional stock or other instruments to raise capital, the percentage ownership of our existing stockholders would be reduced. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to us.

     OTHER TECHNOLOGIES FOR THE HIGH-SPEED INTERNET EQUIPMENT MARKET COMPETE WITH DSL SERVICES.

     DSL services are competing with a variety of different high-speed Internet equipment, including cable, satellite and other wireless technologies. Many of these technologies will compete effectively with DSL services. If any technology competing with DSL technology is more reliable, faster, less expensive, reaches more customers or has other advantages over DSL technology, the demand for our DSL products and services may decrease. There is no guarantee we will be able to develop and introduce products for these competing technologies.

     Netopia's DSL Internet equipment has a relatively short history. You should consider our prospects in light of the difficulties we may encounter because these products are at an early stage of development in a relatively new, rapidly evolving and intensely competitive market. For example, we may not correctly anticipate market requirements, including requirements for performance, price, features and compatibility with other DSL equipment. We may not be able to rapidly introduce innovative new products that meet these market requirements. It is possible that the market for DSL Internet equipment will develop in a manner that we do not anticipate.

     COMPLIANCE WITH GOVERNMENTAL REGULATIONS IN MULTIPLE JURISDICTIONS WHERE WE SELL OUR PRODUCTS IS DIFFICULT AND COSTLY.

     In the United States, Proxim is subject to various Federal Communications Commission, or FCC, rules and regulations. Current FCC regulations permit license-free operation in certain FCC-certified bands in the radio spectrum. Proxim's spread spectrum wireless products are certified for unlicensed operation in the 902 -- 928 MHz, 2.4 -- 2.4835 GHz, 5.15 -- 5.35 GHz and
5.725 -- 5.825 GHz frequency bands. Operation in these frequency bands is governed by rules set forth in Part 15 of the FCC regulations. The Part 15 rules are designed to minimize the probability of interference to other users of the spectrum and, thus, accord Part 15 systems secondary status in the frequency. In the event that there is interference between a primary user and a Part 15 user, a higher priority user can require the Part 15 user to curtail transmissions that create interference. In this regard, if users of our products experience excessive interference from primary users, market acceptance of our products could be adversely affected, which could materially and adversely affecting our business and operating results. The FCC, however, has established certain standards that create an irrefutable presumption of noninterference for Part 15 users and we believe that our products comply with such requirements. We can offer no assurance that the occurrence of regulatory changes, including changes in the allocation of available frequency spectrum, changes in the use of allocated frequency spectrum, or modification to the standards establishing an irrefutable presumption for unlicensed Part 15 users, would not significantly affect our operations by rendering current products obsolete, restricting the applications and markets served by our products or increasing the opportunity for additional competition. Our products are also subject to regulatory requirements in international markets and, therefore, we must monitor the development of spread spectrum and other radio frequency regulations in certain countries that represent potential markets for our products.There can be no assurance that new regulations will not be promulgated, that could materially and adversely affect our business and operating results.

     TO BE SUCCESSFUL, USE OF NETOPIA'S WEB PLATFORM MUST BECOME WIDESPREAD, AND THIS WILL REQUIRE US TO RAPIDLY BUILD OUR SALES CHANNEL, WHICH WE MAY BE UNABLE TO DO.

     Growth in revenues from Netopia's Web platform will be heavily dependent on recurring fees from Web sites and e-stores created by licensees. Accordingly, to be successful, Netopia's Web platform must become widely used. If we are unable to establish the widespread use of Netopia's Web platform, it is possible that competing products could become widely used, reducing the likelihood that we will generate significant revenues from Netopia's Web platform. In addition, some companies are offering Web presence and enhancement products at no cost. In some instances, we believe these companies are not charging for such products and services. If such free products and services become widely used, the market for Netopia's Web platform products will be limited.

     IF HOSTING SERVICES FOR NETOPIA'S WEB PLATFORM PERFORM POORLY, OUR REPUTATION WILL BE DAMAGED AND WE COULD BE SUED.

     Netopia depends on its servers, networking hardware and software infrastructure, and third-party service and maintenance of these items to provide reliable, high-performance Web site hosting services for our customers. In addition, Netopia's servers are located at third-party facilities. Failure or poor performance by the third parties with which Netopia contracts to maintain its servers, hardware and software, could lead to interruption or deterioration of Netopia's Web site and e-store hosting services. Additionally, a slowdown or failure of Netopia's systems due to an increase in the use of the Web sites Netopia currently hosts, or due to damage or destruction of Netopia's systems for any reason, could also lead to interruption or deterioration of Netopia's Web site and e-store hosting services. If there is an interruption or a deterioration of Netopia's Web site or e-store hosting services, our reputation would be seriously harmed and, consequently, sales of our products and services would decrease.

     NETOPIA LICENSES A SUBSTANTIAL PORTION OF ITS WEB PLATFORM PRODUCTS TO A LIMITED NUMBER OF LARGE CUSTOMERS AND THESE LICENSES HAVE A LENGTHY SALES CYCLE.

     The sales cycle for licensing Netopia's Web platform may be long. Licenses of Netopia's Web platform products are typically closed in the final weeks of the quarter and the timing of these licenses may cause our quarterly results to vary. Our inability to get customer commitments or delays in such commitments due to the lengthy sales cycles would reduce our revenues and adversely impact our results.

     OUR STOCK PRICE MAY BE VOLATILE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES FOR OUR STOCKHOLDERS.

     The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - variations in our quarterly operating results;

     - changes in market valuations of similar companies;

     - announcements by us or our competitors of technological innovations, new products or enhancements, significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - losses of major customers or the failure to complete significant licensing transactions;

     - additions or departures of key personnel;

     - general conditions in the broadband communications industry, in particular, the wireless and DSL markets, or the domestic and worldwide economies;

     - decreases or delays in purchases by significant customers;

     - a shortfall in revenue or earnings from securities analysts' expectations or other announcements by securities analysts;

     - our ability to protect and exploit our intellectual property or defend against the intellectual property rights of others; and

     - developments in our relationships with customers, distributors and suppliers.

     In recent years the stock market in general, and the market for shares of high technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

     A THIRD PARTY MAY HAVE DIFFICULTY ACQUIRING US, EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our certificate of incorporation, our bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

     WE NEED TO EFFECTIVELY MANAGE OUR GROWTH.

     Proxim's and Netopia's growth to date has caused a significant strain on management, operations and financial resources. Our ability to manage growth effectively will require us to improve our management, operational and financial processes and controls as well as the related information and communications systems. These demands will require the addition of new management personnel and the development of additional expertise by existing management. The failure of our management team, many of whom have not worked together before, to effectively manage growth, should it occur, could materially and adversely affect our business and operating results.

     OUR INDUSTRY MAY BECOME SUBJECT TO CHANGES IN TARIFFS AND REGULATIONS.

     Our industry and industries that our business depends on may be affected by changes in tariffs and regulations. For example, we depend on telecommunications service providers for sales of our DSL Internet equipment, and companies in the telecommunications industry must comply with numerous regulations and pay numerous tariffs. If our industry or industries that we depend on become subject to increases in tariffs and regulations that lead to corresponding increases in the cost of doing our business or doing business with us, our revenues could decline. For example, if a regulatory agency imposed restrictions on DSL service that were not also imposed on other forms of high-speed Internet access, our business could be harmed.

     OUR PRODUCTS ARE COMPLEX AND MAY CONTAIN UNDETECTED OR UNRESOLVED DEFECTS.

     Our products are complex and may contain undetected or unresolved defects when first introduced or as new versions are released. We cannot assure you that, despite our testing, defects will not be found in new products or new versions of products following commercial release. If our products do contain undetected or unresolved defects, we may lose market share, experience delays in or losses of market acceptance or be required to issue a product recall. In addition, we would be at risk of product liability litigation for financial or other damages to our customers because of defects in our products. Although we attempt to limit our liability to end users through disclaimers of special, consequential and indirect damages and similar provisions, we cannot assure you that such limitations of liability will be legally enforceable.

     BUSINESS INTERRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. In particular, our headquarters are located in the San Francisco Bay Area, an area that is known to be to be susceptible to the risk of earthquakes. We do not have a detailed disaster recovery plan. Our facilities in the State of California are currently subject to electrical blackouts as a consequence of a shortage of available electrical power. In the event these blackouts continue or increase in severity, they could disrupt the operations of our affected facilities. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business.

                  SELECTED HISTORICAL FINANCIAL DATA OF PROXIM

     The following selected financial data are only a summary and should be read in conjunction with Proxim's financial statements and related notes included in Proxim's annual reports and other financial information included in Proxim's
filings with the SEC. See "Where You Can Find More Information" on page   . The
statement of operations data for the years ended December 31, 2000, 1999 and 1998 and the balance sheet data at December 31, 2000 and 1999 are derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, incorporated by reference in this joint proxy statement/prospectus. The statement of operations data for the years ended December 31, 1997 and 1996 and balance sheet data as of December 31, 1998, 1997 and 1996 are derived from audited financial statements not incorporated by reference in this joint proxy statement/prospectus.

                                                          YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------
                                               2000       1999      1998      1997      1996
                                             --------   --------   -------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $107,498   $ 70,067   $52,047   $45,091   $43,405
Gross profit...............................    46,135     32,872    25,136    21,605    20,959
Research and development...................    12,082     10,057     8,082     6,683     5,375
Purchased in-process research and
  development..............................     8,531      7,883        --     2,500        --
Selling, general and administrative........    22,430     13,575    12,555    13,513     9,408
Amortization of goodwill...................     3,457        169        --        --        --
Income (loss) from operations..............      (365)     1,118     4,499    (1,091)    6,176
Net income.................................  $  2,149   $    409   $ 5,153   $   447   $ 7,078
Basic net income per share.................  $   0.08   $   0.02   $  0.25   $  0.02   $  0.41
Weighted average common shares.............    25,868     22,968    20,928    20,388    17,224
Diluted net income per share...............  $   0.07   $   0.02   $  0.23   $  0.02   $  0.37
Weighted average common shares and
  equivalents..............................    28,933     25,696    22,728    22,508    19,064

                                                               DECEMBER 31,
                                             -------------------------------------------------
                                               2000       1999      1998      1997      1996
                                             --------   --------   -------   -------   -------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities...............................  $ 69,716   $ 68,265   $67,727   $63,068   $54,974
Working capital............................   121,354     90,804    81,950    73,901    71,181
Total assets...............................   198,170    145,555    95,626    90,163    82,217
Long-term debt.............................     4,349      2,300        --        --        --
Stockholders' equity.......................   181,463    131,053    86,699    79,637    76,351

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NETOPIA

     The following selected consolidated financial data are only a summary and should be read in conjunction with Netopia's consolidated financial statements and related notes included in Netopia's annual reports and other financial information included in Netopia's filings with the SEC. See "Where You Can Find
More Information" on page   . The consolidated statement of operations data for
the years ended September 30, 2000, 1999 and 1998 and balance sheet data at September 30, 2000 and 1999 are derived from consolidated financial statements audited by KPMG LLP, independent auditors, incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 1997 and 1996 and balance sheet data as of December 31, 1998, 1997 and 1996 are derived from audited consolidated financial statements not incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the three months ended December 31, 2000 and 1999 and balance sheet data at December 31, 2000 are derived from unaudited consolidated financial statements not incorporated by reference in this joint proxy statement/prospectus. The unaudited consolidated financial statements have been prepared by Netopia on a basis consistent with its audited consolidated financial statements and, in management's opinion, include all adjustments necessary for a fair presentation of such information. The operating results for the three months ended December 31, 2000 are not necessarily indicative of results that may be expected for the year ended September 30, 2001 or any other interim period or future fiscal year.

                                                                                       THREE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,                   DECEMBER 31,
                                   -------------------------------------------------   ------------------
                                     2000      1999       1998      1997      1996      2000       1999
                                   --------   -------   --------   -------   -------   -------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.........................  $ 90,206   $44,151   $ 24,836   $20,170   $16,718   $20,393   $ 16,292
Gross profit.....................    42,927    27,908     16,881    13,774    12,907    10,397      8,561
Research and development.........    13,324     9,211      7,201     7,177     7,603     3,669      2,998
Purchased in-process research and
  development....................     8,658     4,205         --        --        --        --      5,668
Selling, general and
  administrative.................    32,396    23,875     17,784    14,233    12,245    10,328      6,623
Amortization of goodwill.........     9,746       543         --        --        --     2,996      1,709
Operating loss...................   (21,197)   (9,926)    (8,104)   (7,636)   (6,941)   (6,596)    (8,437)
Loss from continuing
  operations.....................   (17,618)   (7,860)    (8,037)   (3,550)   (1,282)   (6,604)    (7,609)
Income (loss) from or gain (loss)
  on sale of discontinued
  operations.....................     2,481        --     (2,496)    3,021     4,983        --      1,147
Cumulative effect of changes in
  accounting policy..............        --        --         --        --        --    (1,555)        --
Net income (loss)................  $(15,137)  $(7,860)  $(10,533)  $  (529)  $ 3,701   $(8,159)  $ (6,462)
Basic and diluted loss per share
  from continuing operations.....  $  (1.05)  $ (0.60)  $  (0.69)  $ (0.31)  $ (0.13)  $ (0.38)  $  (0.47)
Basic and diluted net income
  (loss) per share...............  $  (0.90)  $ (0.60)  $  (0.90)  $ (0.05)  $  0.37   $ (0.46)  $  (0.40)
Weighted average common shares
  and dilutive common
  equivalents....................    16,830    13,092     11,687    11,335     9,890    17,607     16,047

                                                            SEPTEMBER 30,
                                           ------------------------------------------------   DECEMBER 31,
                                             2000      1999      1998      1997      1996         2000
                                           --------   -------   -------   -------   -------   ------------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments............................  $ 59,777   $69,483   $42,095   $41,636   $37,145     $ 53,504
Working capital..........................    72,292    75,394    38,152    49,979    49,469       65,417
Total assets.............................   128,373    95,969    56,292    61,001    61,618      123,164
Long-term liabilities....................       328       544       260       361        46          245
Stockholders' equity.....................   112,289    85,079    44,801    53,977    53,143      104,712

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data present the effect of the pending merger between Proxim and Netopia as if the merger had been completed on January 1, 2000 for results of operations purposes and on December 31, 2000 for balance sheet purposes. The unaudited pro forma combined financial data were prepared using the purchase method of accounting.

     The unaudited pro forma combined financial data are based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing these unaudited pro forma combined financial data. The unaudited pro forma combined financial data are not necessarily an indication of the results that would have been achieved had the transaction been consummated as of the dates indicated or results that may be achieved in the future.

     These selected unaudited pro forma combined financial data should be read in conjunction with the historical financial statements and notes thereto of Proxim, the historical consolidated financial statements and notes thereto of Netopia, and other financial information pertaining to the two companies incorporated by reference into this joint proxy statement/prospectus. See "Where
You Can Find More Information" on page      .

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 2000
                                                              -------------------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................          $200,709
Operating loss..............................................           (50,340)
Loss from continuing operations.............................           (45,083)
Basic and diluted loss per share from continuing
  operations................................................          $  (1.45)

                                                                        AS OF
                                                                  DECEMBER 31, 2000
                                                              -------------------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
BALANCE SHEET DATA:
Working capital.............................................          $193,105
Total assets................................................           408,357
Long term obligations, less current portion.................            22,394
Total stockholders' equity..................................           345,669
Book value per share........................................          $  10.73

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Proxim and Netopia and combined per share data on an unaudited pro forma basis after giving effect to the merger as a purchase of Netopia by Proxim assuming the merger had been consummated at the beginning of the period presented below. These data should be read in conjunction with the selected historical financial data, selected unaudited pro forma combined financial data and the separate audited financial statements of Proxim and Netopia and notes thereto, incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma combined financial data are not necessarily an indication of the results that would have been achieved had the transaction been consummated as of the dates indicated or results that may be achieved in the future.

                                                                       PRO FORMA       PRO FORMA
                                                PROXIM     NETOPIA    COMBINED(3)    EQUIVALENT(4)
                                               --------    -------    -----------    -------------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)

TWELVE MONTHS ENDED DECEMBER 31, 2000(1):
Basic income (loss) from continuing
  operations.................................  $   0.08    $ (1.03)     $(1.45)         $(0.44)
Diluted income (loss) from continuing
  operations.................................      0.07      (1.03)      (1.45)         $(0.44)
Book value(2)................................      6.74       5.94       10.73            3.22
FISCAL YEAR ENDED SEPTEMBER 30, 2000:
Basic loss from continuing operations........       N/A    $ (1.05)        N/A
Diluted loss from continuing operations......       N/A      (1.05)        N/A
Basic net loss...............................       N/A      (0.90)        N/A
Diluted net loss.............................       N/A      (0.90)        N/A
Book value(2)................................       N/A       6.38         N/A
THREE MONTHS ENDED DECEMBER 31, 2000:
Basic loss from continuing operations........       N/A    $ (0.38)        N/A
Diluted loss from continuing operations......       N/A      (0.38)        N/A
Basic net loss...............................       N/A      (0.46)        N/A
Diluted net loss.............................       N/A      (0.46)        N/A
Market value per share at January 23, 2001...   36.8750     8.1875         N/A

-------------------------
(1) Information is presented for Proxim's fiscal year ended December 31, 2000 and Netopia's unaudited twelve-month period ended December 31, 2000.

(2) Computed by dividing total stockholder's equity by the number of shares of common stock outstanding at the end of the periods on a historical and pro forma combined basis, as applicable.

(3) Basic pro forma loss per share is calculated based on the conversion of 17,222,000 shares of Netopia common stock outstanding on a weighted average basis during the twelve-month period ended December 31, 2000 into 5,167,000 shares of Proxim common stock. Diluted pro forma loss per share was the same as basic pro forma loss per share due to anti-dilutive impact of common stock equivalents.

(4) Computed by multiplying pro forma combined information by the exchange ratio of 0.3.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Netopia common stock trades on the Nasdaq National Market under the symbol "NTPA." Proxim common stock trades on the Nasdaq National Market under the symbol "PROX."

     The following table shows the closing prices per share of Netopia common stock and Proxim common stock each as reported on the Nasdaq National Market on
(1) January 23, 2001, the last full trading day preceding public announcement that Proxim and Netopia had entered into the merger agreement and (2) February 7, 2001, the last full trading day for which closing prices were available at the time of the printing of this document.

     The table also includes the equivalent price per share of Netopia common stock on those dates. This equivalent per share price reflects the value of the Proxim common stock Netopia stockholders would receive for each share of Netopia common stock if the merger was completed on either of these dates applying the exchange ratio of 0.3 shares of Proxim common stock for each share of Netopia common stock on those dates.

     As of February   , 2001, there were approximately                holders of
record of Netopia common stock.

                                            NETOPIA              PROXIM              EQUIVALENT
                                         COMMON STOCK         COMMON STOCK         PRICE PER SHARE
                                       -----------------   -------------------   -------------------
                                        HIGH       LOW       HIGH       LOW        HIGH       LOW
                                       -------   -------   --------   --------   --------   --------
January 23, 2001.....................  $ 8.188   $ 7.250   $ 37.875   $ 33.938   $ 11.363   $ 10.181
February 7, 2001.....................  $9.4375   $9.1250   $31.8125   $30.8750   $ 9.5438   $ 9.2625

     The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to adopt the merger agreement. Because the number of shares of Proxim common stock to be issued per share of Netopia common stock is fixed, changes in the market price of Proxim common stock will affect the dollar value of Proxim common stock to be received by the Netopia stockholders in the merger. Netopia stockholders are urged to obtain current market quotations for Proxim common stock and to review carefully the other information contained in this joint prospectus/proxy statement or incorporated by reference into this joint proxy statement/ prospectus in considering whether to adopt the merger agreement. See "Where You
Can Find More Information" on page   .

                               THE PROXIM MEETING

DATE, TIME AND PLACE OF THE PROXIM SPECIAL MEETING

     The date, time and place of the special meeting of Proxim stockholders are as follows:

                                 MARCH   , 2001
                                    A.M. PACIFIC TIME
                                  AT

PURPOSE OF THE SPECIAL MEETING

     Proxim is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Proxim's board of directors. The Proxim board of directors will use the proxies at the special
meeting of stockholders of Proxim to be held on March   , 2001 and at any
adjournment or postponement thereof.

     The special meeting is being held so that Proxim stockholders may consider and vote upon the following proposals:

     1. To approve the issuance of shares of Proxim common stock in the proposed merger of ALK Acquisition Corp., a wholly-owned subsidiary of Proxim, with and into Netopia as contemplated by the Agreement and Plan of Reorganization dated as of January 23, 2001, by and among Proxim, Netopia and ALK Acquisition Corp. Proxim will issue 0.3 shares of its common stock in exchange for each share of outstanding common stock of Netopia, and Netopia will become a wholly-owned subsidiary of Proxim.

     2. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING SHARES

     Proxim's board of directors has fixed the close of business on February   ,
2001 as the record date for the special meeting. Only holders of record of Proxim common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record
date, there were           shares of Proxim common stock outstanding and
entitled to vote. These shares were held of record by approximately stockholders, although Proxim has been informed that there are in
excess of           beneficial owners of its common stock.

VOTE AND QUORUM REQUIRED

     Holders of Proxim common stock are entitled to one vote for each share held as of the record date. Approval of the proposals to be voted upon by Proxim stockholders requires the affirmative vote of a majority of the total voting power of the outstanding common stock of Proxim present in person or represented by proxy at the meeting. Attendance at the meeting in person or by proxy of holders of shares representing a majority of the outstanding shares of Proxim common stock is required for a quorum.

     On the record date, directors, executive officers and affiliates of Proxim
as a group beneficially owned           shares of Proxim common stock, which
represent approximately % of the outstanding voting shares. Six affiliated stockholders of Proxim have entered into voting agreements with Netopia that obligate them to vote all of their shares, which represent approximately % of the outstanding voting shares as of the record date, in favor of approval of the issuance of common stock in connection with the merger.

ABSTENTIONS; BROKER NON-VOTES

     Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST any proposal considered at the special meeting.

     In the event that a broker, bank, custodian, nominee or other record holder of Proxim's common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a "broker non-vote," those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

EXPENSES OF PROXY SOLICITATION

     Proxim will pay the expenses of soliciting proxies to be voted at the meeting, except that Netopia will share equally the expenses incurred in connection with filing and printing this joint proxy statement/ prospectus. Proxim has retained a proxy-solicitation firm, Corporate Investor Communications, to aid it in the solicitation process. Proxim will pay that firm
a fee estimated not to exceed $          , including expenses. Following the
original mailing of the proxies and other soliciting materials, Proxim will request brokers, custodians, nominees and other record holders of Proxim common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Proxim common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Proxim will reimburse such holders for their reasonable expenses.

     In addition to solicitation by mail, directors, officers and key employees of Proxim may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Proxim board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Proxim. All properly signed proxies that Proxim receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR each of the proposals to be considered at the special meeting. Brokers will provide directions to the stockholders on how to instruct the broker to vote the shares. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering a written notice to the secretary of Proxim by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     Proxim's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of Proxim has unanimously (except for director Gregory Reyes, who was not present at the meetings related to the merger) determined that the merger is fair to, and in the best interests of, Proxim and the Proxim stockholders. Accordingly, the Proxim board of directors has approved the merger and the merger agreement and recommends that Proxim stockholders vote FOR the proposal to approve the issuance of common stock in the merger.

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                              THE NETOPIA MEETING

DATE, TIME AND PLACE OF THE NETOPIA SPECIAL MEETING

     The date, time and place of the special meeting of Netopia stockholders are as follows:

                                MARCH   , 2001,
                                    A.M. PACIFIC TIME
                                  AT

PURPOSE OF THE SPECIAL MEETING

     Netopia is furnishing this joint proxy statement/prospectus to holders of Netopia common stock in connection with the solicitation of proxies by Netopia's board of directors for use at the special meeting of stockholders of Netopia to
be held on March   , 2001, and any adjournment or postponement thereof.

     The special meeting is being held so that stockholders may consider and vote on the following proposals:

     1. To adopt the Agreement and Plan of Reorganization, dated as of January 23, 2001, by and among Proxim, Netopia and ALK Acquisition Corp., a wholly-owned subsidiary of Proxim, and to approve the proposed merger of ALK Acquisition Corp. with and into Netopia, as contemplated by the merger agreement. In the merger, Proxim will issue 0.3 shares of its common stock in exchange for each outstanding share of common stock of Netopia, and Netopia will become a wholly-owned subsidiary of Proxim; and

     2. To transact any other business that properly comes before the special meeting or any adjournment or postponement thereof.

RECORD DATE AND OUTSTANDING SHARES

     Netopia's board of directors has fixed the close of business on February
  , 2001 as the record date for the special meeting. Only holders of record of Netopia common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the close of business on the
record date, there were                shares of Netopia common stock
outstanding and entitled to vote. These shares were held of record by
approximately                stockholders, although Netopia has been informed
that there are in excess of                beneficial owners of common stock.

VOTE AND QUORUM REQUIRED

     Holders of Netopia common stock are entitled to one vote for each share held as of the record date. Approval of the merger and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Netopia common stock. Attendance at the meeting in person or by proxy of holders of shares representing a majority of the shares of Netopia common stock issued and outstanding on the record date is required for a quorum.

     On the record date, directors, executive officers and affiliates of Netopia
as a group beneficially owned                shares of Netopia common stock,
which represent approximately      % of the outstanding voting shares. Six
affiliated stockholders of Netopia have entered into voting agreements with Proxim that obligate them to vote all of their shares, which represent
approximately      % of the outstanding voting shares as of the record date, in favor of the adoption of the merger agreement and the approval of the merger. In order to receive the required number of votes to approve the merger and adopt
the merger agreement, holders of approximately      % of the Netopia common
stock who are not party to the voting agreements must vote their shares in favor of adoption of the merger agreement and approval of the merger.

ABSTENTIONS AND BROKER NON-VOTES

     Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Netopia common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes AGAINST the approval of the merger and adoption of the merger agreement. In addition, the failure of a Netopia stockholder to return a proxy or vote in person will have the effect of a vote AGAINST the approval of the merger and adoption of the merger agreement. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, Netopia stockholders are urged to return the enclosed proxy card marked to indicate their vote.

EXPENSES OF PROXY SOLICITATION

     Netopia will pay the costs of soliciting proxies to be voted at the meeting, except that Proxim will share equally the expenses incurred in connection with filing and printing this joint proxy statement/ prospectus. Netopia has retained a proxy solicitation firm, Georgeson Shareholder Communications, to aid it in the solicitation process. Netopia will pay that firm a fee estimated not to exceed $20,000, including expenses. Following the original mailing of the proxies and other soliciting materials, Netopia will request brokers, custodians, nominees and other record holders of Netopia stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Netopia stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Netopia will reimburse such holders for their reasonable expenses.

     In addition to solicitation by mail, directors, officers and key employees of Netopia may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Netopia board of directors for use at the special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Netopia. Alternatively, you may dial the telephone number indicated on the enclosed proxy card to cast your vote by following the instructions given to you on the telephone or you may vote via the Internet at proxy.georgeson.com. All properly signed proxies that Netopia receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR each of the proposals to be considered at the special meeting. Brokers will provide directions to the stockholders on how to instruct the broker to vote the shares. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering a written notice to the secretary of Netopia by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; and

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     Netopia's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Netopia board has determined that the merger is fair to, and in the best interests of, Netopia and its stockholders. Accordingly, after careful consideration, the Netopia board unanimously (except for David King, a director of Netopia and Chairman, President and Chief Executive Officer of Proxim, who was not present at, and did not participate in, Netopia's board meetings related to the merger) has approved and declared advisable the merger and the merger agreement and recommends that Netopia stockholders vote FOR the proposal to approve the merger and to adopt the merger agreement.

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY. THE EXCHANGE AGENT WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR NETOPIA SHARES TO FORMER NETOPIA STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER.

                                   THE MERGER

     This section of the joint proxy statement/prospectus describes the proposed merger. While Proxim and Netopia believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents Proxim and Netopia refer to for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     David King, Proxim's Chairman, President and Chief Executive Officer, joined the Netopia board of directors in January 2000. During the course of 2000, Mr. King and Alan Lefkof, Netopia's President and Chief Executive Officer, discussed their respective businesses on a number of occasions and the possibility of developing a closer business relationship between Proxim and Netopia.

     At the beginning of December 2000, Mr. King telephoned Mr. Lefkof to inquire whether Netopia would be interested in participating as a subbidder in a response to a request for proposal from a large telecommunications company. Mr. King advised Mr. Lefkof that Proxim would be participating as a subbidder. Mr. Lefkof advised Mr. King that Netopia also would be interested in participating as a subbidder.

     As a result of this initial discussion, a meeting took place on December 4, 2000 between representatives of the primary bidder and Netopia's hardware development and product marketing staff. On December 6, 2000, a conference call took place between the primary bidder, Proxim and Netopia during which Mr. Lefkof confirmed that Netopia would be interested in pursuing the subbid opportunity.

     During the weeks of December 11, 2000 and December 18, 2000, a number of telephone conferences took place among the engineering and product marketing staffs of the three parties. The purpose of these calls was to coordinate a response to the request for proposal. The response to the request for proposal was submitted on December 20, 2000 and the primary bidder proposed incorporating both Proxim and Netopia technology as part of its bid.

     On December 12, 2000, Mr. King contacted Mr. Lefkof and indicated an interest in exploring a potential business combination. Messrs. King and Lefkof discussed a variety of matters regarding the industries in which the companies operate, including the potential of combining their technologies to target the residential integrated access device market. Mr. Lefkof agreed to meet with representatives of Proxim.

     On December 22, 2000, Mr. King and Keith E. Glover, Proxim's Vice President of Finance and Administration and Chief Financial Officer, met with Mr. Lefkof, Michael Trupiano, Netopia's Senior Vice President and General Manager, Internet Equipment, and David A. Kadish, Netopia's Vice President, General Counsel and Secretary, at Netopia's offices in Alameda, California. At the meeting, the parties discussed the potential benefits that might be achieved through a combination of the two companies. Both parties indicated an interest in pursuing this combination, but discussions were inconclusive.

     On December 28, 2000, Mr. Glover and Mr. Kadish had a telephone discussion regarding a possible transaction and reviewed the activities that would have to be undertaken. Following this discussion, Netopia and Proxim entered into a mutual nondisclosure agreement.

     On December 28, 2000 and January 4, 2001, Messrs. King and Glover telephonically reported to the Proxim board of directors on the status of discussions with Netopia. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation ("Wilson Sonsini Goodrich & Rosati"), Proxim's legal counsel, were present on these calls. Messrs. King and Glover also discussed the timing of the announcement of financial results for the fourth quarter and fiscal year.

     On January 3, 2001, Mr. Lefkof and Mr. Kadish had a telephone discussion with Robertson Stephens, Inc. ("Robertson Stephens"), Netopia's financial advisors, regarding a business combination with Proxim. Netopia had engaged Robertson Stephens as of September 7, 1999 to provide financial advisory and investment banking services in connection with various strategic alternatives, including possible business combinations involving Netopia.

     On January 4, 2001, Wilson Sonsini Goodrich & Rosati delivered a draft nonsolicitation agreement to Netopia as well as a preliminary term sheet for a stock-for-stock acquisition of Netopia by Proxim.

     On January 4 and January 5, 2001, Messrs. King and Lefkof had a number of telephone discussions regarding the terms set forth in the preliminary term sheet, the nonsolicitation agreement, and the economic and operational issues that would have to be resolved in any transaction between Netopia and Proxim. Messrs. Lefkof and King agreed that the management teams of Netopia and Proxim would meet on January 6, 2001.

     On January 6, 2001, the management teams of Netopia and Proxim met at the offices of UBS Warburg, LLC ("UBS Warburg"), Proxim's financial advisors. Representatives of UBS Warburg did not participate in the meeting. Messrs. Lefkof, Trupiano and Kadish and Thomas Skoulis, Netopia's Senior Vice President and General Manager, Web Platforms, attended the meeting. Messrs. King and Glover and Kurt Bauer, Proxim's Vice President of Marketing and Sales, and General Manager, also attended the meeting. The parties reviewed their respective products as well as organizational structures.

     During the week of January 8, 2001, Mr. King and Mr. Lefkof had a number of telephone conversations regarding issues related to the proposed business combination.

     On January 10, 2001, Messrs. King and Glover met telephonically with representatives of Wilson Sonsini Goodrich & Rosati and UBS Warburg to discuss various issues surrounding the proposed business combination with Netopia, including strategic reasons, valuation, terms and conditions and timing.

     On January 11, 2000, the Proxim board of directors met at the offices of Wilson Sonsini Goodrich & Rosati together with Mr. Glover and representatives of Wilson Sonsini Goodrich & Rosati and UBS Warburg. Mr. King presented the strategic reasons for the proposed combination with Netopia. In addition, representatives of UBS Warburg presented their preliminary views regarding financial and strategic aspects of the proposed business combination. Representatives of Wilson Sonsini Goodrich & Rosati discussed the fiduciary duties of the board of directors. The board of directors also discussed issues surrounding Mr. King's participation on the Netopia board of directors, the due diligence process and the timing of announcements of each company's financial results. Following the discussion, the Proxim board authorized management to continue due diligence and to proceed with negotiations regarding the proposed business combination.

     On January 11, 2001, the Netopia board of directors also held its regularly scheduled quarterly meeting. Following the completion of other business, Mr. Lefkof indicated that he wished to present the proposed business combination for the board's consideration. Mr. King presented to the Netopia board of directors regarding the potential strategic and operating benefits that could be achieved through a combination of Proxim and Netopia. Mr. King next recused himself from any further discussion regarding the proposed business combination and left the meeting. Mr. Lefkof presented a financial analysis to the Netopia board of directors as well as an analysis of the potential benefits resulting from a business combination. The Netopia board discussed the possible advantages and risks of a strategic business combination. Following the discussion, the Netopia board authorized management to continue due diligence and proceed with negotiations regarding the proposed business combination. The board also authorized Mr. Lefkof to enter into a nonsolicitation agreement.

     After the adjournment of the Netopia board of directors meeting, on January 11, 2001, Messrs. King, Glover and Bauer and Juan Grau, Proxim's Vice President of Engineering, and Messrs. Lefkof, Trupiano, Skoulis and Kadish met at the offices of Wilson Sonsini Goodrich & Rosati to discuss product offerings, organizational structure and operational issues. Messrs. King and Lefkof continued discussions regarding valuation, but the discussions were inconclusive.

     On January 13, 2001, Messrs. King and Glover of Proxim and Messrs. Lefkof and Kadish and James Clark, Vice President and Chief Financial Officer of Netopia, together with representatives of UBS

Warburg, Robertson Stephens, Wilson Sonsini Goodrich & Rosati, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), Netopia's legal counsel, PricewaterhouseCoopers, LLP ("PricewaterhouseCoopers"), Proxim's independent accountants, and KPMG LLP, Netopia's independent accountants, met at the offices of Wilson Sonsini Goodrich & Rosati to conduct business, financial and accounting due diligence and to discuss potential timing for the merger. Discussions regarding the exchange ratio and other terms of the merger remained inconclusive. At the meeting, Netopia executed a nonsolicitation agreement and representatives of Wilson Sonsini Goodrich & Rosati delivered initial drafts of the merger agreement, stock option agreement, voting agreements and affiliate agreements.

     On January 14, 2001, Messrs. King, Grau and Bauer and Kevin Negus of Proxim met with Messrs. Lefkof, Trupiano, Skoulis, Kadish and Clark of Netopia, together with representatives of Robertson Stephens and UBS Warburg at the offices of UBS Warburg to conduct additional financial and business due diligence.

     From January 15, 2001 to January 23, 2001, representatives of Proxim and Netopia and their respective legal and financial advisors met at various times to continue due diligence and negotiate the definitive documentation providing for the merger.

     On January 17, 18 and 19, 2001, Messrs. King and Lefkof, while in Scottsdale, Arizona on unrelated business activities, discussed various roles and responsibilities of management. Discussions regarding valuation, the exchange ratio and other terms of the merger continued but remained inconclusive.

     On January 19, 2001, the Proxim board of directors held a telephonic meeting to discuss the status of negotiations regarding the proposed merger, the status of financial and business due diligence and transaction terms. Mr. Reyes did not attend the meeting. Mr. Glover and representatives of Wilson Sonsini Goodrich & Rosati also attended the meeting. Following the discussion, the Proxim board authorized and instructed management to continue negotiations and due diligence with respect to the transaction.

     On January 19, 2001, the Netopia board of directors met at the offices of August Capital to discuss the status of negotiations regarding the proposed merger, the status of financial and business due diligence, issues related to the retention of Netopia employees and transaction terms. Mr. King did not attend the meeting. Messrs. Trupiano, Kadish and Clark together with representatives of Gunderson Dettmer and Robertson Stephens also attended the meeting. Representatives of Gunderson Dettmer advised the board of directors as to their fiduciary duties, and Robertson Stephens reviewed the strategic alternatives available to Netopia and presented various financial analyses at the meeting. Following discussion, the Netopia board authorized and instructed management to continue negotiations and due diligence with respect to the transaction.

     On January 20, 2001, Mr. King met with representatives of Robertson Stephens at the offices of Gunderson Dettmer to conduct further financial due diligence and to discuss valuation and exchange ratio issues and employee retention matters.

     On January 21, 2001, Messrs. King and Bauer met with Messrs. Lefkof, Trupiano and Kadish at the offices at Robertson Stephens. They privately discussed communications strategy and issues related to the organization and operation of the combined company, and continued business due diligence.

     At various times during the negotiations, the management and board members of each of Proxim and Netopia consulted with their respective legal counsel.

     On January 22, 2001, the Proxim board of directors (with the exception of Mr. Reyes, who was not present at the meeting) met at the offices of Proxim, together with Mr. Glover and representatives of Wilson Sonsini Goodrich & Rosati, PricewaterhouseCoopers and UBS Warburg to review the proposed transaction terms and documentation, which was delivered to each of the members of the Proxim board, and to discuss valuation issues, due diligence, the strategic rationale and other considerations related to the proposed merger. Representatives of Wilson Sonsini Goodrich & Rosati advised the board of directors as to their fiduciary duties and reviewed the terms and documentation of the proposed merger and the changes to the terms from the initial draft delivered to Netopia on January 13, 2001. Representatives of PricewaterhouseCoopers also presented the results of their accounting due diligence. In addition, representatives of UBS Warburg presented various financial analyses to the board of directors and indicated that they expected to be in a position to deliver an opinion on January 23, 2001 that the exchange ratio would be fair from a financial point of view to Proxim.

     On January 22, 2001, the Netopia board of directors (with the exception of Mr. King, who did not attend the meeting) met at the offices of Gunderson Dettmer, together with Messrs. Kadish and Clark and representatives of Gunderson Dettmer and Robertson Stephens to review the proposed transaction terms and documentation, which had been previously delivered to each of the members of the Netopia board, and to discuss valuation issues, due diligence, the strategic rationale and other considerations related to the proposed merger. Representatives of Gunderson Dettmer reviewed the terms and documentation of the proposed merger. In addition, representatives of Robertson Stephens reviewed the financial analyses performed by Robertson Stephens and indicated that they expected to be in a position to deliver an opinion on January 23, 2001 that, as of such date, the exchange ratio would be fair from a financial point of view to stockholders of Netopia.

     On January 23, 2001, the Netopia board of directors (with the exception of Mr. King, who did not attend the meeting) met telephonically together with Mr. Kadish, representatives of Gunderson Dettmer and Robertson Stephens. At such meeting representatives of Gunderson Dettmer updated the board as to the terms and conditions of the merger agreement, and Robertson Stephens delivered its fairness opinion, which opinion was subsequently confirmed by delivery of a written opinion dated January 23, 2001, to the effect that as of the date of such opinion and based upon and subject to certain matters considered and the limitations of review undertaken described in the opinion, the exchange ratio is fair, from a financial point of view, to the stockholders of Netopia. Following these events, the Netopia board of directors determined that the merger was fair to, and in the best interests of, Netopia and its stockholders and approved the merger agreement, the merger, the option agreement and related matters.

     On January 23, 2001, the Proxim board met telephonically (with the exception of Mr. Reyes, who was not present at the meeting) together with Mr. Glover and representatives of Wilson Sonsini Goodrich & Rosati and UBS Warburg. At such meeting representatives of Wilson Sonsini Goodrich & Rosati updated the board as to the terms and conditions of the merger agreement, and UBS Warburg delivered its fairness opinion, which opinion was subsequently confirmed by delivery of a written opinion dated January 23, 2001, to the effect that as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio was fair, from a financial point of view, to Proxim. Following these events, the Proxim board of directors approved the merger agreement, the merger, the option agreement and related matters.

     As of January 23, 2001, after the close of trading on the Nasdaq National Market, the respective parties thereto executed the merger agreement, the option agreement, the voting agreements and the employment agreements. In addition, after the close of the market on January 23, 2001, Proxim and Netopia jointly issued a news release announcing the merger.

RECOMMENDATION OF PROXIM'S BOARD OF DIRECTORS AND PROXIM'S REASONS FOR THE
MERGER

     At a meeting held on January 23, 2001, the board of directors of Proxim concluded that the merger is fair to, and in the best interests of, Proxim and its stockholders. Accordingly, the board of directors determined to recommend that the Proxim stockholders approve the issuance of the shares of Proxim common stock in the merger. The summary set forth below briefly describes certain of the reasons, factors and information taken into account by the Proxim board in reaching its conclusion. The board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

     In reaching its determination, the Proxim board consulted with Proxim's management and legal and financial advisors, and carefully considered a number of factors, including:

     - the potential strategic benefits of the merger, including without limitation the ability to extend Proxim's broadband networking strategy with Netopia's access to DSL and other major loop technologies;

     - historical information concerning Proxim's and Netopia's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations for each company filed with the SEC;

     - Proxim management's view of the financial condition, results of operations and businesses of Proxim and Netopia before and after giving effect to the merger;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Proxim's common stock and Netopia's common stock;

     - the consideration to be received by Proxim and Netopia's stockholders in the merger and the relationship between the current and historical market values of Proxim's common stock and Netopia's common stock and a comparison of comparable merger transactions;

     - the belief that the terms of the merger agreement, including the parties' respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

     - the prospects of Proxim independent of Netopia;

     - the potential for other parties to enter into strategic relationships with or to acquire Proxim or Netopia;

     - detailed financial analysis and pro forma and other information with respect to the companies presented to the board, including the opinion of UBS Warburg that, as of the date of its opinion, the exchange ratio to be used in the merger is fair from a financial point of view to Proxim. This opinion is subject to assumptions and limitations noted in the opinion and described under "Opinion of Proxim's Financial Advisor," and you should carefully read both that section and the opinion that is attached to this document as Annex B;

     - the impact of the merger on Proxim's customers and employees; and

     - reports from management and Proxim's legal and financial advisors as to the results of the due diligence investigation of Netopia.

     In its decision to recommend and approve the merger and the share issuance, the most important benefits identified by the board of directors of Proxim were the following:

     - Proxim management's belief that, given the complementary nature of the technologies and business strategies of Proxim and Netopia, the merger will enhance the opportunity for the potential realization of Proxim's strategic objective to extend its broadband networking strategy with access to the DSL market and to provide wireless, voice and data solutions to residential customers as well as small- and medium-sized businesses;

     - the potential for Proxim's significant customers to benefit from the broader scope of Proxim's offerings in serving residential and business customers in the broadband marketplace;

     - Proxim's stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger;

     - the potential ability of Proxim and Netopia to combine their product lines to create additional opportunities for Netopia's carrier and service provider customers to offer bundled services to their end-user customers; and

     - the potential ability of the combined company to develop and market integrated "single box" broadband gateways for residential as well as small- and medium-sized business markets that will provide voice and data services over DSL, cable, wireless or any other type of broadband access.

     Potential risks or other negative factors identified by the Proxim board of directors include the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the challenges of integrating the management teams, strategies, cultures and organizations of the two companies;

     - the risk that Netopia's financial results will not meet expectations given the current DSL market environment and Netopia's customer base;

     - the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

     - the risk that Proxim's expansion from a wireless local area network technology supplier to a more integrated product supplier may present conflicts with competing DSL equipment companies that may be reluctant to do business with Proxim following the merger;

     - the risk that the merger might not be consummated despite the parties' efforts, even if approved by each company's stockholders;

     - the substantial financial costs and accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     - the effect of public announcement of the merger and the possibility that the merger might not be consummated on Proxim's sales and operating results, Proxim's ability to attract and retain key management, marketing and technical personnel and progress of certain development projects; and

     - other applicable risks described in the section of this joint proxy
       statement/prospectus entitled "Risk Factors" beginning on page   .

     The foregoing discussion of the information and factors considered by the Proxim board of directors is not intended to be exhaustive but includes the material factors considered by the Proxim board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Proxim board of directors, it was not practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Proxim board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Proxim board of directors conducted an overall analysis of the factors described above, including discussions with Proxim's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Proxim board of directors may have given different weight to different factors.

     The Proxim board considered all these factors as a whole and believed the factors supported its determination to approve the merger.

     AFTER TAKING INTO CONSIDERATION ALL OF THE FACTORS SET FORTH ABOVE, PROXIM'S BOARD OF DIRECTORS CONCLUDED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PROXIM AND ITS STOCKHOLDERS AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS OF PROXIM APPROVE THE ISSUANCE OF SHARES OF PROXIM COMMON STOCK IN THE MERGER.

RECOMMENDATION OF NETOPIA'S BOARD OF DIRECTORS AND NETOPIA'S REASONS FOR THE MERGER

     At a meeting held on January 23, 2001, the board of directors of Netopia concluded that the merger agreement and the merger are fair to, and in the best interests of, Netopia and its stockholders. Accordingly, the Netopia board determined to recommend that the Netopia stockholders approve the merger and adopt the merger agreement. This decision was based upon several potential benefits of the merger that Netopia's board believes will contribute to the success of the combined company compared to Netopia continuing to operate as an independent business. The Netopia board believes that reasons the merger will be beneficial to Netopia and its stockholders include the following:

     - the ability of the two companies to combine their product lines to create additional opportunities for Netopia's carrier and service provider customers to offer bundled services to their end customers;

     - Proxim's wireless technologies and applications will facilitate Netopia's entry into the high-end residential gateway market;

     - the increased customer base of the combined company;

     - the potential ability to increase the range of channels using Netopia's products to include all types of carriers, cable operators, enterprises and OEMs, and to reduce the reliance on Netopia's ISP and CLEC customers who have experienced financial challenges in recent reporting periods;

     - the potential ability of the combined company to meet the needs of any voice and data customer, regardless of their broadband preference (i.e. cable, DSL, ethernet, fixed wireless or any type of wireless, including IEEE 802.11(a), 802.11(b) and HomeRF);

     - the potential ability of the combined company to use Netopia's software expertise, including its Web platform products, to develop new solutions for the deployment and management of broadband solutions, including self-provisioning;

     - the potential cross-selling revenue for the products of both companies, including the potential to expand Proxim's existing strategic relationships with Intel, Motorola and Siemens to include Netopia's products;

     - the potential ability of the combined company to develop and market integrated "single box" broadband gateways for residential as well as small- and medium-sized business markets that will provide voice and data services over DSL, cable, wireless or any other type of broadband access;

     - Netopia's stockholders would have the opportunity to participate in the future growth potential for the combined company following the merger;

     - Netopia management's belief that, given the complementary nature of the technologies and business strategies of Netopia and Proxim, the merger will enhance the opportunity for the potential realization of Netopia's strategic objectives; and

     - the stronger financial position of the combined company.

     Netopia's board reviewed a number of factors in evaluating the merger, including without limitation the following:

     - information concerning Proxim's business, financial performance and condition, operations and management;

     - information concerning the respective financial condition, results of operations and businesses of Proxim and Netopia before and after giving effect to the merger;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Proxim common stock and Netopia common stock;

     - the consideration Proxim will issue in the merger in light of comparable merger transactions;

     - the terms of the merger agreement and related agreements;

     - the prospects of Netopia independent of Proxim;

     - the ability of Netopia's board, in exercise of its fiduciary duties in accordance with the merger agreement, to authorize Netopia to provide information to, engage in negotiations with and, subject to the payment of a termination fee, enter into a transaction with another party as described in this joint proxy statement/prospectus under "The Merger Agreement";

     - the impact of the merger on the customers and employees of Netopia and the combined company;

     - results of the due diligence investigation conducted by Netopia's management, financial advisors and legal counsel; and

     - the analyses and presentations prepared by Robertson Stephens and Robertson Stephen's written opinion to the effect that, as of January 23, 2001, and based upon and subject to the qualifications, assumptions and limitations set forth in its opinion, the exchange ratio was fair to Netopia's stockholders, other than Proxim and its affiliates, from a financial point of view. This opinion is described under "Opinion of Netopia's Financial Advisor" and you should carefully read both that section and the opinion that is attached to this document as Annex C.

     The Netopia board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the challenges of integrating the management teams, strategies, cultures and organizations of the two companies;

     - the risk that Proxim's financial results will not meet expectations given the competing standards in the wireless market, including IEEE 802.11(b) and HomeRF;

     - the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

     - the risk that wireless technology as a last mile solution may not emerge;

     - the risk that the merger may not be consummated despite the companies' efforts, notwithstanding the voting agreements obtained from holders of Netopia common stock and holders of Proxim common stock;

     - the substantial financial costs and accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     - the effect of public announcement of the merger and the possibility that the merger might not be consummated on Netopia's sales and operating results, Netopia's ability to attract and retain key management, marketing and technical personnel and progress of certain development projects;

     - the risk of management and employee disruption associated with the merger, including the fact that despite the efforts of the combined company, key technical, sales and management personnel may not choose to remain employed by the combined company; and

     - other applicable risks described in this joint proxy statement/prospectus
       under "Risk Factors" beginning on page   .

     The foregoing discussion of the information and factors considered by the Netopia board of directors is not intended to be exhaustive but includes material factors considered by the Netopia board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Netopia board of directors, it was not practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Netopia board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Netopia board of directors conducted an overall analysis of the factors described above, including discussions with Netopia's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Netopia board of directors may have given different weight to different factors.

     The Netopia board considered all these factors as a whole and believed the factors supported its determination to adopt the merger agreement and approve the merger.

     AFTER TAKING INTO CONSIDERATION ALL OF THE FACTORS SET FORTH ABOVE, NETOPIA'S BOARD OF DIRECTORS CONCLUDED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NETOPIA AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF NETOPIA ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

OPINION OF PROXIM'S FINANCIAL ADVISOR

     At the meeting of the Proxim board of directors held on January 23, 2001, UBS Warburg delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio to be offered by Proxim to Netopia in the merger was fair from a financial point of view to Proxim. The opinion was confirmed by delivery of a written opinion dated January 23, 2001.

     THE FOLLOWING SUMMARY OF THE UBS WARBURG OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE FULL TEXT OF THE UBS WARBURG OPINION SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN AND IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ CAREFULLY THE UBS WARBURG OPINION IN ITS ENTIRETY.

     UBS Warburg's opinion:

     - is directed to the Proxim board of directors;

     - relates only to the fairness from a financial point of view to Proxim of the exchange ratio to be offered by Proxim to Netopia in the merger;

     - does not address Proxim's underlying business decision to effect the merger;

     - does not constitute a recommendation to holders of Proxim common stock about how to vote with respect to the merger or any other matter;

     - is necessarily based upon economic, monetary, market and other conditions as they existed as of the date of the opinion and should be evaluated based upon those conditions; and

     - does not express any opinion as to the price at which the Proxim common stock will trade after the effective time of the merger.

     In arriving at its opinion, UBS Warburg, among other things:

     - reviewed certain publicly available business and historical financial information relating to Proxim and Netopia;

     - reviewed certain internal financial information and other data relating to the business and financial prospects of Proxim and Netopia prepared by the managements of Proxim and Netopia, respectively;

     - reviewed certain financial forecasts and other forward looking financial information prepared by the management of Proxim;

     - reviewed with the managements of Proxim and Netopia certain publicly available consensus estimates of research analysts and other data relating to the business and financial prospects of Netopia;

     - held discussions with members of the senior managements of each of Proxim and Netopia concerning the business, past and current operations and business prospects of both Proxim and Netopia, independently and combined, including discussions with the managements of Proxim and Netopia concerning their views regarding the strategic rationale for the merger;

     - reviewed the recent reported prices and trading activity for the Proxim common stock and the Netopia common stock and compared such information and certain financial information for Proxim and Netopia with similar information for certain other companies in lines of business UBS Warburg believed to be generally comparable to those of Netopia;

     - compared the financial terms of the merger with the publicly available financial terms of certain other transactions which UBS Warburg believed to be generally relevant;

     - reviewed and considered in the analysis, certain publicly available consensus estimates of research analysts relating to the relative contributions of Proxim and Netopia to the combined company;

     - considered certain pro forma effects of the merger on Proxim's financial statements;

     - assumed that the merger will be accounted for as a purchase for financial accounting purposes;

     - reviewed a draft of the merger agreement dated January 23, 2001; and

     - conducted and considered other financial studies, analyses, investigations and information that it considered necessary or appropriate.

     In connection with its review, at the direction of the Proxim board of directors, UBS Warburg:

     - did not independently verify any of the information referred to above, including information furnished to it orally or otherwise discussed with it by the managements of Proxim and Netopia, and relied on it as being complete and accurate in all material respects;

     - relied upon the assurances of the managements of Proxim and Netopia that they were not aware of any facts that would make any of the information referred to above inaccurate or misleading;

     - did not make any independent evaluation or appraisal of any of the assets or liabilities of Proxim or Netopia, nor was UBS Warburg furnished with any similar evaluation or appraisal;

     - assumed that the financial forecasts and estimates referred to above reflected the best currently available estimates and judgments of the management of Proxim as to the expected future performance of Proxim and Netopia;

     - assumed that neither Proxim nor Netopia is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the merger and those activities undertaken in the ordinary course of conducting their respective businesses;

     - assumed that the merger will be consummated on the terms discussed in the draft merger agreement dated January 23, 2001 that it has examined, without any material changes or any waiver of any material terms or conditions by any of the parties to the merger agreement; and

     - did not express any opinion as to the terms of the merger agreement or the form of the merger.

     UBS Warburg did not receive any information from either Proxim or Netopia concerning the availability, after the effective time of the merger, of any tax net operating losses of Netopia or any cost savings, revenue enhancements or other synergies that may result from the merger and, therefore, did not include any potential benefits from such matters in its analyses.

     In preparing its opinion, UBS Warburg performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, UBS Warburg made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Proxim. No company, transaction or business used in those analyses as a comparison is identical or directly comparable to Netopia or its business or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

     The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     The exchange ratio was determined through negotiation between Proxim and Netopia, and the decision to enter into the merger was solely that of Proxim's board of directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by Proxim's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Proxim's board of directors or management with respect to the merger or the exchange ratio.

     The following is a summary of the material financial analyses used by UBS Warburg in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or an incomplete view of the financial analyses.

Exchange Ratio History

     UBS Warburg calculated the exchange ratio of Netopia common stock to Proxim common stock and averaged these ratios during selected weekly periods ending the week of January 22, 2001. The results are shown in the following table:

                           PERIOD                             AVERAGE SHARE EXCHANGE RATIO
                           ------                             ----------------------------
1 week ending January 22, 2001..............................             0.183x
2 weeks ending January 22, 2001.............................             0.165x
1 month ending January 22, 2001.............................             0.140x
2 months ending January 22, 2001............................             0.121x
3 months ending January 22, 2001............................             0.131x
1 year ending January 22, 2001..............................             0.714x

Analysis of Selected Public Companies

     UBS Warburg reviewed and analyzed selected financial information, ratios and public market multiples for the following ten publicly-traded communications equipment companies and compared the implied multiples derived for the selected public companies with the relevant implied multiples for Netopia based on the closing stock prices on January 22, 2001 and based on the per share value of the exchange ratio:

     - Accelerated Networks, Inc.

     - Copper Mountain Networks, Inc.

     - Efficient Networks, Inc.

     - Elastic Networks, Inc.

     - Orckit Communications Ltd.

     - Paradyne Networks, Inc.

     - PC-Tel, Inc.

     - Polycom, Inc.

     - Tut Systems, Inc.

     - Westell Technologies, Inc.

     UBS Warburg chose the selected public companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Netopia in that these companies operate in the communications equipment industry. The selected public companies may significantly differ from Netopia based on, among other things, the size and capitalization of the companies, the geographic coverage of the companies' operations and the financial condition of the companies.

     UBS Warburg reviewed, among other things, the following:

     - enterprise value, calculated as the market value of fully diluted equity securities plus indebtedness less cash and cash equivalents, as of January 22, 2001;

     - enterprise value, calculated as a multiple of estimated calendar 2000, 2001 and 2002 revenues; and

     - equity values, calculated as per share closing stock prices on January 22, 2001, as a multiple of estimated calendar 2000, 2001 and 2002 earnings per share, commonly referred to as EPS.

     These analyses indicate the following implied multiples for the selected public companies and for Netopia:

                               IMPLIED RANGE OF MULTIPLES OF     IMPLIED MULTIPLES    IMPLIED MULTIPLES
                                 SELECTED PUBLIC COMPANIES       OF NETOPIA BASED      OF NETOPIA BASED
                               ------------------------------   ON CLOSING PRICE ON   ON A VALUE OF THE
                                LOW    MEAN    MEDIAN   HIGH     JANUARY 22, 2001     THE EXCHANGE RATIO
                               -----   -----   ------   -----   -------------------   ------------------
ENTERPRISE VALUE TO:
2000 Revenue.................   0.3x    1.7x    1.0x     6.4x           1.0x                 1.6x
2001 Revenue.................   0.2x    1.5x    1.1x     4.5x           0.7x                 1.3x
2002 Revenue.................   0.1x    1.2x    0.8x     3.3x           0.4x                 0.7x

STOCK PRICE TO:
2000 Earnings Per Share......  10.9x   27.8x   29.4x    41.4x          72.8x                99.7x
2001 Earnings Per Share......  20.0x   32.8x   29.0x    49.5x          34.1x                46.7x
2002 Earnings Per Share......   6.7x   16.6x   14.3x    28.2x          12.3x                16.8x

     Estimated financial data for Netopia and the selected companies were based on publicly available research analysts' estimates. EPS estimates generally exclude goodwill amortization and extraordinary items.

Analysis of Selected Precedent Transactions

     UBS Warburg reviewed the implied transaction, enterprise and equity values in the following 23 selected transactions in the communications equipment industry from December 18, 1998 to January 22, 2001:

                ACQUIRER                                    TARGET
                --------                                    ------
Hughes Electronics Corp.                   Telocity Delaware, Inc.
Nokia Corp.                                Ramp Networks, Inc.
Polycom, Inc.                              Accord Networks Ltd.
ADC Telecommunications, Inc.               Broadband Access Systems, Inc.
Terayon Communication Systems, Inc.        Mainsail Networks, Inc.
Efficient Networks, Inc.                   Network TeleSystems, Inc.
Advanced Fibre Communications, Inc.        GVN Technologies, Inc.
PC-Tel, Inc.                               Voyager Technologies, Inc.
ADC Telecommunications, Inc                PairGain Technologies, Inc.
Copper Mountain Networks, Inc.             OnPrem Networks Corp.
Nortel Networks Corp.                      Promatory Communications, Inc.
Westell Technologies, Inc.                 Teltrend, Inc.
Efficient Networks, Inc.                   FlowPoint Corp.
Polycom, Inc.                              Atlas Communication Engines, Inc.
Tut Systems, Inc.                          FreeGate Corp.
Cisco Systems, Inc.                        Aironet Wireless Communications, Inc.
Netopia, Inc.                              StarNet Technologies, Inc.
Lucent Technologies Inc.                   Xedia Corp.
Tellabs, Inc.                              Netcore Systems, Inc.
Cisco Systems, Inc.                        Transmedia Communications, Inc.
Tut Systems, Inc.                          PublicPort, Inc.
Nokia Corp.                                Diamond Lane Communications Corporation
Netopia, Inc.                              Serus LLC

     UBS Warburg reviewed, among other things,

     - enterprise values, calculated as a multiple of latest 12 months revenue and next 12 months revenue; and

     - equity values, calculated as a multiple of latest 12 months net income and next 12 months net income.

     UBS Warburg also compared the implied multiples derived for the selected companies with implied multiples for Netopia based on the per share value of the exchange ratio. All multiples were based on publicly available information at the time of the announcement of the relevant transaction. These analyses indicated the following implied low, mean, median and high transaction, enterprise and equity value multiples for the selected transactions, as compared to the multiples implied for Netopia.

                                                IMPLIED MULTIPLES OF
                                              SELECTED TRANSACTIONS IN          IMPLIED MULTIPLES
                                          COMMUNICATIONS EQUIPMENT INDUSTRY      OF NETOPIA BASED
                                         -----------------------------------    ON PER SHARE VALUE
                                          LOW      MEAN     MEDIAN     HIGH     OF EXCHANGE RATIO
                                         -----    ------    ------    ------    ------------------
ENTERPRISE VALUES AS MULTIPLES OF:
Latest 12 months revenue...............   1.9x     10.5x      7.7x     22.5x           1.6x
Next 12 months revenue.................   1.7x      5.1x      4.2x     12.1x           1.3x

EQUITY VALUE AS MULTIPLES OF:
Latest 12 months revenue net income....  28.1x    139.5x    139.5x    250.8x          99.7x
Next 12 months revenue net income......  21.0x    114.9x     77.1x    246.7x          46.7x

Premiums Paid Analysis

     UBS Warburg analyzed the premiums paid in 23 selected transactions effected in the communications equipment industry shown in the previous section. UBS Warburg also analyzed the premiums paid in 88 selected mid-sized transactions with transaction values between $150 million and $225 million from January 1, 1999 to January 22, 2001. UBS Warburg reviewed the purchase prices paid in the selected transactions relative to the target company's stock prices one day, one week and one month prior to public announcement of the transaction. UBS Warburg then compared the median of premiums implied in the selected transactions over these specified periods with the premium implied in the merger based on the per share value of the exchange ratio relative to the closing prices of Netopia common stock for each of the specified periods. These analyses indicated the following premiums in the selected transactions, as compared to the premium implied in the merger:

                                                       MEDIAN OF PERCENTAGE
                                                           PREMIUM PAID
                                                  ------------------------------
                                                  COMMUNICATIONS
                                                    EQUIPMENT        MID-SIZED      PREMIUM IMPLIED IN
                                                     INDUSTRY       TRANSACTIONS        THE MERGER
                                                  --------------    ------------    ------------------
SPECIFIED PERIOD:
One day prior...................................       39.1%            28.8%              37.0%
One week prior..................................       41.2%            35.3%              85.7%
One month prior.................................       71.7%            50.5%             132.1%

Contribution Analysis

     UBS Warburg calculated the respective percentage contribution by Proxim and Netopia to the combined company, assuming Proxim's fiscal years 2000, 2001 and 2002 estimated revenue, gross profit, earnings before interest and taxes and net income on a pro forma basis. These analyses were based upon certain publicly available consensus estimates of research estimates for both Proxim and Netopia and did not take into account any synergies, extraordinary charges, net operating loss usage or other tax effects that may result from the merger. In addition, UBS Warburg calculated the pro forma share ownership of the combined company immediately following the merger, in order to determine the percentages of the combined company that will be owned immediately following consummation of the merger by stockholders of Proxim and Netopia. The results of these analyses are summarized below:

                  PRO FORMA OWNERSHIP OF THE COMBINED COMPANY
                     (IN PERCENT ON A FULLY DILUTED BASIS)


Proxim stockholders.........................................  83.0
Netopia stockholders........................................  17.0

                         PRO FORMA REVENUE CONTRIBUTION
                                  (IN PERCENT)

                                                              PROXIM    NETOPIA
                                                              ------    -------
2000........................................................   53.3      46.7
2001........................................................   54.9      45.1
2002........................................................   49.7      50.3

                      PRO FORMA GROSS PROFIT CONTRIBUTION
                                  (IN PERCENT)

                                                              PROXIM    NETOPIA
                                                              ------    -------
2000........................................................   52.2      47.8
2001........................................................   54.3      45.7
2002........................................................   48.2      51.8

                         PRO FORMA EBIT(1) CONTRIBUTION
                                  (IN PERCENT)

                                                              PROXIM    NETOPIA
                                                              ------    -------
2000........................................................     na        na
2001........................................................   88.4      11.6
2002........................................................   70.8      29.2

                      PRO FORMA NET INCOME(2) CONTRIBUTION
                                  (IN PERCENT)

                                                              PROXIM    NETOPIA
                                                              ------    -------
2000........................................................   87.8      12.2
2001........................................................   83.4      16.6
2002........................................................   71.1      28.9

-------------------------
(1) EBIT is equal to earnings before interest and taxes but excluding amortization of goodwill.

(2) Net income excludes amortization of goodwill and is fully taxed.

Pro Forma Merger Analysis

     UBS Warburg prepared pro forma analyses of the financial impact of the merger for the calendar years 2001 and 2002 using certain publicly available consensus estimates of research estimates for both Proxim and Netopia. UBS Warburg compared the earnings per share, commonly referred to as EPS, of Proxim on a stand-alone basis to the estimated cash EPS of the combined company on a pro forma basis, excluding any synergies, extraordinary charges, net operating loss usage or other tax effects that may result from the merger. The results of these analyses indicate that for the calendar years ended 2001 and 2002, the merger would be dilutive on an EPS basis. UBS Warburg also compared the cash EPS of Proxim on a stand-alone basis to the estimated cash EPS of the combined company on a pro forma basis, excluding any synergies, extraordinary charges, net operating loss usage or other tax effects that may result from the merger. The results of these analyses indicate that for the calendar years ended 2001 and 2002, the merger would be accretive on a cash EPS basis.

     Pursuant to an engagement letter, dated January 23, 2001, between Proxim and UBS Warburg, UBS Warburg provided a financial fairness opinion to the Proxim board of directors in connection with the merger, and Proxim agreed to pay UBS Warburg a customary fee, which is not contingent upon the consummation of the merger. Proxim has also agreed to reimburse UBS Warburg for its expenses incurred in performing its services. In addition, Proxim has agreed to indemnify UBS Warburg and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling UBS Warburg or any of its affiliates against certain liabilities and expenses related to or arising out of UBS Warburg's engagement and any related transactions.

     Proxim selected UBS Warburg based on its experience, expertise and reputation. UBS Warburg is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distribu-tions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, UBS Warburg and its predecessors have provided investment banking services to Proxim and Netopia and received customary compensation for the rendering of such services. UBS Warburg has also participated in the public offerings of both Proxim and Netopia and provided financial advisory services to Proxim and Netopia in the past. In the ordinary course of its business, UBS Warburg, its successors and affiliates may trade or have traded securities of Proxim or Netopia for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. UBS Warburg and its affiliates, including UBS AG, may have other relationships in the ordinary course of business with Proxim and its affiliates.

OPINION OF NETOPIA'S FINANCIAL ADVISOR

     Under a letter agreement dated as of September 7, 1999, Netopia engaged Robertson Stephens to provide financial advisory and investment banking services in connection with the proposed merger and to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to the holders of Netopia common stock.

     On January 23, 2001, at a meeting of the Netopia board held to evaluate the proposed merger, Robertson Stephens delivered to Netopia's board its oral opinion (subsequently confirmed in writing on the same date) that, as of January 23, 2001 and based on the matters considered and the limitations on the review undertaken described in the opinion, the 0.3 exchange ratio was fair from a financial point of view to the holders of Netopia common stock. The 0.3 exchange ratio was determined through negotiations between the respective managements of Netopia and Proxim. Although Robertson Stephens assisted the management of Netopia in those negotiations, Robertson Stephens was not asked by, and did not recommend to, Netopia that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

     You should consider the following when reading the discussion of the opinion of Netopia's financial advisor in this document:

     - We urge you to read carefully the entire opinion of Robertson Stephens, which is set forth in Annex C to this joint proxy statement/prospectus and is incorporated by reference.

     - The following description of the Robertson Stephens opinion is qualified by reference to the full opinion located in Annex C to this joint proxy statement/prospectus. The full opinion sets forth, among other things, the assumptions made by Robertson Stephens, the matters it considered and the limitations on the review undertaken.

     - The Robertson Stephens opinion was prepared for the benefit and use of the Netopia board of directors in its consideration of the merger and does not constitute a recommendation to stockholders of Netopia or Proxim as to how they should vote at the special meeting, or take any other action, in connection with the merger.

     - The Robertson Stephens opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the Netopia board of directors as alternatives to the merger agreement or the underlying business decision of the Netopia board of directors to proceed with or effect the merger.

     Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the 0.3 exchange ratio to the holders of Netopia common stock.

Opinion and Analysis of Robertson Stephens

     In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens:

     - reviewed certain publicly available financial statements and other business and financial information of Netopia and Proxim;

     - reviewed with Netopia and Proxim certain publicly available estimates of research analysts relating to Netopia and Proxim;

     - held discussions with the respective management of Netopia and Proxim concerning the businesses, past and current operations, financial condition and future prospects of both Netopia and Proxim, independently and combined, including discussions with management of Netopia and Proxim concerning their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in the draft merger agreement dated January 23, 2001;

     - reviewed the stock price and trading history of Netopia common stock and Proxim common stock;

     - compared the financial performance of Netopia and the price and trading activity of Netopia common stock with that of certain publicly traded companies that it deemed comparable to Netopia;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

     - reviewed the pro forma impact of the merger on Proxim's revenue per share and cash earnings per share;

     - prepared an analysis of the relative contributions of Netopia and Proxim to the combined company;

     - participated in discussions and negotiations among representatives of Netopia and Proxim and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by management of Netopia and Proxim) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of management of Netopia and Proxim that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, Robertson Stephens did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Netopia or Proxim, nor was it furnished with any such evaluations or appraisals.

     With respect to the financial forecasts and projections (and the assumptions and bases for these forecasts and projections) for each of Netopia and Proxim that Robertson Stephens reviewed, upon the advice of the respective management of Netopia and Proxim, Robertson Stephens assumed that:

     - these forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions; and

     - these forecasts and projections reflected the best currently available estimates and judgments as to the future financial condition and performance of Netopia and Proxim.

     In addition, Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the draft merger agreement dated January 23, 2001 made available to it without material alteration, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with United States generally accepted accounting principles and that the aggregate of the termination fee and the proceeds from the option agreement (less exercise price) will not exceed 4% of the announced value of the transaction;

     - the merger will be treated as a "reorganization" as defined in the Internal Revenue Code of 1986, as amended;

     - the historical financial statements of each of Netopia and Proxim reviewed by it were prepared and fairly presented in accordance with United States generally accepted accounting principles consistently applied; and

     - the exchange ratio will not be reduced as a result of provisions of the draft merger agreement dated January 23, 2001.

     Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its legal counsel.

     Robertson Stephens expressed no opinion as to:

     - the value of any employee agreement or other arrangements entered into in connection with the merger;

     - any tax or other consequences that may result from the merger; or

     - the value of Proxim common stock when issued to Netopia's stockholders in connection with the merger or the price at which shares of Proxim common stock may be traded in the future.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain information in this section is presented in tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE ROBERTSON STEPHENS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

     Comparable Company Analysis. Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of Netopia and the following selected publicly traded companies in the network-accessing equipment and web platform solutions segments:

                         NETWORK -- ACCESSING EQUIPMENT

     - Carrier Access Corp.

     - Copper Mountain Networks, Inc.

     - Efficient Networks, Inc.

     - Paradyne Networks, Inc.

     - Polycom, Inc.

     - Turnstone Systems, Inc.

     - Tut Systems, Inc.

     - Westell Technologies, Inc.

                             WEB PLATFORM SOLUTIONS

     - Intershop Communications Ag

     - Open Market, Inc.

     - QRS Corp.

     Revenues. As set forth in the following table, applying a range of multiples for these companies for calendar year 2001 to Netopia's corresponding estimated calendar year 2001 revenue (by industry segment) and estimated calendar year 2001 cash earnings resulted in the following range of implied exchange ratios and equity values.

                                            RANGE OF            IMPLIED               IMPLIED
              METHODOLOGY                   MULTIPLES      EXCHANGE RATIO(A)      EQUITY VALUE(B)
              -----------                   ---------      -----------------      ---------------
Without Control Premium
CY 2001 Revenues -- DSL.................  0.30x - 0.70x
CY 2001 Revenues -- Web Platform........  0.50x - 1.00x
CY 2001 Total Revenues..................       --           0.158x - 0.240x     $104 - $158 million
CY 2001 Cash Earnings...................  25.0x - 35.0x     0.190x - 0.265x     $125 - $175 million
                                                   MEAN     0.174X - 0.253X     $115 - $167 MILLION
With Control Premium of 30% - 50%(c)
CY 2001 Revenues -- DSL.................  0.42x - 0.98x
CY 2001 Revenues -- Web Platform........  0.70x - 1.40x
CY 2001 Total Revenues..................       --           0.221x - 0.336x     $146 - $222 million
CY 2001 Cash Earnings...................  35.0x - 49.0x     0.265x - 0.372x     $175 - $245 million
                                                   MEAN     0.243X - 0.354X     $160 - $233 MILLION

-------------------------
(a) Based on a Proxim common stock price of $34.81.

(b) Equity value excludes a net debt of $59.4 million.

(c) Mean is centered around 40%.

     Selected Precedent Transaction Analysis. Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected precedent transactions in the communications equipment and eCommerce solutions industries as well as selected precedent transactions involving target companies that failed to meet analysts' estimates of earnings during the previous two quarters, including:

                            COMMUNICATIONS EQUIPMENT

     Ramp Networks/Nokia (December 6, 2000)

     Flowpoint Corporation Cabletron/Efficient Networks (November 21, 1999)

     Atlas Communications Engines/Polycom (November 18, 1999)
                              eCOMMERCE SOLUTIONS

     Prio/InfoSpace (December 6, 1999)

     Inex Corp./InfoSpace (August 16, 1999)

     iMALL, Inc./Excite@Home (July 13, 1999)

     iCat Corp./Intel Corp. (November 30, 1998)

     ViaWeb, Inc./Yahoo! Inc.(June 8, 1998)

   COMPANIES THAT FAILED TO MEET ANALYSTS' ESTIMATES DURING THE PREVIOUS TWO
                                    QUARTERS

     Saga Systems/Software AG (November 2, 2000)

     Corsair Communications/Lightbridge, Inc. (October 26, 2000)

     Microwave Power Devices/Ericsson, Inc. (October 13, 2000)

     National Discount Brokers/Deutsche Bank (October 10, 2000)

     NetCreations/DoubleClick (October 3, 2000)

     Applied Science & Technology/MKS Instruments (October 2, 2000)

     Printrak International/Motorola (August 29, 2000)

     Telescan/GlobalNetFinancial.com (August 17, 2000)

     BI/Kohlberg & Co. (August 11, 2000)

     4Front Technologies/NCR Corp. (August 3, 2000)

     Telxon/Symbol Technologies (July 26, 2000)

     CFM Technologies/Mattson Technology (June 28, 2000)

     PSC/Welch Allyn (June 6, 2000)

     HMT Technology/Komag (April 26, 2000)

     DBT Online/ChoicePoint (February 14, 2000)

     Robertson Stephens compared, among other things, the aggregate values in these transactions as a multiple of the preceding twelve months' revenues, or LTM, by industry segment and the following twelve months' revenues, or NTM, by industry segment. Applying these multiples to similar revenue figures for Netopia resulted in the following range of implied exchange ratios and implied equity values. Robertson Stephens also applied the premium to market paid in these transactions to the unaffected Netopia stock price as of January 18, 2001, which resulted in the following exchange ratios and implied equity values.

Revenue data was not publicly available for a number of the companies represented in the selected precedent transactions.

                                                                  IMPLIED               Implied
                                           MULTIPLE RANGE    EXCHANGE RATIO(A)      EQUITY VALUE(B)
                                           --------------    -----------------    -------------------
LTM Revenues -- DSL(c)...................  1.75x - 2.25x
LTM Revenues -- Web Platform(c)..........  1.50x - 2.00x
Total LTM Revenues(c)....................       --            0.331x - 0.402x     $218 - $265 million

NTM Revenues -- DSL(d)...................  1.25x - 1.75x
NTM Revenues -- Web Platform(d)..........  1.00x - 1.50x
Total NTM Revenues(d)....................       --            0.320x - 0.416x     $211 - $275 million

Premium to Market(e).....................      30% - 50%      0.222x - 0.256x     $146 - $169 million

                                                    MEAN      0.291X - 0.358X     $192 - $236 MILLION

-------------------------
(a)  Based on a Proxim common stock price of $34.81.

(b) Equity value excludes a net debt of $59.4 million.

(c)  Based on periods ended December 31, 1999 - December 31, 2000.

(d) Based on Robertson Stephens estimates for January 2001 - December 2001.

(e) Based on $5.94, which represents the unaffected Netopia stock price as of January 18, 2001.

     No company, transaction or business used in the Comparable Company Analysis or the Selected Precedent Transaction Analysis as a comparison is identical to Netopia or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

     Contribution Analysis. Robertson Stephens analyzed the respective contributions of Netopia and Proxim to the estimated cash earnings of the combined company for calendar years 2000 and 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                                                            NETOPIA'S                  PROXIM'S
                                                        CONTRIBUTIONS TO           CONTRIBUTIONS TO
                                                       COMBINED COMPANY'S         COMBINED COMPANY'S
                   CALENDAR YEAR                     ESTIMATED CASH EARNINGS    ESTIMATED CASH EARNINGS
                   -------------                     -----------------------    -----------------------
2000E..............................................           12.3%                      87.7%
2001E..............................................           17.6%                      82.4%

     The above contribution analysis for calendar years 2000 and 2001 resulted in the following implied exchange ratios and implied equity values.

                                                                 IMPLIED        IMPLIED EQUITY
                       CALENDAR YEAR                          EXCHANGE RATIO        VALUE
                       -------------                          --------------    --------------
2000E.......................................................      0.216x         $142 million
2001E.......................................................      0.330x         $217 million

     Pro Forma Merger Analysis. Robertson Stephens analyzed the impact of the merger on the estimated revenues and cash earnings of the combined company for calendar year 2001 based on research estimates for Netopia and Proxim. The following table summarizes the results of this analysis:

Calendar year 2001 estimated net revenue per share
  accretion.................................................  43.5%
Calendar year 2001 estimated cash earnings per share
  accretion.................................................   0.7%

     The actual results achieved by the combined company may vary from projected results and such variations may be material.

     Other Factors. While this summary describes the analyses and factors that Robertson Stephens deemed material in its presentation to the Netopia board of directors, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Netopia or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of Proxim common stock may be traded at any future time.

     Netopia's engagement letter with Robertson Stephens provides that, for its services, Robertson Stephens is entitled to receive a fee for delivering its opinion, whether or not the opinion is favorable, as well as an additional fee for its financial advisory and investment banking services contingent upon consummation of the merger. Netopia has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Netopia. The terms of the fee arrangement with Robertson Stephens, which Netopia and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Netopia and Robertson Stephens, and the Netopia board of directors was aware of these fee arrangements.

     Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with Netopia. Robertson Stephens has provided financial advisory and investment banking services to Netopia from time to time. Robertson Stephens may actively trade the equity of Netopia for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

     Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of Netopia's board of directors, you should be aware that the directors and officers of Netopia have interests in the merger and have arrangements that are different from, or are in addition to, those of Netopia stockholders generally. These include:

     - Directors. David King serves on the board of directors of both Proxim and Netopia. Alan Lefkof will be appointed as a director and Co-Chairman of Proxim's board of directors.

     - Employment. Messrs. Lefkof, Trupiano, Skoulis and Kadish will become executive officers of Proxim following completion of the merger. For a more complete description of the employment agreements entered into by these individuals in connection with the merger, see "Employment
       Agreements" beginning on page   .

     - Stock Options. Some directors and executive officers of Netopia have Netopia stock and stock options. As of December 31, 2000, officers and directors of Netopia owned options to purchase 1,930,285 shares of Netopia common stock, of which 1,176,764 were unvested. Of these options, 621,210 have an exercise price of at least $14.87 per share and will terminate at closing. On January 22, 2001, Netopia granted options to purchase a total of 1,800,000 shares of Netopia common stock at an exercise price of $7.625, the closing price per share on the Nasdaq National Market on the date of grant, to Netopia employees. Each of the options will expire on June 30, 2001 if the merger has not closed or another Corporate Transaction (as defined in the applicable stock option agreement) has not been consummated by that date. Should the merger or another Corporate Transaction be consummated on or before June 30, 2001, then the options shall have a maximum term of ten years from this date of grant, subject to earlier termination following the optionee's cessation of service. The options vest over four years. The following executive officers of Netopia were granted options on January 22, 2001 to purchase shares of Netopia common stock: Mr. Lefkof, 100,000 shares; Mr. Trupiano, 170,000 shares; Mr. Skoulis, 60,000 shares; Mr. Kadish, 170,000 shares; Mr. Spadafore, 90,000 shares; and Ms. Hauch, 40,000 shares.

     - Employee Stock Purchase Plan. Each of Netopia's employees, including officers, may purchase up to 2,000 shares of Netopia common stock under Netopia's Employee Stock Purchase Plan immediately prior to closing of the merger. The Employee Stock Purchase Plan is intended to qualify under
       Section 423 of the Internal Revenue Code. All in-progress offering periods will end immediately prior to the closing of the merger and stock will be purchased at a price of 85% of the lower of the fair market value of the common stock at the beginning of the offering period or on the applicable purchase date. Employees may end their participation at any time during the offering period.

     - Indemnification. Netopia directors and executive officers have customary rights to indemnification against losses incurred as a result of actions or omissions occurring prior to the effective time of the merger. In addition, the merger agreement provides that for a period of six years after the effective time, Proxim will maintain directors' and officers' liability insurance covering persons who are covered by Netopia's directors' and officers' insurance policy.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement and approval of the merger by the stockholders of Netopia and approval of the issuance of Proxim common stock in the merger by the stockholders of Proxim. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

STRUCTURE OF THE MERGER AND CONVERSION OF NETOPIA COMMON STOCK

     Pursuant to the merger agreement, ALK Acquisition Corp., a wholly-owned Delaware subsidiary of Proxim, will merge with and into Netopia. Immediately following the merger, Netopia will be a wholly-owned subsidiary of Proxim.

     Upon completion of the merger, each outstanding share of Netopia common stock will be converted into the right to receive 0.3 shares of Proxim common stock. No fractional shares of Proxim common stock will be issued pursuant to the merger. In lieu of the issuance of any fractional shares of Proxim common stock, Proxim will pay a cash amount equal to the product of such fractional share amount, after aggregating all fractional shares to which a former holder of Netopia common stock would be entitled, and the average of the closing prices of Proxim common stock reported on the Nasdaq National Market for the five trading days immediately preceding the effective time of the merger.

EXCHANGE OF NETOPIA STOCK CERTIFICATES FOR PROXIM STOCK CERTIFICATES

     When the merger is completed, Proxim's exchange agent will mail to Netopia stockholders a letter of transmittal and instructions for use in surrendering Netopia stock certificates in exchange for Proxim stock certificates. When former Netopia stockholders deliver their Netopia stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the Netopia stock certificates will be canceled, and former Netopia stockholders will receive Proxim stock certificates representing the number of full shares of Proxim common stock to which they are entitled under the merger agreement. They will receive payment in cash, without interest, in lieu of any fractional shares of Proxim common stock which would have been otherwise issuable to them in the merger.

     Netopia stockholders should not submit their Netopia stock certificates for exchange until they receive the transmittal forms from the exchange agent with instructions for the surrender of stock certificates.

NO DIVIDENDS

     Netopia stockholders are not entitled to receive any dividends or other distributions on Proxim common stock until the merger is completed and they have surrendered their Netopia stock certificates in exchange for Proxim stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of Netopia stock certificates and the issuance of the corresponding Proxim certificates, Netopia stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Proxim common stock.

     Proxim will only issue Netopia stockholders a Proxim stock certificate or a check in lieu of a fractional share in the name in which the surrendered Netopia stock certificate is registered. If Netopia stockholders wish to have their certificates issued in another name, they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinions of Gunderson Dettmer, tax counsel to Netopia, and Wilson Sonsini Goodrich & Rosati, tax counsel to Proxim, the following discussion addresses the material federal income tax consequences relevant to the merger that may be applicable to Netopia's stockholders who, pursuant to the merger, exchange their Netopia common stock for Proxim common stock, assuming that the merger is effected pursuant to applicable state law and as described in the merger agreement and in this joint proxy statement/prospectus. This summary is not a comprehensive description of all of the tax consequences that may be relevant to Netopia stockholders. For example, this discussion does not describe tax consequences that arise from rules that apply to some classes of taxpayers. This discussion also does not describe tax consequences that are generally assumed to be known by investors.

     The following discussion is based on and subject to the Internal Revenue Code, as amended, the regulations promulgated under the Internal Revenue Code, and existing administrative rulings and court decisions, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion also is based upon assumptions, limitations, representations and covenants, including those contained in certificates of Proxim, ALK Acquisition Corp., and Netopia, and may not be relied upon if any of such assumptions, limitations, representations or covenants are, or later become, inaccurate.

     In addition, this discussion assumes that Netopia stockholders hold their shares of common stock as a capital asset and does not address all the United States federal income tax consequences that may be relevant to Netopia stockholders in light of their particular circumstances or if Netopia stockholders are persons subject to special rules, such as rules applicable to:

     - banks and other financial institutions;

     - tax-exempt organizations and pension funds;

     - insurance companies;

     - dealers or traders in securities;

     - Netopia stockholders who received their Netopia common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

     - Netopia stockholders who are subject to alternative minimum tax provisions of the Internal Revenue Code;

     - Netopia stockholders whose functional currency is not the United States dollar;

     - Netopia stockholders who are not citizens or residents of the United States; and

     - Netopia stockholders who held Netopia common stock as part of a hedge, appreciated financial position, straddle or conversion transaction.

     This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion also does not address the tax consequences of an exchange or conversion of options or warrants for Netopia common stock into options or warrants for Proxim common stock.

     ACCORDINGLY, NETOPIA STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS. THIS DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER.

     Completion of the merger is conditioned on the receipt by Proxim of an opinion from Wilson Sonsini Goodrich & Rosati, Proxim's tax counsel, and the receipt by Netopia of an opinion from Gunderson Dettmer, Netopia's tax counsel, stating that the merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. These opinions will be based upon the existing law and the continuing truth and accuracy of the representations of Netopia and Proxim described above, and will be subject to certain assumptions and qualifications, including the assumption that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement. The tax opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to Proxim and Netopia or the stockholders of Proxim and Netopia.

     The merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code. Subject to the limitations and qualifications referred to herein, assuming the merger constitutes a reorganization, the merger will generally result in the following tax consequences:

     - no gain or loss will be recognized by Proxim, Netopia or ALK Acquisition Corp. solely as a result of the merger;

     - no gain or loss will be recognized by the holders of Netopia common stock upon the receipt of Proxim common stock solely in exchange for Netopia common stock in the merger, except to the extent of cash received in lieu of fractional shares;

     - cash payments received by holders of Netopia common stock in lieu of a fractional share will result in capital gain (or loss) measured by the difference between the cash payment received and the portion of the tax basis in the shares of Netopia common stock surrendered that is allocable to such fractional share. Such gain (or loss) will be long-term capital gain (or loss) if the shares of Netopia common stock allocable to such fractional share have been held for more than one year at the effective time of the merger;

     - the aggregate tax basis of the Proxim common stock received by Netopia stockholders in the merger will be the same as the aggregate tax basis of the Netopia common stock surrendered in exchange therefor, reduced by any tax basis allocable to a fractional share for which cash is received; and

     - the holding period with respect to Proxim common stock received by each Netopia stockholder in the merger will include the holding period for the Netopia common stock surrendered in exchange therefor.

     Backup Withholding. Federal income tax laws require that, to avoid backup withholding in an amount equal to 31% of "reportable payments," each Netopia stockholder must (a) provide Proxim with such stockholder's correct taxpayer identification number, or TIN, on Form W-9 and certify as to no loss of exemption from backup withholding or (b) establish a basis for exemption from backup withholding on a Form W-8 (including a form W-8BEN, W-8ECI, W-8EXP and W-8IMY) or Form W-9, as applicable. Exempt stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements. If Proxim is not provided with the correct TIN or an adequate basis for exemption, the stockholder may be subject to a $50 penalty imposed by the IRS. If withholding is made and results in an overpayment of taxes, a refund may be obtained. Reportable payments made pursuant to the merger will be reported to the extent required by the Internal Revenue Code to Netopia stockholders and the Internal Revenue Service.

     Reporting Requirements. Each Netopia stockholder that receives Proxim common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its tax basis in the Netopia common stock surrendered and the fair market value of the Proxim common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

     Consequences of IRS Challenge. A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in a Netopia stockholder recognizing gain or loss with respect to the Netopia common stock surrendered in the merger equal to the difference between the Netopia stockholder's basis in such stock and the fair market value, as of the effective time of the merger, of the Proxim common stock received in exchange therefor. In such event, a Netopia stockholder's aggregate tax basis in the Proxim common stock received would equal its fair market value as of the effective time of the merger, and the Netopia stockholder's holding period for such stock would begin the day after the merger.

ACCOUNTING TREATMENT FOR THE MERGER

     The merger will be accounted for by Proxim using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Netopia, including intangible assets, will be recorded at their fair market values and included in the financial statements of Proxim. The aggregate merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets acquired from Netopia will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. The fair value assigned to the in-process technology will be expensed upon the completion of the acquisition. These allocations will be made based upon valuations and other studies that have not yet been finalized. The results of operations and cash flows of Netopia will be included in Proxim's financial statements prospectively as of the consummation of the merger.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     This merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that Act have been satisfied. Proxim and Netopia have filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The merger may also be subject to various foreign antitrust laws, some of which may require Proxim and Netopia to make filings with foreign antitrust authorities. Proxim and Netopia intend to make filings with any foreign antitrust authorities, if required, and will not be permitted to complete the merger until any applicable waiting periods have expired or been terminated. In addition, the completion of this merger is subject to the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and compliance with applicable corporate laws of the State of Delaware.

CERTAIN SECURITIES LAWS CONSIDERATIONS

     The issuance of the shares of Proxim common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act, except for Proxim common stock issued to any person who is deemed to be an affiliate of Netopia. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Netopia and may include some of Netopia's officers and directors. Netopia's affiliates may not sell their Proxim common stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

NO APPRAISAL RIGHTS

     Under Delaware corporate law, holders of Proxim common stock and holders of Netopia common stock are not entitled to appraisal rights in connection with the merger because, on the record date, Netopia common stock was designated and quoted for trading on the Nasdaq National Market and will be converted into shares of Proxim common stock, which at the effective time of the merger will be listed on the Nasdaq National Market.

LISTING ON THE NASDAQ NATIONAL MARKET OF PROXIM COMMON STOCK TO BE ISSUED IN THE MERGER

     Proxim has agreed to cause the shares of Proxim common stock to be issued and to be reserved for issuance in connection with the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF NETOPIA COMMON STOCK AFTER THE MERGER

     If the merger is completed, Netopia's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

                              THE MERGER AGREEMENT

     This section of the joint proxy statement/prospectus describes the merger agreement. While Proxim and Netopia believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A, and Proxim and Netopia urge you to read it carefully.

GENERAL

     Following the adoption of the merger agreement and approval of the merger by Netopia stockholders and the approval of the share issuance by the Proxim stockholders, and the satisfaction or waiver of the other conditions to the merger, ALK Acquisition Corp., a wholly-owned subsidiary of Proxim, will merge with and into Netopia. Netopia will survive the merger as a wholly-owned subsidiary of Proxim. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware.

THE EXCHANGE RATIO AND TREATMENT OF NETOPIA COMMON STOCK

     At the effective time of the merger, each issued and outstanding share of Netopia common stock will be converted into the right to receive 0.3 shares of Proxim common stock. However, any shares owned by Netopia, Proxim or any of their direct or indirect wholly-owned subsidiaries will be cancelled without conversion. Proxim will adjust the exchange ratio to reflect any reclassification, stock split, stock dividend, reorganization or other similar change with respect to Proxim common stock or Netopia common stock occurring before the effective time of the merger.

     Based on the exchange ratio of 0.3, and based on the number of shares of Netopia common stock and options to purchase Netopia common stock outstanding as
of February   , 2001, a total of approximately      shares of Proxim common
stock and options to purchase Proxim common stock will be issued or granted in the merger.

TREATMENT OF NETOPIA STOCK OPTIONS

     At the effective time of the merger, Proxim will assume all outstanding options, whether vested or unvested, to purchase shares of Netopia common stock at an exercise price per share of less than $14.87 and convert them into options to purchase Proxim common stock subject to the same terms and conditions as were applicable prior to the effective time of the merger, including, without limitation, any repurchase rights or vesting provisions. The number of shares of Proxim common stock issuable upon the exercise of these stock options will be adjusted based on the exchange ratio. Any fractional share of Proxim common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per share of Proxim common stock issuable under each Netopia option will equal the exercise price per share of the Netopia common stock purchasable under the Netopia option divided by the exchange ratio. The exercise price will be rounded up to the nearest whole cent. Any options to purchase shares of Netopia common stock having an exercise price of at least $14.87 per share will accelerate in full immediately prior to closing of the merger and will terminate in accordance with their terms to the extent not exercised.

     Proxim will reserve for issuance a sufficient number of shares of its common stock for delivery upon a Netopia optionholder's exercise of his or her option. Proxim will file a registration statement on Form S-8 for the shares of Proxim common stock issuable with respect to assumed Netopia stock options.

EXCHANGE OF CERTIFICATES

     Exchange Agent; Exchange Procedures; No Further Ownership Rights. After the effective time of the merger, Proxim's exchange agent will mail to each record holder of Netopia common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive certificates representing Proxim common stock, cash in lieu of any fractional Proxim common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of Netopia common stock will be cancelled. After the effective time of the merger, each certificate representing shares of Netopia common stock that have not been surrendered will only represent (1) the number of whole shares of common stock of Proxim into which such shares have been converted, (2) the right to receive cash in lieu of any fractional share of Proxim common stock and (3) any dividends or distributions that may be applicable. Following the effective time of the merger, Netopia will not register any transfers of Netopia common stock on its stock transfer books.

     No Fractional Shares. Proxim will not issue any fractional shares of common stock in the merger. Instead, each holder of shares of Netopia common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of common stock of Proxim will receive cash, without interest, equal to such fraction multiplied by the average of the closing prices reported on the Nasdaq National Market for Proxim common stock for the five trading days immediately preceding the effective time of the merger.

     Distributions With Respect to Unexchanged Shares. After the effective time of the merger, no dividends or other distributions declared or made after the closing of the merger with respect to Proxim common stock will be paid to the holder of any unsurrendered Netopia certificate until the holder surrenders its Netopia certificate in accordance with the letter of transmittal.

     Lost Certificates. If any Netopia common stock certificate is lost, stolen or destroyed, a Netopia stockholder must provide an appropriate affidavit certifying that fact. Proxim may require a Netopia stockholder to deliver a bond as indemnity against any claim that may be made against Proxim with respect to any lost, stolen or destroyed certificate.

     Holders of Netopia common stock should not send in their certificates until they receive transmittal forms from the exchange agent with instructions for the surrender of stock certificates.

REPRESENTATIONS AND WARRANTIES

     Proxim and Netopia each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

Representations and warranties

     Each of the companies made representations and warranties as to:

     - corporate organization and qualification to do business;

     - certificate of incorporation and bylaws;

     - capitalization;

     - authorization of the merger agreement;

     - the effect of the merger on obligations under applicable laws;

     - regulatory approvals required to complete the merger;

     - filings and reports with the Securities and Exchange Commission;

     - financial statements;

     - liabilities;

     - changes in business since September 30, 2000;

     - litigation;

     - information supplied in this joint proxy statement/prospectus and the related registration statement filed by Proxim;

     - payments, if any, required to be made to brokers and agents on account of the merger;

     - intellectual property;

     - the fairness opinion received by each company;

     - approval by the board of directors; and

     - the vote of stockholders required to approve the merger or the share issuance, as applicable.

     In addition, Netopia made representations and warranties as to:

     - compliance with applicable laws;

     - permits required to conduct business and compliance with those permits;

     - employee benefit plans;

     - labor relations;

     - restrictions on the conduct of business;

     - properties it owns and leases;

     - taxes;

     - applicable environmental laws;

     - agreements, contracts and commitments;

     - insurance; and

     - the inapplicability of state takeover statues to the merger.

     In addition, Proxim and ALK Acquisition Corp. made representations and warranties as to:

     - Proxim common stock to be issued in the merger; and

     - operations of ALK Acquisition Corp.

     All representations and warranties of Netopia and Proxim expire at the effective time of the merger.

     The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled "Representations and Warranties of Company," relating to Netopia and "Representations and Warranties of Parent and Merger Sub," relating to Proxim and ALK Acquisition Corp.

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Netopia agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless Proxim consents in writing, Netopia will use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization;

     - keep available the services of its present officers and employees; and

     - preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     Netopia also agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless Proxim consents in writing, Netopia will conduct its business in compliance with certain specific restrictions relating to the following:

     - restricted stock and stock options;

     - employees and employee benefits, including severance and termination payments;

     - the transfer or license of intellectual property rights;

     - the issuance of dividends or other distributions;

     - the issuance, encumbrance and redemption of securities;

     - amendment to its certificate of incorporation and bylaws;

     - the acquisition of assets or other entities;

     - the sale, lease, license and disposition of assets;

     - the incurrence of indebtedness;

     - the adoption, amendment or increase of employee benefit plans, policies or arrangements;

     - payment or settlement of liabilities;

     - modification, amendment or termination of material contracts;

     - revaluation of assets or changing of accounting policies and procedures;

     - entering into agreements outside of the ordinary course of business in excess of $250,000;

     - actions which could be expected to impact treatment of the merger as a "reorganization" under the Internal Revenue Code;

     - making of tax elections;

     - making of loans, advances, capital contributions and investments;

     - modification, amendment or termination of confidentiality agreements; and

     - engaging in actions with the intent to adversely impact the merger.

     Proxim agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless Netopia consents in writing, Proxim will conduct its business in compliance with certain specific restrictions relating to the following:

     - actions which could be expected to impact treatment of the merger as a "reorganization" under the Internal Revenue Code;

     - restricted stock and stock options;

     - the issuance of dividends or other distributions;

     - amendment to its certificate of incorporation and bylaws; and

     - revaluation of assets or changing of accounting policies and procedures.

     The agreements related to the conduct of Netopia's and Proxim's businesses in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of Business by Company," relating to Netopia and "Conduct of Business By Parent," relating to Proxim.

NO SOLICITATION BY NETOPIA

     Netopia further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any Acquisition Proposal.

     An "Acquisition Proposal" is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal by Proxim.

     Until the merger is completed or the merger agreement is terminated, Netopia and its subsidiaries agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal;

     - except as provided below with respect to an unsolicited bona fide proposal, participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to any Acquisition Proposal;

     - take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

     - except as provided below with respect to an unsolicited bona fide proposal, engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

     - subject to limited exceptions, approve, endorse or recommend any Acquisition Proposal; or

     - enter into any letter of intent or other agreement or contract relating to any Acquisition Transaction.

     An "Acquisition Transaction" is any transaction or series of related transactions, other than the Proxim/Netopia merger, involving any of the following:

     - the acquisition or purchase from Netopia of more than a 15% interest in the total outstanding voting securities of Netopia or any of its subsidiaries;

     - any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Netopia or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving Netopia pursuant to which the stockholders of Netopia immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity;

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of Netopia; or

     - any liquidation, dissolution, recapitalization or other significant reorganization of Netopia.

     Netopia's board of directors may, without breaching the merger agreement, respond to an unsolicited, bona fide written Acquisition Proposal by discussing the proposal with the party making the proposal, furnishing information to the party making the proposal, recommending an Acquisition Proposal to Netopia's stockholders or withdrawing its recommendation of the merger agreement with Proxim, if all of the following conditions are met:

     - Netopia's board reasonably determines that the proposal constitutes a Superior Proposal (as defined below);

     - Netopia's board determines in good faith, after consulting with its outside legal counsel, that its fiduciary obligations require it to do so;

     - Netopia receives from such person an executed confidentiality agreement;

     - Netopia gives prior written notice to Proxim of discussions or negotiations with, or furnishing of information to, the party making the proposal; and

     - when furnishing nonpublic information to the party making the proposal, Netopia contemporaneously furnishes the same information to Proxim, to the extent it has not already been received by Proxim.

     For purposes of the foregoing, any action by any officer, director, affiliate or employee of Netopia or any investment banker, attorney or other advisor or representative of Netopia is deemed to be an action by Netopia.

     A "Superior Proposal" is an Acquisition Proposal with respect to which Netopia's board of directors determines in its reasonable judgment (based upon the advice of Netopia's independent financial advisors) (i) that the acquiring party is capable of consummating (including, if relevant, obtaining any necessary financing) and (ii) provides greater value to Netopia's stockholders than the merger with Proxim.

     Netopia has agreed to promptly inform Proxim of any request for information that Netopia reasonably believes would lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry with respect to or which Netopia reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Netopia further agreed to keep Proxim informed in all material respects of the status and details, including material amendments or proposed amendments, of any such request, Acquisition Proposal or inquiry, and to provide Proxim with advance notice of any meeting of the Netopia board of directors at which the board of directors is reasonably expected to consider an Acquisition Proposal or recommend a Superior Proposal to Netopia's stockholders.

NETOPIA STOCKHOLDERS MEETING

     Netopia is obligated under the merger agreement to hold and convene the Netopia special meeting of stockholders for purposes of voting for adoption of the merger agreement and approval of the merger. Unless Netopia's board of directors withdraws its recommendations and recommends a Superior Proposal, Netopia's board of directors will recommend that Netopia's stockholders vote in favor of adoption of the merger agreement and approval of the merger.

PROXIM STOCKHOLDERS MEETING

     Proxim is obligated under the merger agreement to hold and convene the Proxim special meeting of stockholders for purposes of voting on the issuance of shares of Proxim common stock in the merger. Proxim's board of directors will recommend that Proxim's stockholders vote in favor of the issuance of Proxim's shares in connection with the merger.

EMPLOYEE BENEFITS MATTERS

     Individuals who continue to be employed by Netopia after the merger is completed who become participants or are subject to Proxim's employee benefit plans will, subject to certain qualifications, receive benefits that are in the aggregate, substantially similar to those applicable to employees of Proxim in similar functions and positions on similar terms.

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of Proxim and Netopia to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, to the extent legally permissible, of each of the following conditions before completion of the merger:

     - the merger agreement must be adopted and the merger must be approved by holders of a majority of the outstanding shares of Netopia common stock;

     - the issuance of Proxim's shares to Netopia's stockholders must be approved by a majority of the outstanding shares of Proxim common stock present or represented by proxy at the Proxim stockholders' meeting;

     - Proxim's registration statement on Form S-4 must be effective, no stop order suspending its effectiveness can be in effect and no proceedings for suspension of its effectiveness can have been initiated or threatened by the SEC;

     - no law, regulation or order has been enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

     - Proxim and Netopia must each receive from their respective tax counsel an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

     - the shares of Proxim's common stock to be issued in the merger will have been authorized for listing on the Nasdaq National Market.

     Netopia's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Proxim's representations and warranties must be true and correct as of January 23, 2001 and at and as of the date the merger is to be completed as if made at and as of that time except:

       - to the extent Proxim's representations and warranties address matters only as of a particular date, they must be true and correct as of that date;

       - if any of Proxim's representations and warranties (other than representations and warranties relating to capital structure, board approval and vote required, which must be true in all material respects) are not true and correct but the effect, in the aggregate, of the inaccuracies of these representations and breaches of these warranties does not have a Material Adverse Effect (as defined below) on Proxim, then this condition will be deemed satisfied;

     - Proxim must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Proxim at or before completion of the merger;

     - Proxim has had no Material Adverse Effect since January 23, 2001; and

     - Proxim's board of directors has elected Alan Lefkof as a director and Co-Chairman of the Proxim board, contingent upon the closing of the merger.

     Proxim's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Netopia's representations and warranties must be true and correct as of January 23, 2001 and at and as of the date the merger is to be completed as if made at and as of that time except:

       - to the extent Netopia's representations and warranties address matters only as of a particular date, they must be true and correct as of that date; and

       - if any of Netopia's representations and warranties (other than representations and warranties relating to capital structure, board approval, vote required and inapplicability of state takeover statutes, which must be true and correct in all material respects) are not true and correct but the effect, in the aggregate, of the inaccuracies of these representations and breaches of these warranties does not have a Material Adverse Effect on Netopia, then this condition will be deemed satisfied;

     - Netopia must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Netopia at or before completion of the merger;

     - the option agreement between Proxim and Netopia shall remain in full force and effect;

     - the employment agreements by and among Netopia, Proxim and each of Alan Lefkof, Michael Trupiano and at least one of David Kadish and Thomas Skoulis remain in full force and effect; and

     - Netopia has had no Material Adverse Effect since January 23, 2001.

DEFINITION OF MATERIAL ADVERSE EFFECT

     Under the terms of the merger agreement, a Material Adverse Effect on either Proxim or Netopia is defined to mean any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition, capitalization or results of operations of such entity and its subsidiaries taken as a whole.

     However, under the terms of the merger agreement, none of the following, alone or in combination, will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be a material adverse effect on any entity:

       - a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself;

       - any change, event, violation, inaccuracy, circumstance or effect that such entity successfully bears the burden of proving results from changes affecting the industry in which such entity operates generally (which changes do not disproportionately affect such entity) or the United States economy generally;

       - any adverse change, effect, event, occurrence, state of facts or development to the extent primarily and directly attributable to the announcement or pendency of the merger (including any cancellations or delays in customer orders, any reductions in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees that is so attributable), provided that the entity claiming that such change, effect, event, occurrence, state of facts or development does not constitute a Material Adverse Effect bears the burden of showing that it is primarily and directly attributable to the announcement or pendency of the merger; or

       - any litigation commenced or threatened against Netopia or Proxim or any member of the board of directors of Netopia or Proxim with respect to the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after adoption of the merger agreement and approval of the merger by Netopia's stockholders and Proxim's stockholders:

     - by mutual consent of the boards of Proxim and Netopia;

     - by Proxim or Netopia, if the merger is not completed before June 30, 2001, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before June 30, 2001 and this action or failure to act constitutes a material breach of the merger agreement or a material acquisition or proposed acquisition by Proxim;

     - by Proxim or Netopia, if there is any final and nonappealable action of a court or governmental authority having jurisdiction over either Proxim or Netopia permanently restraining, enjoining or prohibiting the completion of the merger;

     - by Proxim or Netopia, if the stockholders of Netopia fail to adopt the merger agreement and approve the merger at a Netopia stockholders' meeting, or if the stockholders of Proxim fail to approve the share issuance at a Proxim stockholders' meeting;

     - by Netopia, upon Proxim's breach of any representation, warranty, covenant or agreement in the merger agreement, or if any of Proxim's representations or warranties become untrue, in either case so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Proxim, Netopia may not terminate the merger agreement so long as Proxim exercises best efforts to cure the breach;

     - by Proxim, upon Netopia's breach of any representation, warranty, covenant or agreement in the merger agreement, or if any of Netopia's representations or warranties become untrue, in either case so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Netopia, Proxim may not terminate the merger agreement so long as Netopia exercises best efforts to cure the breach; or

     - by Proxim if any of the following shall have occurred:

       - Netopia's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Proxim or its stockholders;

       - Netopia's board of directors recommends any Acquisition Proposal;

       - Netopia breaches in any material respect any of the non-solicitation provisions of the merger agreement;

       - an Acquisition Proposal is announced or becomes publicly known, and Netopia's board of directors fails to recommend against that proposal or fails to reconfirm its approval and recommendation of the merger agreement and the merger, within five business days; or

       - Netopia's board of directors resolves to take any of the foregoing actions.

PAYMENT OF TERMINATION FEE BY NETOPIA

     Netopia will pay Proxim a termination fee of $6.7 million if any of the following conditions occur:

     - Proxim terminates the merger agreement because of any of the following:

       - Netopia's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Proxim or its stockholders;

       - Netopia's board of directors recommends any Acquisition Proposal;

       - Netopia breaches in any material respect any of the non-solicitation provisions of the merger agreement;

       - an Acquisition Proposal is announced or becomes publicly known, and Netopia's board of directors fails to recommend against that proposal or fails to reconfirm its approval and recommendation of the merger agreement and the merger, within five business days; or

       - Netopia's board of directors resolves to take any of the foregoing actions.

     - the merger agreement is terminated either because the merger is not consummated by June 30, 2001 or because Netopia's stockholders do not approve the merger agreement and, at or prior to either of such events, there shall exist or have been a publicly proposed bona fide Acquisition Proposal relating to a Company Acquisition with a person or group reasonably capable of consummating a Company Acquisition and Netopia consummates a Company Acquisition, or enters into a definitive agreement with respect to a Company Acquisition, within twelve months of such termination.

     Additionally, Netopia granted Proxim an option to purchase 19.99% of its issued and outstanding common stock for a per share exercise price of $11.08. This option is exercisable by Proxim upon the occurrence of any event which causes the termination fee to become payable by Netopia to Proxim under the merger agreement. For more information regarding the option, you should refer to the form of option agreement attached as Exhibit B to the merger agreement, which is attached to this joint proxy statement/ prospectus as Annex A, and see
page   of this joint proxy statement/prospectus.

OPERATIONS AFTER THE MERGER

     Following the merger, it is expected that Netopia will continue its operations as a wholly-owned subsidiary of Proxim. The stockholders of Netopia will become stockholders of Proxim, and their rights as stockholders will be governed by the Proxim certificate of incorporation and bylaws, as currently in effect, and the laws of Delaware. See "Comparison of Rights of Holders of Proxim
Common Stock and Netopia Common Stock" on page      .

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Proxim and Netopia may amend the merger agreement before completion of the merger by mutual written consent. In addition, either Proxim or Netopia may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                        AGREEMENTS RELATED TO THE MERGER

     This section of the joint proxy statement/prospectus describes agreements related to the merger agreement, including the Proxim Voting Agreements, the Netopia Voting Agreements, the Netopia Affiliate Agreements, the Option Agreement and the Employment Agreements. While Proxim and Netopia believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. Forms of these agreements are attached as exhibits to Annex A of this joint proxy statement/prospectus.

PROXIM VOTING AGREEMENTS

     The following Proxim stockholders entered into voting agreements with
Netopia: Raymond Chin, Leslie Denend, Keith Glover, David King, Gregory Reyes and Jeffrey Saper. By entering into the voting agreements, these Proxim stockholders have irrevocably appointed Netopia as their lawful attorney and proxy. These proxies give Netopia the limited right to vote the shares of Proxim common stock beneficially owned by these Proxim stockholders and affiliated entities subject to the voting agreements (a) in favor of the approval of the issuance of Proxim common stock under the merger agreement and (b) against the approval of any proposal made in opposition to, or in competition with, the issuance of Proxim common stock under the merger agreement. These Proxim stockholders may vote their shares of Proxim common stock on all other matters.

     As of January 23, 2001, the Proxim stockholders who entered into voting agreements collectively beneficially owned approximately 350,000 shares of Proxim common stock which represented approximately 1.3% of the outstanding Proxim common stock. None of the Proxim stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

     Each Proxim stockholder who is a party to a voting agreement agreed not to sell or otherwise transfer the Proxim stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any of those securities or any interest in any of those securities is transferred agrees to be bound by the terms and provisions of the voting agreement.

     The Proxim voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of Proxim voting agreement is attached as Exhibit A-2 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

NETOPIA VOTING AGREEMENTS

     The following Netopia stockholders entered into voting agreements with
Proxim: Reese Jones, David Marquardt, Alan Lefkof, Michael Trupiano, Thomas Skoulis and David Kadish. By entering into the voting agreements, these Netopia stockholders have irrevocably appointed Proxim as their lawful attorney and proxy. These proxies give Proxim the limited right to vote the shares of Netopia common stock beneficially owned by these Netopia stockholders subject to the voting agreements (a) in favor of the adoption of the merger agreement and (b) against any proposal made in opposition to or in competition with the adoption of the merger agreement. These Netopia stockholders may vote their shares of Netopia common stock on all other matters.

     As of January 23, 2001, the Netopia stockholders who entered into voting agreements collectively beneficially owned approximately 1.5 million shares of Netopia common stock which represented approximately 8.6% of the outstanding Netopia common stock. None of the Netopia stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

     Each Netopia stockholder who is a party to a voting agreement agreed not to sell or otherwise transfer the Netopia stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any of those securities or any interest in any of those securities is transferred agrees to be bound by the terms and provisions of the voting agreement.

     The Netopia voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of Netopia voting agreement is attached as Exhibit A-1 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

NETOPIA AFFILIATE AGREEMENTS

     The following directors and executive officers of Netopia entered into affiliate agreements: Reese Jones, David Marquardt, Alan Lefkof, Michael Trupiano, Thomas Skoulis and David Kadish. Under the affiliate agreements, these Netopia officers and directors acknowledged the resale restrictions imposed by Rule 145 and, to the extent applicable, Rule 144 under the Securities Act on shares of Proxim common stock to be received by them in the merger. In accordance with the affiliate agreements, Proxim will be entitled to place appropriate legends on these Netopia stockholders' certificates evidencing any Proxim common stock to be received by them and to issue "stop transfer" instructions to the transfer agent for the Proxim common stock held by them. The form of affiliate agreement is attached as Exhibit D to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

OPTION AGREEMENT

     As a condition to Proxim's willingness to enter into the merger agreement, Netopia granted to Proxim an irrevocable option to acquire up to 19.99% of Netopia's issued and outstanding common shares. The exercise price payable for these shares is $11.08 per share, payable in cash. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. The form of option agreement is attached as Exhibit B to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

     The option is intended to increase the likelihood that the merger will be completed. Some of the aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Netopia or its assets before completion of the merger.

     Exercise Events. Proxim may exercise the option, in whole or part, at any time or from time to time, upon the occurrence of any of the following events:

     - Proxim terminates the merger agreement because of any of the following:

       - Netopia's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Proxim or its stockholders;

       - Netopia's board of directors recommends any Acquisition Proposal;

       - Netopia breaches in any material respect any of the non-solicitation provisions of the merger agreement; or

       - an Acquisition Proposal is announced or becomes publicly known and Netopia's board of directors fails to recommend against that proposal or fails to reconfirm its approval and recommendation of the merger agreement and the merger, within five business days.

     - the merger agreement is terminated either because the merger is not consummated by June 30, 2001 or because Netopia's stockholders do not approve the merger agreement and, at or prior to either of such events, there shall exist or have been a publicly proposed bona fide Acquisition Proposal relating to a Company Acquisition with a person or group reasonably capable of consummating a Company Acquisition and Netopia consummates a Company Acquisition, or enters into a definitive agreement with respect to a Company Acquisition, within twelve months of such termination.

     Termination. The option will terminate and cease to be exercisable upon the earliest of any of the following:

     - the completion of the merger;

     - twelve months after termination of the merger agreement based on a failure of the merger to be consummated by June 30, 2001 or the failure to obtain the required approval of Netopia stockholders if no event causing the termination fee to become payable has occurred;

     - twelve months after payment of the termination fee in connection with Proxim's termination of the merger agreement because of any of the following:

       - Netopia's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Proxim or its stockholders;

       - Netopia's board of directors recommends any Acquisition Proposal;

       - Netopia breaches in any material respect any of the non-solicitation provisions of the merger agreement; or

       - an Acquisition Proposal is announced or becomes publicly known and Netopia's board of directors fails to recommend against that proposal or fails to reconfirm its approval and recommendation of the merger agreement and the merger, within five business days.

     - twelve months after payment of the termination fee in connection with a termination of the merger agreement based on a failure of the merger to be consummated by June 30, 2001 or the failure to obtain the required approval of Netopia stockholders, in either case if at or prior to such event there shall exist or have been a publicly proposed bona fide Acquisition Proposal relating to a Company Acquisition with a person or group reasonably capable of consummating a Company Acquisition and Netopia consummates a Company Acquisition, or enters into a definitive agreement with respect to a Company Acquisition, within twelve months of such termination; and

     - the date on which the merger agreement is otherwise terminated.

     Repurchase at the Option of Proxim. During the period when the option is exercisable, Proxim may require Netopia to repurchase from Proxim the unexercised portion of the option at a price per share equal to the difference between (a) the Market/Tender Offer Price (defined as the higher of (i) the highest price per share offered pursuant to any Acquisition Proposal and (ii) the highest closing sale price of Netopia common stock on the Nasdaq National Market for the 20 preceding trading days), and (b) the option exercise price. Proxim can also require Netopia to repurchase from Proxim shares that Proxim purchased upon exercise of the option at a repurchase price per share equal to the exercise price per share plus the difference between the Market/Tender Offer Price and the option exercise price.

     Economic Benefit to Proxim is Limited. The option agreement limits the maximum payments to Proxim pursuant to the option agreement to $7,818,900 plus the aggregate exercise price paid by Proxim for the option shares under the option agreement, less any amounts paid as a termination fee pursuant to the merger agreement and the net value of the cash or property received by Proxim for the sale of the option shares.

     Registration Rights. The option agreement grants registration rights to Proxim with respect to the shares of Netopia common stock represented by the option, including the right to demand that Netopia register all or part of such shares with the Securities and Exchange Commission, provided that Proxim will only be able to make two such demands, and has the right to register all or part of such shares if Netopia otherwise register effects a registration for its own account.

EMPLOYMENT AGREEMENTS

     Each of Messrs. Lefkof, Trupiano, Skoulis and Kadish have entered into employment agreements and change of control severance agreements that take effect with Proxim as of the effective time of the merger. Each agreement provides for the executive's base salary, target bonus, proposed option grant and for benefits in accordance with Proxim's established benefits plans and programs for employees. Each agreement provides for the executive to receive the benefits of Netopia's change of control severance agreements previously entered into between Netopia and each executive, including an additional twelve months of vesting and other severance benefits if terminated without cause or constructively terminated by Proxim within twelve months following the closing of the merger. The employment agreements also provide that each executive will not solicit any employees or customers of Proxim or its subsidiaries or compete with Proxim or Netopia until the later to occur of the first anniversary of the closing of the merger or the date on which severance payments cease. In addition, in the event that Proxim is acquired and the rights under Netopia's severance agreements were not triggered, each executive will be entitled to the rights under Proxim's change of control severance agreements. Each of these agreements provides that if an executive is involuntarily terminated within 24 months following a change of control of Proxim, the executive will be entitled to 100% of his current base salary plus targeted bonus for a period of twelve months, certain continued employee benefits for twelve months and all unvested options will vest immediately upon such termination.

     Pursuant to their respective employment agreements with Proxim, Messrs. Lefkof, Trupiano, Skoulis and Kadish will be entitled to receive the following compensation as of the effective time of the merger:

                                                             ANNUAL                     PROPOSED STOCK
                                                           BASE SALARY   TARGET BONUS    OPTION GRANT
                                                           -----------   ------------   --------------
Alan Lefkof..............................................   $297,500       $ 95,000        150,000
Michael Trupiano.........................................   $206,000       $ 75,000        120,000
Thomas Skoulis...........................................   $170,000       $105,000         60,000
David Kadish.............................................   $196,000       $ 60,000         70,000

     Each executive's target bonus shall be pro-rated for that portion of the year during which such executive is an employee of Proxim. Proxim's board of directors, in its discretion, may award Messrs. Trupiano and Skoulis target bonuses of $75,000 and $105,000, respectively, depending on specific criteria such as revenue targets and other milestones. Proxim's board will grant the proposed options at the first Proxim board meeting, which shall occur no later than 90 days after the effective time of the merger, at an exercise price equal to the then current fair market value. The options will begin vesting as of the effective time of the merger and will be subject to the terms of the Proxim stock plan and each executive's respective stock option agreement and change of control severance agreement.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                  PROXIM COMMON STOCK AND NETOPIA COMMON STOCK

     This section of the joint proxy statement/prospectus describes the material differences between the rights of holders of Netopia common stock and holders of Proxim common stock. While Proxim and Netopia believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the certificates of incorporation and bylaws of Proxim and Netopia and it is qualified in its entirety by applicable Delaware law as well as to Proxim's and Netopia's respective certificates of incorporation and bylaws. You should carefully read this entire summary and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Netopia and being a stockholder of Proxim. Proxim's and Netopia's respective certificates of incorporation and bylaws are on file with the SEC and will also be sent to you upon request. See "Where You
Can Find More Information" on page   .

     Proxim and Netopia are both incorporated under the laws of the State of Delaware. The rights of stockholders of each company are governed by Delaware law and by their respective certificates of incorporation and bylaws. If the merger is completed, stockholders of Netopia will become stockholders of Proxim and the rights of such former stockholders of Netopia will be governed by Delaware law, the Proxim certificate of incorporation and the Proxim bylaws. The following sections describe differences in the charter documents of Netopia and Proxim that could materially affect the rights of stockholders of Netopia after completion of the merger.

COMMON STOCK

     Each of Proxim and Netopia have one class of common stock issued and outstanding. Holders of Proxim common stock and holders of Netopia common stock are each entitled to one vote for each share held.

PREFERRED STOCK

     The certificates of incorporation of each of Proxim and Netopia provide that the respective boards of directors are authorized to issue shares of preferred stock in one or more series and to determine or alter the rights, preferences, privileges and restrictions of the shares to be included in such series.

AUTHORIZED CAPITAL STOCK

     The total authorized shares of capital stock of Proxim consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

     The total authorized shares of capital stock of Netopia consists of 25,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. At its annual meeting of stockholders on January 29, 2001, Netopia's stockholders approved an amendment to Netopia's certificate of incorporation to increase the total authorized shares of common stock to 50,000,000 shares. Netopia intends to file a certificate of amendment to its certificate of incorporation to effect this increase prior to the effective time of the merger.

BOARD OF DIRECTORS

Size of the Board of Directors

     Proxim's board of directors consists of five directors. Netopia's board of directors consists of four directors. The bylaws of each of Proxim and Netopia provide that the number of directors may be changed by the written consent of the holders of a majority of the outstanding shares entitled to vote or by resolution of a majority of the members of the board of directors.

Removal of Directors

     Proxim's certificate of incorporation provides that directors may be removed for cause by the affirmative vote of a majority of the shares of capital stock entitled to vote generally in an election of directors and may be removed without cause by the affirmative vote of at least 66 2/3% of the shares of capital stock entitled to vote generally in an election of directors.

     Netopia's bylaws provide that any director may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

     Proxim's bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by the sole remaining director. However, a vacancy created by the removal of a director by the vote or written consent of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by unanimous written consent of the holders of all shares entitled to vote thereon.

     Netopia's bylaws provide that vacancies on the board of directors may be filled by a majority of the remaining directors.

Special Meetings of the Board of Directors

     Proxim's bylaws provide that special meetings of the board may be called by or at the request of the chairman, the president, any vice president, the secretary or any two directors on two days' notice if by personal delivery, or four days' notice if by mail, to each director.

     Netopia's bylaws provide that special meetings of the board may be called by or at the request of the president or any two directors on two days' notice if by personal delivery, or ten days' notice if by mail, to each director.

STOCKHOLDERS' MEETINGS

Special Meetings

     Proxim's bylaws provide that special meetings of stockholders may be called at any time by the board of directors, the chairman, the president, the chief executive officer or the holders of shares entitled to cast not less than a majority of the votes at that meeting.

     Netopia's bylaws provide that a special meetings of the stockholders may be called at any time by the president or the holders of shares entitled to cast at least 10% of the votes at that meeting.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Certificate of Incorporation

     Under Delaware General Corporation Law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     Proxim's certificate of incorporation contains a provision requiring the affirmative vote of the holders of at least 66 2/3 % of the outstanding shares of common stock to amend certain sections of its certificate of incorporation.

     Netopia's certificate of incorporation does not contain any provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

Bylaws

     Under Delaware General Corporation Law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated such power.

     The bylaws of each of Proxim and Netopia expressly authorize its board to adopt, amend or repeal its bylaws.

EXCULPATION AND INDEMNIFICATION

Limitation on Liability of Directors

     The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations.

     The certificates of incorporation of each of Proxim and Netopia include such a provision to the maximum extent permitted by law. In addition, under the terms of the merger agreement, Proxim has agreed to fulfill and honor in all respects the indemnification provisions (discussed below) of Netopia's certificate of incorporation and bylaws with respect to the directors, officers, employees and agents of Netopia prior to the merger and for a period of six years following completion of the merger.

     While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

Indemnification

     The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Proxim's bylaws provide for the indemnification of its directors and officers against expenses, judgments, fines and amounts actually incurred in connection with the defense of any proceeding brought against any such person by reason of the fact that such person is or was a director or officer of Proxim, or is or was serving at the request of Proxim, as the case may be, as director or officer of another corporation or other entity; provided, however, that the board must authorize or ratify any indemnification in connection with any proceeding initiated by any such person for whom the bylaws provide indemnification.

     Proxim may, by action of the board, grant similar rights of indemnification of expenses to employees or agents, or groups of employees or agents, as the case may be. The indemnification rights conferred by Proxim are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Proxim's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

     Netopia's bylaws similarly allow for indemnification of its directors, officers, employees and agents in excess of the indemnification and advancement otherwise permitted by the Delaware General Corporation Law, subject only to the limits created by applicable Delaware law with respect to actions for breach of duty to Netopia, its stockholders and others.

STATE ANTI-TAKEOVER STATUTES

Interested Stockholder Transactions

     Proxim and Netopia are both subject to Section 203 of the Delaware General Corporation Law, which under certain circumstances may make it more difficult for a person who would be an "interested stockholder," as defined in Section 203, in Proxim or Netopia, respectively, to effect various business combinations with either of Proxim or Netopia for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. The certificates of incorporation and bylaws of each of Proxim and Netopia do not exclude Proxim or Netopia from the restrictions imposed under Section 203.

Stockholder Rights Plans

     Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation and issuance of such rights.

     Proxim has entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of Proxim's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Proxim's common stock and exercisability. The summary may not contain all of the information that is important to you. Accordingly, you should carefully read Proxim's rights agreement, which is incorporated by reference into this document, in its entirety.

     Proxim's rights agreement provides that each share of Proxim's outstanding common stock will have the right to purchase one one-thousandth of a share of Proxim's Series A Participating Preferred Stock at an exercise price of $115.00, subject to adjustment. Each share of Proxim common stock issued in the merger will have one right attached.

     Initially, the rights under Proxim's rights agreement will attach to and trade only together with outstanding certificates representing Proxim common stock. No separate and distinct certificates representing the rights will be distributed. The rights will separate from Proxim common stock and be represented by separate and distinct certificates approximately 10 days after someone acquires or commences a tender offer for 15% or more (or 20% if such person files a Schedule 13-G with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended) of the outstanding Proxim stock.

     After the rights separate from Proxim's common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of Proxim common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on March 31, 2007 unless earlier redeemed or exchanged by Proxim.

     If an acquiror obtains, or has the right to obtain, 15% or more (or 20% if such acquiror files a Schedule 13-G) of Proxim common stock, then each right will entitle the holder to purchase a number of shares of Proxim common stock having a then current market value equal to two times the exercise price.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more (or 20% if such acquiror files a Schedule 13-G) of Proxim common stock and any of the following occurs:

     - Proxim mergers into another entity;

     - An acquiring entity merges into Proxim; or

     - Proxim sells more than 50% of its assets or earning power.

     Under Proxim's rights agreement, any rights that are or were owned by an acquiror of more than 15% (or 20% if such acquiror files a Schedule 13-G) of Proxim's respective outstanding common stock will be null and void.

     Proxim's rights agreement contains exchange provisions which provide that after an acquiror obtains 15% or more (or 20% if such acquiror files a Schedule 13-G) of Proxim outstanding common stock, but less than 50% of Proxim's outstanding common stock, Proxim's board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights (other than rights owned by the acquiror) for common shares. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Proxim's board of directors may, at its option, redeem all of the outstanding rights under the Proxim rights agreement at any time on or prior to the close of business on the earlier of (1) the 10th day following the time that an acquiror obtains 15% or more (or 20% if such acquiror files a Schedule 13-G) of Proxim's outstanding common stock or such later date as may be determined by a majority of the board and publicly announced by Proxim, or (2) March 31, 2007. The redemption price under Proxim's rights agreement is $0.001 per right. The right to exercise the rights will terminate upon the action of Proxim's board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as stockholders of Proxim, including without limitation the right to vote or receive dividends, simply by virtue of holding the rights.

     Proxim's rights agreement provides that the provisions of the rights agreement may be amended by the board of directors prior to the date 10 days after any person acquires 15% or more of Proxim's common stock without approval of the holders of the rights. However, after the date any person acquires 15% or more (or 20% if such acquiror files a Schedule 13-G) of Proxim's common stock, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding any interests of the acquiror.

     Proxim's rights agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Proxim without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of Proxim's board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest. Proxim's board of directors believes that the rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

     Netopia does not have a stockholder rights agreement.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data present the effect of the pending merger between Proxim and Netopia as if the merger had been completed on January 1, 2000 for results of operations purposes and on December 31, 2000 for balance sheet purposes. The unaudited pro forma combined financial data were prepared using the purchase method of accounting.

     The unaudited pro forma combined financial data are based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing these unaudited pro forma combined financial data. Income (loss) from discontinued operations, gain (loss) from sale of discontinued operations, and the cumulative effect from adoption of Staff Accounting Bulletin No. 101 "Revenue Recognition" have been excluded. The unaudited pro forma combined financial data are not necessarily an indication of the results that would have been achieved had the transaction been consummated as of the dates indicated or results that may be achieved in the future.

     These selected unaudited pro forma combined financial data should be read in conjunction with the historical financial statements and notes thereto of Proxim, the historical consolidated financial statements and notes thereto of Netopia, and other financial information pertaining to the two companies incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page .

         SELECTED UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   PRO FORMA ADJUSTMENTS
                                                               -----------------------------   PRO FORMA
                                          PROXIM    NETOPIA        (A)             (B)         COMBINED
                                         --------   --------   ------------   --------------   ---------
Revenues...............................  $107,498   $ 93,211     $     --             --       $200,709
Cost of revenues.......................    61,363     49,544        9,320            611        120,838
                                         --------   --------     --------        -------       --------
  Gross profit (loss)..................    46,135     43,667       (9,320)          (611)        79,871
                                         --------   --------     --------        -------       --------
Research and development...............    12,082     13,995          831          1,832         28,740
In-process research and development....     8,531      2,990           --             --         11,521
Selling, general and administrative....    22,430     36,101        2,369          3,664         64,564
Goodwill amortization..................     3,457     11,033       10,896             --         25,386
                                         --------   --------     --------        -------       --------
  Operation expenses...................    46,500     64,119       14,096          5,496        130,211
                                         --------   --------     --------        -------       --------
  Operating loss.......................      (365)   (20,452)     (23,416)        (6,107)       (50,340)
Interest and other income, net.........     4,186      2,743           --             --          6,929
                                         --------   --------     --------        -------       --------
  Income (loss) before income taxes....     3,821    (17,709)     (23,416)        (6,107)       (43,411)
Provision for income taxes.............     1,672         --           --             --          1,672
                                         --------   --------     --------        -------       --------
     Income (loss) from continuing
       operations......................  $  2,149   $(17,709)    $(23,416)       $(6,107)      $(45,083)
                                         ========   ========     ========        =======       ========
  Income (loss) from continuing
     operations:
     Basic weighted average common
       shares..........................    25,868     17,222                                     31,035
     Basic per share...................  $   0.08   $  (1.03)                                  $  (1.45)
     Diluted weighted average common
       shares and common equivalents...    28,933     17,222                                     31,035
     Diluted per share.................  $   0.07   $  (1.03)                                  $  (1.45)

 See accompanying notes to selected unaudited pro forma combined financial data

              SELECTED UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                              PRO FORMA ADJUSTMENTS
                                                              ----------------------    PRO FORMA
                                       PROXIM     NETOPIA        (C)          (D)       COMBINED
                                      --------    --------    ---------    ---------    ---------
Cash, cash equivalents and
  short-term investments............  $ 69,716    $ 53,504    $     --     $     --     $123,220
Accounts receivable.................    24,482      14,413                                38,895
Inventory...........................    35,343      11,480         910                    47,733
Deferred tax assets.................     3,598          --      15,153                    18,751
Other current assets................       573       4,227                                 4,800
                                      --------    --------                              --------
          Total current assets......   133,712      83,624                               233,399
Property and equipment..............     8,774       5,148                                13,922
Goodwill and other intangible
  assets............................    38,966      28,020      70,960                   137,946
Long-term investments...............    11,466       4,019                                15,485
Deferred tax and other assets.......     5,252       2,353                                 7,605
                                      --------    --------                              --------
          Total assets..............  $198,170    $123,164                              $408,357
                                      ========    ========                              ========
Accounts payable....................  $  6,515    $  7,552                              $ 14,067
Deferred revenues...................     1,386       3,620      (1,271)          --        3,735
Accrued liabilities.................     4,457       7,035      11,000                    22,492
                                      --------    --------                              --------
          Total current
            liabilities.............    12,358      18,207                                40,294
Long-term debt......................       542         245                                   787
Deferred tax liabilities............     3,807          --      17,800                    21,607
                                      --------    --------                              --------
          Total liabilities.........    16,707      18,452                                62,688
Common stock and additional paid-in
  capital...........................   175,612     142,950     108,070      (38,238)     388,394
Deferred stock compensation.........        --          --     (13,576)                  (13,576)
Unrealized loss on short-term
  investments.......................       (56)         --                                   (56)
Retained earnings (accumulated
  deficit)..........................     5,907     (38,238)    (35,000)      38,238      (29,093)
                                      --------    --------                              --------
          Total stockholders'
            equity..................   181,463     104,712                               345,669
                                      --------    --------                              --------
          Total liabilities and
            equity..................  $198,170    $123,164                              $408,357
                                      ========    ========                              ========

 See accompanying notes to selected unaudited pro forma combined financial data

         NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

1. BASIS OF PRO FORMA PRESENTATION

     The pro forma combined statement of operations assumes the merger took place as of January 1, 2000 and combines Netopia's consolidated statement of operations for the twelve-month period ended December 31, 2000 and Proxim's statement of operations for the year ended December 31, 2000. Netopia's most recent fiscal year ended on September 30, 2000, and its results of operations for the twelve-month period ended December 31, 2000 have been derived by combining the unaudited results for the quarters ended March 31, June 30, September 30 and December 31, 2000 and then reducing combined revenues by $1,096,000 for the effect of adopting SEC Staff Accounting Bulletin 101 as of January 1, 2000. There were no transactions between Netopia and Proxim during the period presented. The pro forma combined balance sheet assumes that the merger took place December 31, 2000 and combined Netopia's unaudited December 31, 2000 consolidated balance sheet and Proxim's December 31, 2000 balance sheet.

     There are no material differences between the accounting policies of Netopia and Proxim. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Netopia and Proxim filed the consolidated income tax returns during the period presented.

     On January 23, 2001, Proxim and Netopia agreed to merge in a transaction accounted for as a purchase. The estimated total purchase price of $223,782,000 included the issuance of Proxim common stock valued at $171,844,000, the assumption of options to purchase shares of Netopia common stock valued at $40,938,000 and estimated direct transaction costs of $11,000,000. The excess of the purchase price over the net tangible and intangible assets acquired net of liabilities assumed and related deferred stock compensation has been allocated to goodwill.

     The actual numbers of common shares, and options and warrants to purchase common stock depend on the actual numbers of shares of Netopia common stock, and options and warrants to purchase Netopia common stock outstanding on the date the merger is consummated, and 0.3 shares of Proxim common stock and options to purchase Proxim common stock will be issued in exchange for each share of Netopia common stock and options to purchase shares of Netopia common stock. Based on the number of options to purchase shares of Netopia common stock outstanding on January 23, 2001, Proxim would issue options to purchase 2,051,089 shares of Proxim common stock at a weighted average exercise price of $47.27.

     Proxim's common stock has been valued at $32.297, based on an average price of Proxim common stock for a range of two days before and two days after the announcement of the Netopia merger.

     The allocation of the purchase price, which is preliminary and subject to changes, is based on Proxim management's estimates of the value of tangible and intangible assets acquired and is as follows (in thousands):

                                                                         ANNUAL         USEFUL
                                                           AMOUNT     AMORTIZATION       LIFE
                                                          --------    ------------    -----------
Current assets excluding deferred tax assets............  $ 84,534          N/A               N/A
Deferred tax assets.....................................    15,153          N/A               N/A
Current liabilities.....................................   (16,936)         N/A               N/A
Long-term assets excluding property and equipment.......     6,372          N/A               N/A
Property and equipment..................................     5,148          N/A       1 - 7 years
Long-term liabilities excluding deferred tax
  liabilities...........................................      (245)         N/A               N/A
Deferred tax liabilities................................   (17,800)         N/A               N/A
In-process technology...................................    35,000          N/A               N/A
Core technology.........................................    16,100      $ 3,220           5 years
Existing technology.....................................    17,500        5,833           3 years
Workforce...............................................     8,900        2,967           3 years
Trade name and trademarks...............................     2,000          500           4 years
Goodwill................................................    54,480       10,896           5 years
Deferred stock compensation.............................    13,576        6,107               (1)
                                                          --------      -------
Total purchase price....................................  $223,782      $29,523
                                                          ========      =======

------------------------
(1) 2.5 years on a deferred-stock-compensation weighted average basis.

     An independent third-party valuation specialist performed an allocation of the total purchase price of Netopia to its individual assets offset by liabilities. In addition to the value assigned to in-process research and development projects and Netopia's tangible assets, specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro-forma adjustment to the Selected Unaudited Pro Forma Combined Statement of Operations.

     The acquired core technology represents the market value of Netopia's technology that Proxim could utilize in its future product sales. Existing technology, which is comprised of hardware and software products that are already technologically feasible, includes products in most of Netopia's product lines. The acquired workforce is comprised of approximately 365 skilled employees spread over executive, research and development, manufacturing, and sales and general and administrative groups. Proxim will continue to use the Netopia trade name and trademarks. Goodwill represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets. All intangible assets are to be amortized on a straight-line basis over their estimated useful lives listed above and will be reviewed by the management on a periodic and timely basis for asset impairment issues which may require write-down or write-off of such assets.

     Netopia is currently developing new products that qualify as in-process technology. For the purposes of determining which products qualify as in-process technology, technological feasibility is defined as being equivalent to completion of design verification testing, when the design is finalized and ready for pilot manufacturing or sale. Developing and enhancing these products is time consuming, costly and complex. There is a risk that these developments and enhancements will be late, fail to meet customer or market specifications and will not be competitive with other products using alternative technologies that offer comparable functionality.

     The value of assigned in-process technology was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the in-process technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Netopia and its competitors. The in-process technology of $35 million was included as a deduction from stockholders' equity on the Pro Forma Combined Balance Sheet and was excluded from the Pro Forma Combined Statement of Operations as this is a non-recurring transaction.

     The rates utilized to discount the net cash flows to their present value are based on Netopia's weighted average cost of capital. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated market acceptance and other factors, discount rates of 20%, 16% and 24% for core technology, existing technology and in-process technology, respectively, were deemed appropriate.

2. PRO FORMA ADJUSTMENTS

     The following adjustments were applied to the historical statements of operations for Proxim and Netopia to arrive at the unaudited pro forma combined financial data.

     (a) To record the amortization of intangible assets and goodwill.

     (b) To record the amortization of deferred stock compensation.

     (c) To allocate the purchase price to the assets and liabilities of Netopia and to recognize deferred stock compensation and the effect of expensing in-process research and development.

     (d) To reclassify Netopia's equity.

     Based on timing of the closing of the transaction, the pro forma adjustments may differ materially from those presented in these pro forma combined financial data. A change in the pro forma adjustments would result in a reallocation of the purchase price. The effect on the statement of operations of such change will depend on the nature and amount of the assets, liabilities and equity adjusted.

3. PRO FORMA NET LOSS PER SHARE

     The following table sets forth the computation of pro forma basic and diluted net loss per share from continuing operations for the year ended December 31, 2000:

Numerator:
  Pro forma net loss from continuing operations.............  $(45,083)
Denominator:
  Weighted average number of shares of Proxim common stock
     outstanding............................................    25,868
  Add: weighted average number of shares of Netopia common
     stock outstanding multiplied by the exchange ratio of
     0.3....................................................     5,167
                                                              --------
Shares used in computing pro forma basic and diluted net
  loss per share from continuing operations.................    31,035

Pro forma net loss per share from continuing operations.....  $  (1.45)

                                 LEGAL MATTERS

     The validity of the shares of Proxim common stock to be issued in connection with the merger and the federal income tax consequences of the merger will be passed on for Proxim by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Jeffrey D. Saper, a member of Wilson Sonsini Goodrich & Rosati, is a member of the board of directors and Secretary of Proxim. As of the date of this Registration Statement, Mr. Saper beneficially owned approximately 3,700 shares of Proxim's common stock and options to purchase an aggregate of approximately 50,000 shares of Proxim's common stock. The federal income tax consequences of the merger will be passed on for Netopia by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

     The financial statements of Proxim, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this joint proxy statement/prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Netopia, Inc. as of September 30, 2000 and 1999 and for each of the years in the three-year period ended September 30, 2000, incorporated in this joint proxy statement/prospectus by reference, have been so incorporated in reliance upon the report of KPMG LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the WaveSpan Corporation financial statements as of September 30, 1998 and 1997 and for the years then ended and for the period from March 16, 1995 (inception) through December 31, 1998 included in Proxim, Inc.'s Current Report on Form 8-K/A dated February 8, 2001, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. The WaveSpan financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      DOCUMENTS INCORPORATED BY REFERENCE

     This joint proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this document. The Securities and Exchange Commission allows Proxim and Netopia to "incorporate by reference" the information that each company files with it, which means that Proxim and Netopia can disclose important information to you by referring you to those documents. The documents contain important information about Proxim and Netopia and their respective finances.

     All documents filed by Proxim and Netopia under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and before the date of the Proxim special meeting and the Netopia special meeting are incorporated by reference into and to be a part of this joint proxy statement/prospectus from the date of filing of these documents.

     You should rely only on the information contained in this document or that Proxim or Netopia has referred to you. Proxim and Netopia have not authorized anyone to provide you with information that is different.

     The following documents, which were filed by Proxim with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

     - Proxim's annual report on Form 10-K for the fiscal year ended December 31, 2000;

     - Proxim's current report on Form 8-K/A dated February 8, 2001;

     - the description of Proxim preferred stock contained in Proxim's registration statement on Form 8-A filed April 4, 1997; and

     - the description of Proxim common stock contained in Proxim's registration statement on Form 8-A filed October 21, 1993.

     The following documents, which were filed by Netopia with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

     - Netopia's annual report on Form 10-K for the fiscal year ended September 30, 2000;

     - Netopia's definitive proxy statement for its 2001 annual meeting of stockholders;

     - Netopia's current report on Form 8-K dated January 30, 2001; and

     - Netopia's quarterly report on Form 10-Q for the quarter ended December 31, 2000.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/ prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this joint proxy statement/prospectus are available from Proxim or Netopia upon request. We will provide to you a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus), without charge, upon written or
oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS BY MARCH   , 2001 TO
ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

      Requests for documents relating to Proxim               Requests for documents relating to Netopia
               should be directed to:                                   should be directed to:

                    Proxim, Inc.                                             Netopia, Inc.
                 510 DeGuigne Drive                                    2470 Mariner Square Loop
                 Sunnyvale, CA 94085                                       Alameda, CA 94501
                   (408) 731-2700                                           (510) 814-5100
             Attention: Keith E. Glover                               Attention: David A. Kadish

     Proxim and Netopia each file reports, proxy statements and other information with the SEC. Copies of their respective reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza                    Citicorp Center                    Seven World Trade Center
Room 1024                          500 West Madison Street            13th Floor
450 Fifth Street, N.W.             Suite 1400                         New York, New York 10048
Washington, D.C. 20549             Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is sec.gov.

     Reports, proxy statements and other information concerning Proxim and Netopia may also be inspected at: The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

     Proxim has filed a registration statement under the Securities Act with the SEC with respect to Proxim's common stock to be issued to Netopia stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Proxim filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above or may view a copy on the SEC's website.

     This joint proxy statement/prospectus is dated February   , 2001. You
should not assume that the information contained in this joint proxy
statement/prospectus is accurate as of any date other than February   , 2001,
and neither the mailing of the joint proxy statement/prospectus to Proxim and Netopia stockholders nor the issuance of Proxim common stock in the merger shall create any implication to the contrary.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE PROXIM COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS DOCUMENT OR IN ITS AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO NETOPIA AND ITS SUBSIDIARIES WAS PROVIDED BY NETOPIA. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO PROXIM AND ITS SUBSIDIARIES WAS PROVIDED BY PROXIM.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG
                                 PROXIM, INC.,
                             ALK ACQUISITION CORP.
                                      AND
                                 NETOPIA, INC.

                          DATED AS OF JANUARY 23, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I  THE MERGER.......................................    2
  1.1     The Merger........................................    2
  1.2     Effective Time; Closing...........................    2
  1.3     Effect of the Merger..............................    2
  1.4     Certificate of Incorporation; Bylaws..............    2
  1.5     Directors and Officers............................    2
  1.6     Effect on Capital Stock...........................    3
  1.7     Surrender of Certificates; Payment of Cash and
     Stock Consideration....................................    4
  1.8     No Further Ownership Rights in Company Common
     Stock..................................................    5
  1.9     Lost, Stolen or Destroyed Certificates............    5
  1.10   Tax and Accounting Consequences....................    5
  1.11   Taking of Necessary Action; Further Action.........    5
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY.......    6
  2.1     Organization and Qualification; Subsidiaries......    6
  2.2     Certificate of Incorporation and Bylaws...........    6
  2.3     Capitalization....................................    6
  2.4     Authority Relative to this Agreement..............    8
  2.5     No Conflict; Required Filings and Consents........    8
  2.6     Compliance; Permits...............................    9
  2.7     SEC Filings; Financial Statements.................    9
  2.8     No Undisclosed Liabilities........................   10
  2.9     Absence of Certain Changes or Events..............   10
  2.10   Absence of Litigation..............................   10
  2.11   Employee Benefit Plans.............................   10
  2.12   Labor Matters......................................   12
  2.13   Registration Statement; Joint Proxy
     Statement/Prospectus...................................   12
  2.14   Restrictions on Business Activities................   13
  2.15   Property...........................................   13
  2.16   Taxes..............................................   13
  2.17   Environmental Matters..............................   15
  2.18   Brokers............................................   15
  2.19   Intellectual Property..............................   15
  2.20   Agreements, Contracts and Commitments..............   19
  2.21   Insurance..........................................   20
  2.22   Opinion of Financial Advisor.......................   20
  2.23   Board Approval.....................................   20
  2.24   Vote Required......................................   20
  2.25   State Takeover Statutes............................   20

                                                              PAGE
                                                              ----
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND
  MERGER SUB................................................   20
  3.1     Organization and Qualification; Subsidiaries......   20
  3.2     Certificate of Incorporation and Bylaws...........   21
  3.3     Capitalization....................................   21
  3.4     Parent Common Stock...............................   21
  3.5     Authority Relative to this Agreement..............   21
  3.6     No Conflict; Required Filings and Consents........   22
  3.7     SEC Filings; Financial Statements.................   22
  3.8     No Undisclosed Liabilities........................   23
  3.9     Absence of Certain Changes or Events..............   23
  3.10   Absence of Litigation..............................   23
  3.11   Registration Statement; Joint Proxy
     Statement/Prospectus...................................   23
  3.12   Operations of Merger Sub...........................   24
  3.13   Brokers............................................   24
  3.14   Intellectual Property..............................   24
  3.15   Opinion of Financial Advisor.......................   24
  3.16   Board Approval.....................................   24
  3.17   Vote Required......................................   24
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.............   24
  4.1     Conduct of Business by Company....................   24
  4.2     Conduct of Business by Parent.....................   27
ARTICLE V  ADDITIONAL AGREEMENTS............................   27
  5.1     Joint Proxy Statement/Prospectus; Registration
     Statement..............................................   27
  5.2     Stockholder Meetings..............................   28
  5.3     Confidentiality; Access to Information............   29
  5.4     No Solicitation...................................   29
  5.5     Public Disclosure.................................   30
  5.6     Reasonable Efforts; Notification..................   30
  5.7     Third Party Consents..............................   31
  5.8     Stock Options; 401(k) Plan; Employee Benefit
     Matters................................................   31
  5.9     Form S-8..........................................   32
  5.10   Indemnification....................................   33
  5.11   Nasdaq Listing.....................................   33
  5.12   Affiliates.........................................   33
  5.13   Regulatory Filings; Reasonable Efforts.............   33
  5.14   Parent Board of Directors..........................   34
  5.15   Obligations of Merger Sub..........................   34

                                                              PAGE
                                                              ----
ARTICLE VI  CONDITIONS TO THE MERGER........................   34
  6.1     Conditions to Obligations of Each Party to Effect
     the Merger.............................................   34
  6.2     Additional Conditions to Obligations of Company...   35
  6.3     Additional Conditions to the Obligations of Parent
     and Merger Sub.........................................   35
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..............   36
  7.1     Termination.......................................   36
  7.2     Notice of Termination; Effect of Termination......   37
  7.3     Fees and Expenses.................................   37
  7.4     Amendment.........................................   38
  7.5     Extension; Waiver.................................   38
ARTICLE VIII  GENERAL PROVISIONS............................   38
  8.1     Survival of Representations and Warranties........   38
  8.2     Notices...........................................   38
  8.3     Interpretation; Definitions.......................   39
  8.4     Counterparts......................................   40
  8.5     Entire Agreement; Third Party Beneficiaries.......   40
  8.6     Severability......................................   40
  8.7     Other Remedies; Specific Performance..............   40
  8.8     Governing Law.....................................   41
  8.9     Rules of Construction.............................   41
  8.10   Assignment.........................................   41

                               INDEX OF EXHIBITS

Exhibit A-1    Form of Company Voting Agreement
Exhibit A-2    Form of Parent Voting Agreement
Exhibit B      Form of Stock Option Agreement
Exhibit C      Officers Signing Employment and Non-Competition Agreements
Exhibit D      Form of Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 23, 2001, by and among Proxim, Inc., a Delaware corporation ("Parent"), ALK Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Netopia, Inc., a Delaware corporation ("Company").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("Delaware Law"), Parent and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company has unanimously (except for director David King who has recused himself from substantive discussions and votes taken by the Board of Directors of Company with respect to the transactions contemplated by this Agreement) (i) approved and declared advisable this Agreement and has approved the Merger (as defined in Section 1.1) and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders and (iii) determined to recommended that the stockholders of Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the "Share Issuance").

     D. Concurrently with the execution of this Agreement, (i) as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in the form attached hereto as Exhibit A-1 (the "Company Voting Agreements") and (ii) as a condition and inducement to Company's willingness to enter into this Agreement, certain affiliates of Parent are entering into Voting Agreements in the form attached hereto as Exhibit A-2 (the "Parent Voting Agreements").

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company is entering into a Stock Option Agreement in favor of Parent in the form attached hereto as Exhibit B (the "Option Agreement").

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the officers of Company listed on Exhibit C is entering into an Employment and Noncompetition Agreement with Parent and Company (the "Employment Agreements").

     G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, the parties intend that the Merger be treated as a purchase.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, and such other articles, certificates or other appropriate filing documents with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (collectively, the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall, subject to Section 5.10(a) of this Agreement, be amended and restated to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by law; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended and restated so that the name of the Surviving Corporation shall be Netopia, Inc.

     (b) The Bylaws of the Surviving Corporation shall, subject to Section 5.10(a) of this Agreement, be amended and restated to be identical to those in effect for Merger Sub immediately prior to the Effective Time until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

          (a) Conversion of Company Common Stock. Each share of Common Stock, $0.001 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock ("Shares") to be cancelled pursuant to
     Section 1.6(b), will be cancelled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive that number of shares of Common Stock, $0.001 par value per share, of Parent (the "Parent Common Stock") equal to 0.3 (the "Exchange Ratio"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

          (c) Stock Options. At the Effective Time, all options to purchase Company Common Stock and stock appreciation rights then outstanding under each of Company's 1987 Stock Option Plan, 1996 Stock Option Plan and 2000 Incentive Plan (collectively, the "Company Option Plans"), whether vested or unvested and whether exercisable or unexercisable, with an exercise price per share (as of immediately prior to the Effective Time) of less than $14.87, and the Company Option Plans shall be assumed by Parent in accordance with Section 5.8 hereof.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction and (ii) the average closing price of Parent Common Stock for the five trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

     1.7  Surrender of Certificates; Payment of Cash and Stock Consideration.

     (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Parent to Provide Common Stock and Cash Consideration. When and as needed, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

     (c) Exchange Procedures. As soon as practicable after the Effective Time, and in any event not later than ten (10) business days, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding Shares whose Shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f), and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to
Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.7(d).

     (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate(s) with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Exchange Agent shall deliver to the record holders thereof, without interest, a certificate(s) representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) Required Withholding. Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither of the Exchange Agent, Parent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10  Tax and Accounting Consequences.

     (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     (b) It is intended by the parties hereto that the Merger shall be treated as a purchase for accounting purposes.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the manner of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date hereof and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and schedules thereto (each such exception referencing the specific section number of this Article II to which it applies and each other section number of this Article II to the extent such applicability is reasonably apparent on the face of such exception), dated as of the date hereof (the "Company Schedule"), as follows:

     2.1  Organization and Qualification; Subsidiaries.

     (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.3(b)(ii)), on Company. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

     (b) Company has no subsidiaries except for the corporations identified in
Section 2.1(b) of the Company Schedule. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

     2.2 Certificate of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

     2.3  Capitalization.

     (a) The authorized capital stock of Company consists of 25,000,000 shares of Company Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value ("Company Preferred Stock"). At the close of business on January 22, 2001, (i) 17,735,858 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company; (iii) 5,055,731 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Option Plans; (iv) 960,849 shares of Company Common Stock were available for future grant under the Company Option Plans; (v) 138,580 shares of Company Common Stock were available for future issuance under the Company ESPP; (vi) 3,545,398 shares of Company Common Stock were reserved for issuance upon exercise of the

Option Agreement; and (vii) 5,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock (the "Company Warrants"). As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the close of business on January 22, 2001: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Stock Option expires. Section 2.3(a) of the Company Schedule also sets forth each outstanding Company Warrant as of the close of business on January 22, 2001, the name of the holder of such Company Warrant and the exercise price therefor. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and
(ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

     (b) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(a) and except for the Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Company Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement and subject to obtaining the approval of the stockholders of Company of the Merger and the transactions contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the Option Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by Company's stockholders in accordance with Delaware Law and the Company Charter Documents and the filing and recordation of the Certificate of Merger as required by Delaware Law). This Agreement and the Option Agreement each has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     2.5  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement and the Option Agreement by Company do not, and the performance of this Agreement and the Option Agreement by Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries; (ii) subject to obtaining the approval of Company's stockholders of the Merger and compliance with the requirements set forth in Section 2.5(b) below, to the knowledge of Company, conflict with, or result in any violation of, any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which either Company or any of its subsidiaries or any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

     (b) The execution and delivery of this Agreement and the Option Agreement by Company do not, and the performance of this Agreement by Company will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the "HSR Act"), the rules and regulations of Nasdaq, state takeover laws and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to perform its obligations under this Agreement, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     2.6  Compliance; Permits.

     (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not be material to the business of Company as currently conducted. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Company or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

     (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.7  SEC Filings; Financial Statements.

     (a) Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since December 31, 1999 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since December 31, 1999. The Company SEC Reports (A) complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

     (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of September 30, 2000 and (ii) liabilities incurred since September 30, 2000 in the ordinary and usual course of business, consistent with past practice, none of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

     2.9 Absence of Certain Changes or Events. Since September 30, 2000, there has not been: (i) any Material Adverse Effect on Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock; (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the ordinary and usual course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made to non-officer employees in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary and usual course of business, consistent with past practice, or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC; (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or
(vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary and usual course of business, consistent with past practice.

     2.10 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for any claims, actions, suits or proceedings which seek damages of less than $50,000, do not seek injunctive relief and do not challenge or seek to delay the transactions contemplated by this Agreement.

     2.11  Employee Benefit Plans.

     (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company, any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "Affiliate"), or with respect to which Company has or may in the future have liability, are listed in Section 2.11(a) of the Company Schedule (the "Plans"). Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all Internal Revenue Service ("IRS") or United States Department of Labor ("DOL") determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) all COBRA (as defined below) forms and related notices; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (ix) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

     (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses).

     (c) Neither Company, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or any of its subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any of its subsidiaries, nor any officer or director of Company or any of its subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Plan. No "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

     (d) Neither Company, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights

Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

     (e) Neither Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company or any of its subsidiaries and any group of its employees nor has Company or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Company and its subsidiaries consider their relationships with their employees to be good. The Company and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company or any of its subsidiaries under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Without limiting the foregoing, no payment or benefit which will or may be made by the Company with respect to any person as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     2.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries. Company and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     2.13 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (ii) the joint proxy statement/prospectus to be filed with the SEC by Company and Parent pursuant to Section 5.1 hereof (the "Joint Proxy Statement/ Prospectus") will, at the dates mailed to the stockholders of Company, at the times of the stockholders meeting of Company (the "Company Stockholders' Meeting") in connection with the transactions contemplated hereby at the dates mailed to the stockholders of Parent, at the times of the stockholders' meeting of Parent (the "Parent Stockholders' Meeting") in connection with the Share Issuance and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.14 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

     2.15 Property. Neither Company nor any of its subsidiaries owns any material real property. Section 2.15(a) of the Company Schedule is a complete and accurate list of all real property leases to which Company or any of its subsidiaries is a party and each amendment thereto. Each premises subject to a lease is hereinafter referred to as a "Leased Property." Company has provided or made available to Parent true, complete and correct copies of each such lease; no term or condition of any such lease has been modified, amended or waived except as shown in such copies; each such lease constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to Company's use or occupancy of any of the premises described in such leases. Company has not transferred, mortgaged or assigned any interest in any such lease, nor has Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. Company and each of its subsidiaries have good and valid title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable, except as reflected in the financial statements contained in the Company SEC Reports and except for such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects. There is no pending or, to Company's knowledge, threatened condemnation or similar proceeding affecting any Leased Property or any portion thereof, and Company has no knowledge that any such action is currently contemplated.

     2.16  Taxes.

     (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Company and each of its subsidiaries have timely filed, or will timely file, all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Company and each of its subsidiaries prior to the Effective Time with any Tax authority, except such Returns which are not material to Company. Such returns are, or will be when filed, true and correct in all material respects and have been or will be completed in accordance with applicable Law, and Company and each of its subsidiaries have paid or will pay all Taxes shown to be due on such Returns.

          (i) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

          (ii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from the Company or any of its subsidiaries other than an extension resulting from the filing of a Tax Return after its due date in the ordinary course of business.

          (iii) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

          (iv) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

          (v) Neither Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company balance sheet dated September 30, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since September 30, 2000 in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

          (vi) There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee or any director of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by reason of Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (vii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

          (viii) Except as between Company and its current subsidiaries, neither Company nor any of its subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (such agreements and Contracts, "Tax Indemnity Agreements"), including any obligation arising by reason of Treasury Regulations Section 1.1502-6, and neither Company nor any of its subsidiaries has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any Tax Indemnity Agreement.

          (ix) No claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel is pending or, to the Company's knowledge, has been threatened against or with respect to the Company or any of its subsidiaries in respect of any material Tax.

          (x) Neither the Company nor any of its subsidiaries has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under any Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (xi) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (as such terms are defined in Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement, or (y) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     2.17 Environmental Matters. Company (i) has obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws the absence of which would have a Material Adverse Effect on Company; (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof, has no knowledge of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any Environmental Claim with respect to Company or any person or entity whose liability for any Environmental Claim Company has retained or assumed either contractually or by operation of law. No Hazardous Materials are present in, on or under any properties owned, leased or used at any time (including both land and improvements thereon) by Company, so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws. For the purposes of this Section 2.17, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials or (ii) any violation, or alleged violation, of any Environmental Laws. For the purposes of this Section 2.17, "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

     2.18 Brokers. Except for fees payable to Robertson Stephens Inc. pursuant to an engagement letter dated September 7, 1999, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.19 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticles, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing.

     "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or any of its subsidiaries, including the Company Registered Intellectual Property (as defined below). Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or exclusively licensed by the Company related to the Company's products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

     "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

     "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

          (a) Section 2.19(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

          (b) No Company Intellectual Property or software products owned by, or service offerings of, the Company or any of its subsidiaries ("Company Products") are subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation materially restricting the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may materially adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

          (c) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

          (d) Company owns and has good and exclusive title to, each material item of Company Intellectual Property purported to be owned by Company free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company is the exclusive owner of all trademarks and trade names purported to be owned by Company used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any services or Company Products by Company or its subsidiaries; (ii) with respect to all trademarks and trade names not covered by the preceding (i), Company has all rights and licenses necessary to use such trademarks and trade names in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any services of Company Products by Company or its subsidiaries; (iii) Company owns exclusively, and has good title to, all Copyrighted works that are Company Products or which Company or any of its subsidiaries otherwise purports to own; and (iv) to Company's knowledge, to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents.

          (e) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written or electronic agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

          (f) The Company Intellectual Property and other Intellectual Property licensed or exploited by Company constitutes all the technology, software and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted and, to the knowledge of Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of Company Products, except for items that may reasonably be expected to be available for licensing on reasonable terms from third parties.

          (g) No person who has licensed any technology, software or Intellectual Property Rights to the Company has ownership rights or license rights granted by Company to improvements made by the Company in such Technology or Intellectual Property Rights.

          (h) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party, or permitted Company's rights in such Company Intellectual Property to lapse or enter the public domain.

          (i) Section 2.19(i) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses or related support and maintenance agreements in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company (other than with respect to standard, generally commercially available "off the shelf" products).

          (j) All contracts, licenses and agreements material to the business of the Company as currently conducted and relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, are in full force and effect (other than those which have expired by their terms). The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in material compliance with, and has not materially breached any material term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them (other than the rights granted in any contracts or agreements so assigned), (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) either the Parent's or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to Closing (other than any royalties or other material amounts which Company would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred). The foregoing sentence shall only apply with respect to contracts of Company.

          (k) The operation of the business of the Company and its subsidiaries as such business currently is conducted or is contemplated to be conducted by the Company or any of its subsidiaries, including without limitation (i) Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) the Company's use of any product, device or process, has not, does not, and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate, to the knowledge of Company with respect to patents, trademarks, service marks and trade names only, the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (l) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (m) To the knowledge of Company, there are no material contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

          (n) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

          (o) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees, contractors and consultants of Company and any of its subsidiaries have executed such an agreement.

     2.20 Agreements, Contracts and Commitments. Neither Company nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license or purchase of products or services in the ordinary course of business;

          (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

          (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

          (h) any material agreement, contract or commitment, other than standard end-user license agreements and related maintenance and support agreements entered into in the ordinary course of business, currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

          (i) any mortgages, leases, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

          (k) any other agreement, contract or commitment that has a value of $250,000 or more individually.

     Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect on Company.

     2.21 Insurance. Company has provided or made available to Parent true, correct and complete copies of all insurance policies and fidelity bonds to which each of Company and its subsidiaries are a party or a beneficiary or named insured, which are of the type and in amounts the Company believes are appropriate for its business. There is no claim by Company or any of its subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.22 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Robertson Stephens Inc., that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of Company from a financial point of view.

     2.23 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (except for director David King who has recused himself from substantive discussions and votes taken by the Board of Directors of Company with respect to the transactions contemplated by this Agreement) (i) approved and declared advisable this Agreement and has approved the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders and
(iii) determined to recommended that the stockholders of Company adopt and approve this Agreement and approve the Merger.

     2.24 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.25 State Takeover Statutes. The Board of Directors of the Company has approved the Merger, the Merger Agreement, the Company Voting Agreements, the Option Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, the Merger Agreement, the Company Voting Agreements, the Option Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the Delaware Law to the extent, if any, such section is applicable to the Merger, the Merger Agreement, the Company Voting Agreements, the Option Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Merger Agreement, the Company Voting Agreements, the Option Agreement or the transactions contemplated hereby and thereby.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and schedules thereto (each such exception referencing the specific section number of this Article III to which it applies and each other section number of this Article III to the extent such applicability is reasonably apparent on the face of such exception), dated as of the date hereof (the "Parent Schedule"), as follows:

     3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent.

     3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents"). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Parent is in violation of any of its equivalent organizational documents.

     3.3  Capitalization.

     (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Parent Preferred Stock").

     (b) At the close of business on January 22, 2001, (i) 26,924,099 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable; (ii) no shares of Parent Common Stock are held in the treasury of Parent or by its subsidiaries;
(iii) 4,585,707 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock under the Parent's 1986 Stock Option Plan, 1995 Long-Term Incentive Plan, 1994 Director Option Plan, 1993 Employee Stock Purchase Plan and 1999 Nonstatutory Stock Option Plan; (iv) 363,421 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. Except as set forth in this Section 3.3(b), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

     (c) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent.

     3.4 Parent Common Stock. The Parent Common Stock to be issued pursuant to the Merger has been duly authorized and will, when issued in accordance with this Agreement be validly issued, fully paid, and unassessable and will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 under the Securities Act.

     3.5 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Option Agreement and, subject to obtaining the approval of the stockholders of Parent of the Share Issuance, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Merger Sub and of the Option Agreement by Parent and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or on the part of Parent to authorize the Option Agreement, or to consummate the transactions so contemplated, subject only to the approval of the Share Issuance by Parent's stockholders and the filing and recordation of the Certificate of Merger as required by Delaware Law. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by Parent and, in the case of this Agreement, Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and, in the case of this Agreement, Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     3.6  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement and the Option Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement and the Option Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents or the equivalent organizational documents of any of Parent's subsidiaries; (ii) subject to obtaining the approval of Parent's stockholders of the Share Issuance and compliance with the requirements set forth in Section 3.6(b) below, conflict with, or result in any violation of, any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which either Parent or any of its subsidiaries or any of their respective properties is bound or affected; or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected.

     (b) The execution and delivery of this Agreement and the Option Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, HSR Approval, the rules and regulations of Nasdaq, state takeover laws and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

     3.7  SEC Filings; Financial Statements.

     (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after December 31, 1999 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since December 31, 1999. The Parent SEC Reports (A) complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

     (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.8 No Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of September 30, 2000, and (ii) liabilities incurred since September 30, 2000 in the ordinary and usual course of business, consistent with past practice, none of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

     3.9 Absence of Certain Changes or Events. Since September 30, 2000, there has not been: (i) any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock; (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or (v) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Parent other than in the ordinary course of business.

     3.10 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened (or, to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for any claims, actions, suits or proceedings which seek damages of less than $50,000, do not seek injunctive relief and do not challenge or seek to delay the transactions contemplated by this Agreement.

     3.11 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company and of Parent, at the time of the Company Stockholders' Meeting, the time of the Parent Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

     3.12 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     3.13 Brokers. Except for fees payable to UBS Warburg LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.14 Intellectual Property. Parent owns each of the patents and patent applications referred to in Parent SEC Reports and, except as set forth in the Parent SEC Reports, (i) to the knowledge of Parent, Parent owns or possesses, or could obtain ownership or possession of (on terms not materially adverse to the consolidated financial position, stockholders' equity, or results of operations of Parent) adequate and enforceable rights to use all other Intellectual Property necessary for the conduct of its business, (ii) no claims are pending or, to the knowledge of Parent, threatened that Parent is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect and Parent knows of no basis therefor, and (iii) to the knowledge of Parent, no person is infringing on or otherwise violating any right of Parent with respect to any Intellectual Property owned by or licensed to Parent.

     3.15 Opinion of Financial Advisor. Parent's Board of Directors has received an opinion from UBS Warburg LLC, dated as of the date hereof to the effect that as of the date hereof the Exchange Ratio is fair to Parent from a financial point of view.

     3.16 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) has determined to recommend that the stockholders of Parent approve the Share Issuance.

     3.17 Vote Required. The affirmative vote of a majority of the shares of Parent Common Stock that cast votes regarding the Share Issuance in person or by proxy at the Parent Stockholders' Meeting is the only vote of the holders of any class or series of Parent's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except (i) as set forth in Section 4.1 of the Company Schedule, (ii) in connection with specific actions that Company is explicitly required to take pursuant to this Agreement or (iii) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably delayed), carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except (i) in connection with specific actions that Company is explicitly required to take pursuant to this Agreement, (ii) as set forth in
Section 4.1 of the Company Schedule or (iii) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee, except (x) pursuant to written agreements outstanding, or policies existing, on the date hereof and (y) as previously disclosed in writing to Parent in the Company Schedule, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property that are material to the business of Company as currently conducted, or enter into grants to transfer or license to any person future patent rights other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement or granted pursuant to clause (y) hereof, and (y) the granting of stock options, in the ordinary course of business and consistent with past practices, to newly hired employees in an amount not to exceed options to purchase 100,000 shares in the aggregate;

          (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances in any case for any amount in excess of $250,000;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

          (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee (other than payments to non-officer employees in accordance with past practice), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants (other than increases for non-officer employees or consultants in accordance with past practice);

          (l)(i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

          (m) Make any individual or series of related payments outside of the ordinary course of business (including payments to financial, legal, accounting or other professional service advisors, other than reasonable payments to such professional service advisors in connection with the Merger and the transactions contemplated thereby) in excess of $200,000;

          (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (o) Except in the ordinary course of business consistent with past practice, enter into any material contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company;

          (p) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (q) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $250,000 individually;

          (r) Intentionally take any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV, or fail to take any action reasonably necessary to cause the Merger to so qualify;

          (s) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its subsidiaries or settle or compromise any material income tax liability;

          (t) Make any loan, advance or capital contribution to or investment in any person (other than a subsidiary of Company) other than in the ordinary course of business consistent with past practice, but in no event in the amount (to persons other than subsidiaries) of more than $100,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

          (u) Modify or amend in any manner that is adverse to Company, or terminate, any confidentiality agreement entered into by Company or any subsidiary in the ordinary course of business, or release or waive any material rights for claims, or modify or amend in any manner adverse to Company, any confidentiality, standstill or similar agreements to which Company or any of its subsidiaries is a party;

          (v) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

          (w) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (v) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following, except to the extent that Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and shall not permit its subsidiaries to do any of the following:

          (a) Intentionally take any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV or fail to take any action reasonably necessary to cause the Merger to so qualify;

          (b) Declare, set aside or pay any dividends on or make any other distributions in cash or property in respect of any capital stock;

          (c) Cause, permit or propose any amendments to the Parent Charter Documents (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement, that would have an adverse effect on the rights of the holders of Parent Common Stock (including the Parent Common Stock to be issued in the Merger);

          (d) Revalue any of its assets or, except as required by GAAP, make any changes in accounting methods, principles or practices;

          (e) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (d) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Joint Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/ Prospectus. Each of the parties hereto shall use all reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the S-4 and the Joint Proxy Statement/Prospectus. As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the stockholders of Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement/ Prospectus to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the Nasdaq. If at any time prior to the Effective Time, any event relating to Parent or Company or any of their respective affiliates, officers or directors should be discovered by Parent or Company, as the case may be, which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/ Prospectus, Parent or Company, as the case may be, shall promptly inform the other.

     (b) The Joint Proxy Statement/Prospectus shall include (i) the approval of this Agreement and the Merger and the recommendation of the Board of Directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section 5.4 of this Agreement and (ii) the opinion of Robertson Stephens Inc. referred to in Section 2.22; provided, however, that the Board of Directors of Company shall submit this Agreement to Company's stockholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Joint Proxy Statement/Prospectus shall also include (i) the approval of the Share Issuance and the recommendation of the Board of Directors of Parent to Parent's stockholders that they vote in favor of approval of the Share Issuance and (ii) the opinion of UBS Warburg LLC referred to in Section 3.8.

     (c) No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     5.2 Stockholder Meetings. Company shall call and hold the Company Stockholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement/Prospectus, and Parent and Company shall use all reasonable efforts to hold the Parent Stockholders' Meeting and the Company Stockholders' Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent Company or Parent from adjourning or postponing the Company Stockholders' Meeting or the Parent Stockholders' Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective meetings of the stockholders. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4, Company shall use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law or applicable stock exchange requirements to obtain such approval. Parent shall use all reasonable best efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law or applicable stock exchange requirements to obtain such approval. Company shall call and hold the Company Stockholders' Meeting for the purpose of voting upon the approval of this Agreement and the Merger whether or not Company's Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that Company's stockholders reject it.

     5.3  Confidentiality; Access to Information.

     (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of December 27, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Each of the Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.4 shall prohibit the Board of Directors of Company from (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) in response to an unsolicited, bona fide written Acquisition Proposal that Company's Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Acquisition Proposal and approving, endorsing or recommending such Acquisition Proposal and withdrawing its recommendation of this Agreement and the Merger to the extent (A) the Board of Directors of Company determines in good faith after consultation with its outside legal counsel (who may be Company's independent legal counsel acting with respect to this Agreement) its fiduciary obligations under applicable law require it to do so, (B) (x) at least three (3) (which shall include at least two (2) business days) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Company, and (C) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company.

     For purposes of this Agreement, (A) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement; (B) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (1) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the Company; or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (C) "Superior Proposal" shall mean an Acquisition Proposal with respect to which (x) Company's Board of Directors shall have reasonably determined (based upon the advice of Company's independent financial advisors) that the acquiring party is capable of consummating (including, if relevant, obtaining any necessary financing) the proposed Acquisition Transaction on the terms proposed, and (y) Company's Board of Directors shall have reasonably determined that the proposed Acquisition Transaction provides greater value to the stockholders of Company than the Merger (based upon the advice of Company's independent financial advisors).

     (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable, and in any event within one (1) business day, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Parent with at least one (1) business day prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight (8) hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider an Acquisition Proposal and (ii) provide Parent with at least two (2) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

     5.5 Public Disclosure. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental

Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Company Voting Agreements, the Option Agreement or any of the transactions contemplated hereby and thereby, use commercially reasonable efforts to ensure that the Merger, this Agreement, the Company Voting Agreements, the Option Agreement and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Company Voting Agreements, the Option Agreement and the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

     (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8  Stock Options; 401(k) Plan; Employee Benefit Matters.

     (a) At the Effective Time, Parent shall assume all options to purchase Common Stock issued by the Company pursuant to the Company Option Plans, whether vested or unvested and whether exercisable or unexercisable, provided, however, that no option shall be assumed if, as of immediately prior to the Effective Time, the exercise price per share is $14.87 or greater (each a "Company Option"). The Company's repurchase right with respect to any unvested shares acquired by the exercise of Company Options shall be assigned to Parent by virtue of the Merger and without any further action on the part of the Company or the holder of the outstanding Company Option. Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such option multiplied by the Exchange Ratio, rounded down to the nearest whole number. The exercise price per share of each such assumed

Company Option shall be equal to the exercise price of such option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. The term, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged. It is the intention of the parties that the Company Options so assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options prior to the Effective Time. Within 30 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option assumed by Parent a document evidencing the foregoing assumption of such option by Parent.

     (b) 401(k) Plans. Effective as of the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably require.

     (c) ESPP. The rights of participants in the Company ESPP with respect to any offering then underway under the Company ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the Company ESPP. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with Section 13(b) of the Company ESPP, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company ESPP. As of the Effective Time, the Company ESPP shall be terminated. Prior to the Effective Time, Company shall (i) provide Parent with evidence that the Company ESPP has been terminated pursuant to resolutions of Company's Board of Directors; the form and substance of such resolutions shall be subject to prior review and approval of Parent and (ii) take such other actions (including, but not limited to, if appropriate, amending the Company ESPP) that are necessary to give effect to the transaction contemplated by this Section 5.8(c). Employees of Company who become employees of Parent shall be eligible to participate in the employee stock purchase plan of Parent (the "Parent ESPP") (subject to such plan's terms and conditions) at a special offering period beginning at the Effective Time.

     (d) Employee Benefit Matters. All employees of Company shall continue on their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates' employees. Parent shall take such reasonable actions, to the extent permitted by Parent's benefits programs, as are necessary to allow eligible employees of Company to participate in the health, welfare and other employee benefits (it being understood that equity incentive plans and tax qualified plans are not considered employee benefits) programs of Parent or alternative benefits programs that are, in the aggregate, substantially similar to those applicable to employees of Parent in similar functions and positions on similar terms. Pending such action, Parent shall maintain the effectiveness of Company's benefit plans.

     5.9 Form S-8. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options within thirty (30) days following the Closing.

     5.10  Indemnification.

     (a) From and after the Effective Time, Parent will cause to be maintained in effect in all respects the current obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the "Indemnified Parties") as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

     (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the annual premium currently paid by the Company, it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

     (c) This Section 5.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.10.

     5.11 Nasdaq Listing. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.12 Affiliates. Set forth in Section 5.12 of the Company Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit F (the "Company Affiliate Agreement"). Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

     5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock (assuming for purposes of determining materiality in this Section 5.13 that the Merger shall have been effected).

     5.14 Parent Board of Directors. The Board of Directors of Parent will take all actions necessary such that one member of Company's Board of Directors reasonably acceptable to Parent (which initially shall be Alan Lefkof, provided that he has executed an employment agreement with Parent which shall be in full force and effect as of the Effective Time), shall be appointed as a director and co-Chairman of Parent's Board of Directors as of the Effective Time with a term expiring at the next annual meeting of Parent's stockholders after such appointment.

     5.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company. The Share Issuance shall have been approved by the requisite vote under applicable Nasdaq rules by the stockholders of Parent.

          (b) Registration Statement Effective; Joint Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (d) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, in the case of clauses
     (i) and (ii), (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Parent and Merger Sub, or, with respect to representations and warranties contained in Sections 3.3, 3.16 and 3.17, that are not material, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

          (c) No Parent Material Adverse Effect. No Material Adverse Effect on Parent shall have occurred from the date of this Agreement. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer of Parent.

          (d) Election of Director. The Board of Directors of Parent shall have elected Alan Lefkof as a director and co-Chairman of the Board of Directors of Parent contingent upon, and effective as of, the Closing; provided, however, that the conditions set forth in Section 5.14 are satisfied.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, in the case of clauses (i) and
     (ii), (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on the Company or, with respect to representations and warranties contained in Sections 2.3, 2.23,
     2.24 and 2.25, that are not material, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

          (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer of Company.

          (c) Other Agreements. The Option Agreement shall remain in full force and effect, and the Employment Agreements by and among Parent, Company and at least three (3) of the following four (4) officers, Alan Lefkof, Michael Trupiano, David Kadish and Thomas Skoulis, which three (3) shall include both Alan Lefkof and Michael Trupiano, shall remain in full force and effect unless due to death or disability.

          (d) No Company Material Adverse Effect. No Material Adverse Effect on Company shall have occurred from the date of this Agreement. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer of Company.

          (e) Consents. Company shall have obtained the consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 6.3(e) of the Company Schedule.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by June 30, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes (i) a material breach of this Agreement or (ii) a material acquisition or proposed acquisition by Parent;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent if (i) the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment therefor or (ii) the required approval by the stockholders of Parent of the Share Issuance required under applicable Nasdaq rules shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof;

          (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(e) for so long as Parent continues to exercise best efforts to cure such breach;

          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 7.1(f) for so long as Company continues to exercise best efforts to cure such breach; or

          (g) by Parent, if (i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders, (ii) the Board of Directors of Company shall have recommended to the stockholders of Company an Acquisition Proposal, (iii) the Company fails to comply with Section 5.4 in all material respects, (iv) an Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Company shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its stockholders of an Acquisition Proposal involving a tender offer or exchange offer) or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within five business days thereafter, or (v) the Board of Directors of Company resolves to take any of the actions described above.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2,
Section 5.3(a), Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

     7.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

     (b) Termination Fee.

          (i) In the event that (A) Parent shall terminate this Agreement pursuant to Section 7.1(g), or (B) this Agreement shall be terminated (x) pursuant to Section 7.1(b) or (y) pursuant to Section 7.1(d)(i) and (1) at or prior to such termination, there shall exist or have been publicly proposed a bona fide Acquisition Proposal relating to a Company Acquisition with a person or group reasonably capable of consummating a Company Acquisition and (2) within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of clause (A), promptly after such termination, or in the case of clause (B), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent $6.7 million in cash (the "Termination Fee").

          (ii) The Company acknowledges that the agreements contained in this
     Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by the Company of assets representing in excess of 40% of the aggregate fair market value of the Company's business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the Company.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a) if to Parent or Merger Sub, to:

         Proxim, Inc.
         510 DeGuigne Drive
         Sunnyvale, California 94085
         Attention: David C. King
         Telephone: (408) 731-2700
         Telecopy: (408) 731-3670
         with a copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304
         Attention: Robert G. Day
         Telecopy No.: (650) 493-6811

         and to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         One Market
         Spear Tower, Suite 3300
         San Francisco, California 94105
         Attention: Steve L. Camahort
         Telecopy No.: (415) 947-2099

     (b) if to Company, to:

         Netopia, Inc.
         2470 Mariner Square Loop
         Alameda, California 98501
         Attention: Alan B. Lefkof
         Telephone: (510) 814-5100
         Telecopy: (510) 814-5271

         with a copy to:

         Gunderson Dettmer Stough Villeneuve
         Franklin & Hachigian, LLP
         155 Constitution Drive
         Menlo Park, California 94025
         Attention: Christopher D. Dillon
                    Gregory K. Miller
         Telecopy No.: (650) 321-2800

     8.3  Interpretation; Definitions.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement:

          (i) the term "Knowledge" means with respect to a party hereto, with respect to any matter in question, actual knowledge of the executive officers of such party after reasonable inquiry;

          (ii) the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition, capitalization, or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (A) a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that such entity successfully bears the burden of proving results from (x) changes affecting the industry in which such entity operates generally (which changes do not disproportionately affect such entity) or (y) changes affecting the United States economy generally, constitute a Material Adverse Effect; provided further, that in no event shall the following be taken into account in determining whether there has been or will be a Material Adverse Effect:
     (1) any adverse change, effect, event, occurrence, state of facts or development to the extent primarily and directly attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reductions in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees that is so attributable), provided, however, that the party claiming that such change, effect, event, occurrence, state of fact or development does not constitute a Material Adverse Effect shall bear the burden of showing that it is primarily and directly attributable to the announcement or pendency of the Merger, or (2) any litigation commenced or threatened against Company or Parent or any member of the Board of Directors of Company or Parent in respect of this Agreement; and

          (iii) the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in
Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  [Remainder of Page Intentionally Left Blank]

                                     *****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          PROXIM, INC.

                                          By:      /s/ KEITH E. GLOVER
                                            ------------------------------------
                                          Name:  Keith E. Glover
                                          Title:  Vice President and Chief
                                          Financial Officer

                                          ALK ACQUISITION CORP.

                                          By:      /s/ KEITH E. GLOVER
                                            ------------------------------------
                                          Title:  Vice President and Chief
                                          Financial Officer

                                          NETOPIA, INC.

                                          By:      /s/ ALAN B. LEFKOF
                                            ------------------------------------
                                          Name:  Alan B. Lefkof
                                          Title:  President and Chief Executive
                                          Officer

      [SIGNATURE PAGE OF AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

                                                                     EXHIBIT A-1

                                  PROXIM, INC.

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of January 23, 2001 by and between Proxim, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder and/or option holder (the "Stockholder") of Netopia, Inc., a Delaware corporation (the "Company").

                                   RECITALS:

     A. Parent, the Company and Merger Sub (as defined below) have entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement.

     B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

     C. In consideration of the execution of the Reorganization Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has voting power, so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Reorganization Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Reorganization Agreement.

          (b) "Person" shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

          (c) "Shares" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

          (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

                                     A-A-1-1

     2. Transfer of Shares.

     (a) Transferee of Shares to be Bound by this Agreement. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each Person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request), and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

     (b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

          (a) in favor of approval of the Merger and the adoption and approval of the Reorganization Agreement, and in favor of each of the other actions contemplated by the Reorganization Agreement and the Proxy and any action required in furtherance thereof;

          (b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

          (c) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

          (d) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

     Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date, the Stockholder (i) is (and will be, unless Transferred pursuant to Section 2(a) hereof) the beneficial owner of the shares of Company Common Stock, and the options, warrants and other rights to purchase shares of Company Common Stock, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be, unless Transferred pursuant to Section 2(a) hereof) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature; (iii) does not (and will not) beneficially own any securities of the Company other than the shares of Company Common Stock, and options, warrants and other rights to purchase shares of Company Common
                                     A-A-1-2

Stock, set forth on the signature page of this Agreement; and (iv) has (and will have, unless Transferred pursuant to Section 2(a) hereof) full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, the Stockholder hereby agrees that the Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

     7. Termination. This Agreement shall terminate and be of no further force or effect as of the Expiration Date.

     8. Miscellaneous.

     (a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

     (b) Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

     (c) Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Parent.

     (d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     (e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

     (f) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                     A-A-1-3

     (g) Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of Parent and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Parent and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

     (h) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to Parent:

        Proxim, Inc.
        510 DeGuigne Drive
        Sunnyvale, California 94085
        Attention: David C. King
        Telephone: (408) 731-2700
        Telecopy: (408) 731-3670

     with a copy to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, California 94304
        Attention: Robert G. Day
        Telephone: (650) 493-9300
        Telecopy: (650) 493-6811

     If to Stockholder:

        To the address for notice set forth on the signature page hereof.

     with a copy to:

        Netopia, Inc.
        2470 Mariner Square Loop
        Alameda, California 94501
        Attention: Alan B. Lefkof
        Telephone: (510) 814-5100
        Telecopy: (510) 814-5271

     and to:

        Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP
        155 Constitution Drive
        Menlo Park, California 94025
        Attention: Christopher D. Dillon
                   Gregory K Miller
        Telephone: (650) 321-2400
        Telecopy: (650) 321-2800

     (i) Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.
                                     A-A-1-4

     (j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

     (k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

                                     A-A-1-5

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

PROXIM, INC.                                       STOCKHOLDER:

By:                                                By:
    Signature of Authorized Signatory                 Signature

Name:                                              Name:

Title:                                             Title:

                                                   Print Address
                                                   Telephone
                                                   Facsimile No.

                                                   Shares beneficially owned:

                                                   ------------ shares of the Parent Common
                                                   Stock

                                                   ------------ shares of the Parent Common
                                                   Stock
                                                   issuable upon the exercise of outstanding
                                                   options, warrants or other rights

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                     A-A-1-6

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Netopia, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Proxim, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), by and among Parent, ALK Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, which provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

          (i) in favor of approval of the Merger and the adoption and approval of the Reorganization Agreement, and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance thereof;

          (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

          (iii) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

          (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

                                     A-A-1-7

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

                  [Remainder of Page Intentionally Left Blank]

                                     A-A-1-8

Dated: January 23, 2001

                                          Signature of Stockholder:

                                          Print Name of Stockholder:

                                          Shares beneficially owned:

                   ------------------------------------------------------ shares of the Company Common Stock

                   ------------------------------------------------------ shares of the Company Common Stock
                                          issuable upon the exercise of
                                          outstanding
                                          options, warrants or other rights

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                     A-A-1-9

                                                                     EXHIBIT A-2

                                 NETOPIA, INC.

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of January 23, 2001 by and between Netopia, Inc., a Delaware corporation ("Company"), and the undersigned stockholder and/or option holder (the "Stockholder") of Proxim, Inc., a Delaware corporation (the "Parent").

                                   RECITALS:

     A. Parent, the Company and Merger Sub (as defined below) have entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement.

     B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Parent, and such number of shares of capital stock of the Parent issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

     C. In consideration of the execution of the Reorganization Agreement by Company, the Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Parent over which the Stockholder has voting power, so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Reorganization Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Reorganization Agreement.

          (b) "Person" shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

          (c) "Shares" shall mean: (i) all securities of the Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

          (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or

                                     A-A-2-1
     commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

     2. Transfer of Shares.

     (a) Transferee of Shares to be Bound by this Agreement. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each Person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Company may reasonably request), and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

     (b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Parent with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

          (a) in favor of approval of the issuance of shares of Parent Common Stock to be issued in the Merger (the "Parent Stock Issuance") and in favor of each of the other actions contemplated by the Reorganization Agreement and the Proxy and any action required in furtherance thereof;

          (b) against approval of any proposal made in opposition to, or in competition with, the Parent Stock Issuance and the transactions contemplated by the Reorganization Agreement; and

          (c) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Parent Stock Issuance or any of the other transactions contemplated by the Reorganization Agreement.

     Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Company a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Company that, as of the date hereof and at all times until the Expiration Date, the Stockholder (i) is (and will be, unless Transferred pursuant to Section 2(a) hereof) the beneficial owner of the shares of Parent Common Stock, and the options, warrants and other rights to purchase shares of Parent Common Stock, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be, unless Transferred pursuant to Section 2(a) hereof) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature; (iii) does not (and will not) beneficially own any securities of the Parent other than the shares of Parent Common Stock, and options, warrants and other rights to purchase shares of Parent Common Stock, set forth on the signature page of this Agreement; and
(iv) has (and will have, unless Transferred pursuant to Section 2(a) hereof) full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

                                     A-A-2-2

     6. Legending of Shares. If so requested by Company, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, the Stockholder hereby agrees that the Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

     7. Termination. This Agreement shall terminate and be of no further force or effect as of the Expiration Date.

     8. Miscellaneous.

     (a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

     (b) Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

     (c) Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Company.

     (d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     (e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Company and to preserve for Company the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Company which cannot be adequately compensated by a monetary award. Accordingly, Company and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Company shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

     (f) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (g) Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of Company and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and

                                     A-A-2-3
understandings between Company and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

     (h) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to Company:

     Netopia, Inc.
     2470 Mariner Square Loop
     Alameda, California 98501
     Attention: Alan B. Lefkof
     Telephone: (510) 814-5100
     Telecopy: (510) 814-5271

     with a copy to:

     Gunderson Dettmer Stough Villeneuve
     Franklin & Hachigian, LLP
     155 Constitution Drive
     Menlo Park, California 94025
     Attention: Christopher D. Dillon
     Gregory K. Miller
     Telephone: (650) 321-2400
     Telecopy: (650) 321-2800

     If to Stockholder:

     To the address for notice set forth on
     the signature page hereof.

     with a copy to:

     Proxim, Inc.
     510 DeGuigne Drive
     Sunnyvale, California 94085
     Attention: David C. King
     Telephone: (408) 731-2700
     Telecopy: (408) 731-3670

     and to:

     Wilson Sonsini Goodrich & Rosati
     Professional Corporation
     650 Page Mill Road
     Palo Alto, California 94304
     Attention: Robert G. Day
     Telephone: (650) 493-9300
     Telecopy: (650) 493-6811

     (i) Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Company

                                     A-A-2-4
may deem necessary or desirable, in the reasonable opinion of Company, to carry out and effectuate the purpose and intent of this Agreement.

     (j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

     (k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

                                     A-A-2-5

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

NETOPIA, INC.                                      STOCKHOLDER:

By:                                                By:
    Signature of Authorized Signatory                 Signature

Name:                                              Name:

Title:                                             Title:

                                                   Print Address
                                                   Telephone
                                                   Facsimile No.

                                                   Shares beneficially owned:

                                                   ------------ shares of the Parent Common
                                                   Stock

                                                   ------------ shares of the Parent Common
                                                   Stock
                                                   issuable upon the exercise of outstanding
                                                   options, warrants or other rights

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                     A-A-2-6

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Proxim, Inc., a Delaware corporation (the "Parent"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Netopia, Inc., a Delaware corporation ("Company"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Company and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Company entering into that certain Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), by and among Parent, ALK Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, which provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Parent and in every written consent in lieu of such meeting:

          (i) in favor of approval of the issuance of shares of Parent Common Stock to be issued in the Merger (the "Parent Stock Issuance") add in favor of each of the other actions contemplated by the Reorganization Agreement and the Proxy and any action required in furtherance thereof;

          (ii) against approval of any proposal made in opposition to, or in competition with, the Parent Stock Issuance and the transactions contemplated by the Reorganization Agreement;

          (iii) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Parent Stock Issuance or any of the other transactions contemplated by the Reorganization Agreement.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

                  [Remainder of Page Intentionally Left Blank]

                                     A-A-2-7

Dated: January 23, 2001

                                          Signature of Stockholder:

                                          Print Name of Stockholder:

                                          Shares beneficially owned:

                   ------------------------------------------------------ shares of the Parent Common Stock

                   ------------------------------------------------------ shares of the Parent Common Stock
                                          issuable upon the exercise of
                                          outstanding
                                          options, warrants or other rights

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                     A-A-2-8

                                                                       EXHIBIT B

     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of January 23, 2001, between Proxim, Inc., a Delaware corporation ("Parent"), and Netopia, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

     A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent.

     B. As a condition to Parent's willingness to enter into the Reorganization Agreement, Parent has requested that Company agree, and Company has so agreed, to grant to Parent an option to acquire shares of Company's Common Stock, $0.001 par value (the "Company Shares"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Option. The Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to 3,545,398 Company Shares (as adjusted as set forth herein) (the "Option Shares"), in the manner set forth below by paying cash at a price of $11.08 per share (the "Exercise Price").

     2. Exercise of Option.

     (a) The Option may be exercised by Parent, in whole or in part, at any time or from time to time after (i) the Reorganization Agreement is terminated pursuant to Section 7.1(g) thereof or (ii) immediately prior to an event causing the Termination Fee to become payable pursuant to Section 7.3(b)(i)(B) of the Reorganization Agreement (any of the events being referred to herein as an "Exercise Event"). In the event Parent wishes to exercise the Option, Parent will deliver to the Company a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") will occur on a date and at a time prior to the termination of the Option designated by Parent in an Exercise Notice delivered at least five business days prior to the date of such Closing, which Closing will be held at the principal offices of the Company, provided, however, that any such Closing will not occur until the requirements of Section 3 are satisfied or waived.

     (b) The Option will terminate upon the earliest of (i) the Effective Time;
(ii) twelve (12) months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(b) or 7.1(d)(i), in either case under circumstances pursuant to which the Termination Fee may become payable, if no event causing the Termination Fee to become payable pursuant to Section 7.3(b)(i) of the Reorganization Agreement has occurred during such 12-month period; (iii) twelve (12) months following payment of the Termination Fee in connection with termination of the Reorganization Agreement pursuant to Section 7.1(g) thereof; (iv) in the event the Reorganization Agreement has been terminated pursuant to Section 7.1(b) or 7.1(d)(i) thereof and the Termination Fee became payable pursuant to Section 7.3(b)(i) thereof, 12 months after payment of the Termination Fee; and (v) the date on which the Reorganization Agreement is otherwise terminated; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act will not have expired or been terminated, then the Option will not terminate until the tenth business day after such impediment to exercise will have been removed or will have become final and not subject to appeal.

                                      A-B-1

     3. Conditions to Closing. The obligation of Company to issue Option Shares to Parent hereunder is subject to the conditions that (A) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

     4. Closing. At any Closing, (A) the Company will deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 9 hereof, against delivery of (B) payment by Parent to the Company of the aggregate purchase price for the Company Shares so designated and purchased by wire transfer of immediately available funds to a bank account designated by the Company.

     5. Representations and Warranties of the Company. Company represents and warrants to Parent that (A) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (D) except for any filings required under the HSR Act, and subject to approval of an amendment to the Company's certificate of incorporation by the stockholders of the Company, the Company has taken all necessary corporate and other actions to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (E) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent; (F) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) assuming compliance with the HSR Act, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license,
                                      A-B-2
permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not have a material adverse effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; and (G) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental body except (i) pursuant to the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act, (iii) approvals and authorizations of self-regulatory organizations in the securities field and (iv) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated hereby.

     6. Representations and Warranties of Parent. Parent hereby represents and warrants to Company that (A) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (B) the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within Parent's corporate powers and have been duly authorized by all necessary corporate action, (C) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company, constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (D) the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (insofar as such action or filing relates to Parent) other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act, (iii) approvals and authorizations of self-regulatory and governmental organizations in the securities field and (iv) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, materially impair the ability of Parent to consummate the transactions contemplated hereby, (E) the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent, Merger Sub or any Parent subsidiary, (ii) assuming compliance with the HSR Act, conflict with any law, regulation, judgment, injunction, order or decree applicable to Parent, Merger Sub or any Parent subsidiary, (iii) result in a breach of or a default under or give rise to a right of termination, cancellation or acceleration of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent, Merger Sub or any subsidiary of Parent pursuant to, any material agreement, contract or other instrument binding upon Parent, Merger Sub or any subsidiary of Parent, other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

     7. Certain Rights.

     (a) Parent Put. At the request of and upon notice by Parent (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), the Company (or any successor entity thereof) will purchase from Parent the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Parent pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

          (i) The difference between the "Market/Tender Offer Price" for the Company Shares as of the date Parent gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which
                                      A-B-3
     was made prior to such date and (B) the highest closing sale price of Company Shares then on the NASDAQ National Market during the 20 trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Option that remain, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

          (ii) The Exercise Price paid by Parent for Company Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Company Shares so purchased.

          (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7 Company will not be required to pay Parent in excess of an aggregate of (x) the product of 1.167 and the Termination Fee plus (y) the Exercise Price paid by Parent for Company Shares acquired pursuant to the Option minus (z) any amounts paid to Parent by the Company pursuant to
     Section 7.3(b) of the Reorganization Agreement and the net cash amounts or the fair market value of any property received by Parent pursuant to the sale of Option Shares (the "Profit Cap"). If the total amount that otherwise would be received by Parent would exceed the Profit Cap, Parent, at its election, shall either (i) reduce the number of shares of Company Common Stock subject to the Option, (ii) deliver to Company for cancellation shares of Company Common Stock previously purchased by Parent,
     (iii) pay cash to Company, (iv) reduce the amount paid pursuant to Section 7(a)(i) or 7(a)(ii) or (v) any combination of the foregoing so Parent's actually realized total profit, when aggregated with the Termination Fee actually paid to Parent, shall not exceed the Profit Cap after taking into account the foregoing actions.

     (b) Payment and Redelivery of Option or Shares. In the event Parent exercises its rights under Section 7(a), the Company will, within five business days after Parent delivers notice pursuant to Section 7(a), pay the required amount to Parent in immediately available funds and Parent will surrender to the Company the Option and the certificates evidencing the Company Shares purchased by Parent pursuant thereto.

     (c) Limitation on Parent Put. Company shall use its best efforts to ensure that it can fully perform all of its obligations under this Section 7 under applicable law. If Company is prohibited under applicable law or regulation from repurchasing the Option Shares contemplated by this Section 7 in full, Company will promptly so notify Parent, repurchase the maximum possible number of Option Shares allowed under applicable law and as soon as practicable thereafter deliver or cause to be delivered, from time to time, to Parent the portion of the payment owed to Parent that it is no longer prohibited from delivering.

     8. Registration Rights.

     (a) Following the termination of the Reorganization Agreement, if Parent desires to sell any of the Option Shares after the purchase of such Option Shares pursuant hereto, and any such sale requires, in the good faith judgment of Parent after consultation with its counsel, registration of such Option Shares under the Securities Act, Parent (sometimes referred to herein as the "Holder") may by written notice (a "Registration Notice") to the Company (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered, the "Registrable Securities") in order to permit the sale or other disposition of any or all shares of the Registrable Securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder, including a "shelf" registration statement under Rule 415 under the Securities Act or
                                      A-B-4
any successor provision. Holder agrees to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5.0% of the then-outstanding voting power of Registrant.

     (b) The Registrant will use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that the Holder will not be entitled to more than an aggregate of two effective registration statements hereunder. The obligations of Registrant hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 120 calendar days in the aggregate if the Board of Directors of Registrant shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Registrant or otherwise interfere with or adversely affect any pending or proposed offering of securities of Registrant or any other material transaction involving Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 will again be applicable to any proposed registration. The Registrant will use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and will continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant will not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. If Registrant effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of Registrant (other than on Form S-4 or Form S-8, or any successor form), it will allow Holder the right to participate in such registration by selling its Registrable Securities, and such participation will not affect the obligation of Registrant to effect demand registration statements for Holder under this Section 8; provided that, if the managing underwriters of such offering advise Registrant in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Registrant will include the shares requested to be included therein by Holder pro rata with the shares intended to be included therein by Registrant and such other stockholders.

     (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder will provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all facts required to be disclosed with respect to a registration thereunder.

     (d) Notwithstanding anything to the contrary contained herein, in the event that Parent requests a registration of Registrable Securities pursuant to
Section 8(a) or 8(b) hereof, the Company shall have the right to purchase all, but not less than all, of the Registrable Securities requested to be registered, upon the terms and subject to the conditions set forth in this Section 8(d). If the Company wishes to exercise such purchase right, then within two (2) business days following receipt of a request for a registration pursuant to Section 8(a) or 8(b), the Company shall send a written notice (a "Repurchase Notice") to Parent specifying that the Company wishes to exercise such purchase right, a date for the closing of such purchase, which shall not be more than five (5) business days after delivery of such Repurchase notice, and a place for the closing of such purchase (a "Repurchase Closing"). Upon delivery of a Repurchase Notice subject to applicable Delaware law, a binding agreement shall be deemed to exist between Parent and Company providing for the purchase by Company of the Registrable Securities requested to be registered by Parent, upon the terms and subject to the conditions set forth in this Section 8(d). The purchase price per share or other unit of Registrable Securities (the "Repurchase Price") shall equal the average per share or per unit closing price as quoted on the Nasdaq (or if not then quoted thereon, on such other exchange or quotation

                                      A-B-5
system on which the Registrable Securities are quoted) for the period of five
(5) trading days ending immediately prior to the day on which Parent requests registration of the Registrable Securities which Company subsequently elects to purchase. Parent's obligation to deliver any Registrable Securities at a Repurchase Closing shall be subject to the condition that, at such Repurchase Closing, Company shall have delivered to Parent a certificate signed on behalf of Company by Company's chief executive officer and chief financial officer, which certificate shall be satisfactory in form and substance to Parent, to the effect that the purchase by Company of such Registrable Securities (i) permitted under applicable Delaware corporate law and under the fraudulent conveyance provisions of the federal bankruptcy code and (ii) does not violate any material agreement to which Company or any of its subsidiaries is a party or by which any of their properties or assets is bound. At any Repurchase Closing, Company shall pay to Parent the aggregate Repurchase Price for the Registrable Securities being purchased by wire transfer of immediately available funds in an amount equal to such aggregate Repurchase Price, and Parent will surrender to Company a certificate evidencing such Registrable Securities. A purchase of Registrable Securities by Company pursuant to this Section 8(d) shall be considered a registration for purposes of Section 8(a) and 8(b) hereof.

     (e) A registration effected under this Section 8 will be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant will provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

     (f) The obligations of the Company pursuant to subsections 8(a) and 8(b) above shall terminate at such time as Parent may sell all shares of Company Common Stock acquired pursuant to the Option without restriction pursuant to Rule 144(k) under the Securities Act.

     (g) Indemnification.

          (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of
     Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

          (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing

                                      A-B-6
     incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein; provided, that in no event will any indemnity under this Section 8(g) exceed the net proceeds of the offering received by the Holder.

          (iii) Each party entitled to indemnification under this Section 8(g) (the "Indemnified Party") will give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party will pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 8(g) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party will be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which will not be unreasonably withheld).

     9. Adjustment Upon Changes in Capitalization; Other Agreements.

     (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that Parent will receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Without limiting the parties' relative rights and obligations under the Reorganization Agreement, if the number of outstanding Company Shares increases or decreases after the date of this Agreement (other than pursuant to an event described in Section 9(a)), the number of Company Shares subject to the Option (including those Option Shares which may have already been exercised) will be adjusted so that it equals 19.99% of the number of Company Shares then issued and outstanding, without giving effect to any Option Shares.

     (c) In the event that, at the time of exercise of the Option, the Company does not have a sufficient number of shares of Common Stock authorized and available for issuance, the Company shall authorize, and

                                      A-B-7
issue to Parent a number of shares of the Company's Preferred Stock, par value $0.001 per share, with such rights, preferences and privileges, including economic and voting rights, equivalent to 19.99% of the number of Company Shares then issued and outstanding, without giving effect to the issuance of shares of Preferred Stock upon exercise of the Option. The Company further agrees to file a Certificate of Designation for such shares of Preferred Stock and to take such actions as are necessary to authorize and reserve shares of Common Stock for issuance upon conversion or exchange of the Preferred Stock. In addition, the Company agrees that it will not enter into definitive documentation regarding an Acquisition Transaction, as defined in the Reorganization Agreement, unless the Preferred Stock issued hereunder shall be treated in the same manner, including receipt of economic value, as the number of shares of Common Stock into which such shares of Preferred Stock would be convertible. For the purposes of this Agreement, shares of Preferred Stock issued upon exercise of the Option have all rights, preferences and privileges provided to the Option Shares, including but not limited to those set forth in Sections 7 and 8 of this Agreement.

     10. Restrictive Legends. Each certificate representing Option Shares issued to Parent hereunder will include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY 23, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Holder has delivered to Registrant a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Registrant and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     11. Transfers. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten offering as provided in
Section 8, or (ii) to any purchaser or transferee who would not, to the knowledge of Parent after reasonable inquiry (which shall include obtaining representation from the purchaser or transferee), immediately following such sale, assignment, transfer, or disposal, beneficially own more than five percent (5%) of the then outstanding voting power of the Company; provided, that Parent shall be able to sell any Option Shares if such sale is made pursuant to a tender or exchange offer.

     12. Investment Intent. Parent shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchase pursuant to this Agreement except in compliance with the Securities Act and applicable state securities and "blue sky" laws.

     13. Listing and HSR Filing. The Company, upon the request of Parent, will promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and will use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

                                      A-B-8

     14. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 will, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares will not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 will not be required to bear the legend set forth in Section 10.

     15. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of the Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

     16. Entire Agreement. This Agreement and the Reorganization Agreement (including the appendices thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

     17. Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     18. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any governmental entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     19. Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

     (a) if to Parent, to:

     Proxim, Inc.
     510 DeGuigne Drive
     Sunnyvale, California 94085
     Attention: David C. King
     Telecopy No.: (408) 731-3670

     with a copy to:

     Wilson, Sonsini, Goodrich & Rosati
     Professional Corporation
     650 Page Mill Road
     Palo Alto, California 94304
     Attention: Robert G. Day
     Telecopy No.: (650) 493-6811

                                      A-B-9
     and to:

     Wilson, Sonsini, Goodrich & Rosati
     Professional Corporation
     One Market
     Spear Tower, Suite 3300
     San Francisco, California 94105
     Attention: Steve L. Camahort
     Telecopy No.: (415) 947-2099

     (b) if to the Company, to:

     Netopia, Inc.
     2470 Mariner Square Loop
     Alameda, California 94501
     Attention: Alan B. Lefkof
     Telecopy No.: (510) 814-5271

     with a copy to:

     Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
     Menlo Park, California 94025
     Attention: Christopher D. Dillon
                Gregory K. Miller
     Telecopy No.: (650) 321-2800

     20. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

     21. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

     22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     23. Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

     24. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

     25. Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

                                     A-B-10

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          PROXIM, INC.

                                          Signature:
                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

                                          Print Title:
                                          --------------------------------------

                                          NETOPIA, INC.

                                          Signature:
                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

                                          Print Title:
                                          --------------------------------------

                   [SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

                                     A-B-11

                                                                       EXHIBIT C

OFFICERS SIGNING EMPLOYMENT AND NON-COMPETITION AGREEMENTS:

Alan B. Lefkof
David A. Kadish
Thomas A. Skoulis
Michael P. Trupiano

                                      A-C-1

                                                                       EXHIBIT D

                              AFFILIATE AGREEMENT

     THIS AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of January 23, 2001 by and between Proxim, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder (the "Affiliate"), who may be deemed an affiliate of Netopia, Inc., a Delaware corporation (the "Company"), under applicable law.

                                   RECITALS:

     A. Parent, the Company and Merger Sub (as defined below) have entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company, pursuant to which all outstanding capital stock of the Company (the "Company Capital Stock") will be converted into the right to receive common stock of Parent. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Reorganization Agreement.

     B. The Affiliate has been advised that the Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 144 and Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "Commission").

     C. The execution and delivery of this Agreement by the Affiliate is a material inducement to Parent to enter into the Reorganization Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

          1. Acknowledgments by Affiliate. The Affiliate understands and hereby acknowledges that the representations, warranties and covenants by the Affiliate set forth herein shall be relied upon by Parent, the Company and their respective affiliates and legal counsel, and that substantial losses and damages may be incurred by such persons if the representations and warranties of the Affiliate contained herein are inaccurate or if the covenants of the Affiliate contained herein are breached. The Affiliate hereby represents and warrants to Parent that the Affiliate has carefully read this Agreement and the Reorganization Agreement and has discussed the requirements of this Agreement with the Affiliate's professional advisors, who are qualified to advise the Affiliate with regard to such matters.

          2. Application to Subsequently Acquired Shares. The Affiliate hereby agrees that all shares of Company Capital Stock and common stock of Parent ("Parent Common Stock") acquired by the Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the terms and conditions set forth in this Agreement as if held by the Affiliate as of the date hereof.

          3. Compliance with Rule 145 and the Securities Act.

          (a) The Affiliate understands and hereby acknowledges that the Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the resale of such shares will be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may be deemed to be an "affiliate" of the Company as the term "affiliate" is used for purposes of Rule 144 and Rule 145 of the rules and regulations of the Commission. Accordingly, the Affiliate hereby agrees not to sell, transfer or otherwise dispose of any shares of Parent Common Stock issued to the Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act; (ii) such sale, transfer or other disposition is made pursuant to a registration statement declared or ordered effective under the Securities Act, or

                                      A-D-1
     an appropriate exemption from the registration and prospectus delivery requirements of the Securities Act; (iii) the Affiliate delivers to Parent a written opinion of legal counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from the registration and prospectus delivery requirements of the Securities Act; or (iv) an authorized representative of the Commission shall have rendered written advice to the Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated.

          (b) The Affiliate understands and hereby acknowledges that Parent will give stop transfer instructions to its transfer agent with respect to any shares of Parent Common Stock issued to the Affiliate pursuant to the Merger, and there shall be placed on the certificates representing such shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

     The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Parent shall so instruct its transfer agent, if the Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

          4. Representations and Warranties by Parent. For so long as and to the extent necessary to permit the Affiliate to sell Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall use its reasonable efforts to furnish to the Affiliate upon request a written statement as to whether or not Parent has complied with such reporting requirements during the twelve months preceding any proposed sale of Parent Common Stock by the Affiliate pursuant to Rule 145. Parent hereby represents to the Affiliate that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding twelve months (or such shorter period that Parent has been required to file such reports).

          5. Termination. This Agreement shall be terminated, and be of no further force and effect, automatically upon the termination of the Reorganization Agreement pursuant to its terms.

          6. Miscellaneous.

          (a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

          (b) Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired,

                                      A-D-2
     invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

          (c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Affiliate may be assigned to any other person without prior written consent of Parent.

          (d) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

          (e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique and extraordinary value; (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Affiliate hereby expressly agree that in addition to all other remedies available at law or in equity, Parent and Company shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

          (f) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (g) Entire Agreement. This Agreement, the Reorganization Agreement and the other agreements referred to in the Reorganization Agreement set forth the entire agreement and understanding of Parent and the Affiliate with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Parent and the Affiliate with respect to the subject matter hereof and thereof.

          (h) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        If to Parent:      Proxim, Inc.
                           510 DeGuigne Drive
                           Sunnyvale, California 94085
                           Attention: David C. King
                           Telephone: (408) 731-2700
                           Telecopy: (408) 731-3670

                                      A-D-3
        with a copy to:   Wilson Sonsini Goodrich & Rosati
                          Professional Corporation
                          650 Page Mill Road
                          Palo Alto, California 94304
                          Attention: Robert G. Day
                          Telephone: (650) 493-9300
                          Telecopy: (650) 493-6811

        If to the Affiliate: To the address for notice set forth on the signature page hereof.

        with a copy to:   Gunderson Dettmer Stough Villeneuve
                          Franklin & Hachigian, LLP
                          155 Constitution Drive
                          Menlo Park, California 94025
                          Attention: Christopher D. Dillon
                                     Gregory K. Miller
                          Telephone: (650) 321-2400
                          Telecopy: (650) 321-2800

          (i) Further Assurances. The Affiliate (in his or her capacity as such) shall execute and deliver any additional certificate, instruments or other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

          (j) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the terms and provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

          (k) Third Party Reliance. Legal counsel to Parent and the Company shall be entitled to rely upon this Agreement.

          (l) Survival. The representations, warranties, covenants and other terms and provisions set forth in this Agreement shall survive the consummation of the Merger.

          (m) Counterparts. This Agreement shall be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]
                                      A-D-4

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

PROXIM, INC.                                             AFFILIATE:
By: -------------------------------------------------    By (Signature): ---------------------------------------

Name: ----------------------------------------------     Print Name: -------------------------------------------

Title:                                                   Affiliate's Address for Notice:
-----------------------------------------------
                                                         --------------------------------------------------------
                                                         --------------------------------------------------------
                                                         --------------------------------------------------------

                                                         Shares beneficially owned:
                                                         --------------- shares of Company Common Stock
                                                         --------------- shares of Company Common Stock
                                                                        issuable upon the exercise of
                                                                        outstanding options, warrants
                                                                        and other rights
                                                         --------------- shares of Parent Common Stock

                    [SIGNATURE PAGE TO AFFILIATE AGREEMENT]
                                      A-D-5

                                                                         ANNEX B

                               [UBSW LETTERHEAD]

                                                                January 23, 2001

Board of Directors
Proxim, Inc.
510 DeGuigne Drive
Sunnyvale, CA 94085

Dear Member of the Board:

     We understand that Proxim, Inc., a Delaware corporation ("Proxim" or the "Company"), is considering a transaction whereby the Company will acquire Netopia, Inc., a Delaware corporation ("Netopia" or the "Target"). Pursuant to the terms of an Agreement and Plan of Reorganization (the "Purchase Agreement"), to be dated as of January 23, 2001, the Company will undertake a series of transactions whereby the Target will become a wholly-owned subsidiary of the Company (the "Proposed Transaction"). Pursuant to the terms of the Purchase Agreement, each of the issued and outstanding shares of the capital stock of the Target, par value of $0.001 per share ("Netopia Common Stock"), (other than certain shares to be canceled pursuant to the Purchase Agreement) shall be converted into 0.3 shares of Common Stock of the Company, par value of $0.001 per share ("Company Common Stock"). Outstanding options to acquire Netopia Common Stock with an exercise price per share less than $14.87 immediately prior to the effective time of the acquisition (the "Effective Time") will be assumed and converted into options to acquire Company Common Stock pursuant to the terms of the Purchase Agreement. No Company Common Stock will be issued to holders of fractional shares of Netopia Common Stock, but in lieu thereof, each holder of fractional shares will receive an amount of cash equal to the product of such fraction and the average closing price of the Company Common Stock for the five trading days prior to the last full trading day prior to the Effective Time. The terms and conditions of the Proposed Transaction are more fully set forth in the Purchase Agreement.

     You have requested our opinion as to the fairness to the Company from a financial point of view of the Exchange Ratio, as defined in the Purchase Agreement, in the Proposed Transaction.

     UBS Warburg LLC ("UBSW") has agreed to provide this opinion to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee in connection with this opinion. In the past, UBSW and its predecessors have provided investment banking services to the Company and the Target and received customary compensation for the rendering of such services. In the ordinary course of business, UBSW, its successors and affiliates may trade or have traded securities of the Company or the Target for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. UBSW has participated in the public offerings of both the Company and the Target. UBSW has also provided financial advisory services to the Company and the Target in the past.

     Our opinion does not address the Company's underlying business decision to effect the Proposed Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Purchase Agreement or the form of the Proposed Transaction.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and the Target, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company and the Target prepared by the managements of the Company and the Target, respectively, (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the management of the Company,
(iv) reviewed with the managements of the Company and the Target certain publicly available consensus estimates of research analysts and other data relating to the business and financial prospects of the Target, (v) conducted discussions with members of the senior managements of each of the Company and the Target concerning the business, past and current operations and business prospects of both the Company and the Target, independently and combined, including discussion with the managements of the Company and the Target concerning their views regarding the strategic rationale for the merger, (vi) reviewed the recent reported prices and trading activity for the common stocks of the Company and the Target and compared such information and certain financial information for the Company and the Target with similar information for certain other companies in lines of business we believe to be generally comparable to those of the Target, (vii) compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (viii) reviewed and considered in the analysis, certain publicly available consensus estimates of research analysts relating to the relative contributions of the Company and the Target to the combined company, (ix) considered certain pro forma effects of the Proposed Transaction on the Company's financial statements, (x) assumed that the Proposed Transaction will be accounted for as a purchase for financial accounting purposes, (xi) reviewed a draft of the Purchase Agreement dated January 23, 2001 (the "Draft Agreement"), and (xii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by or provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and the Target) for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. We have also relied upon the assurances of the managements of the Company and the Target that they were not aware of any facts that would make such information inaccurate or misleading. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or the Target, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections reviewed by us and used in our analyses, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of the Company and the Target. We did not receive any information from either the Company or the Target concerning the availability, after the Effective Time, of any tax net operating losses of the Target or any cost savings, revenue enhancements or other synergies expected in connection with the Proposed Transaction and, therefore, did not include any potential benefits from such matters in our analyses. For purposes of this opinion, we have assumed that neither the Company nor the Target is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses.

     Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. We express no opinion as to the price at which the Company Common Stock or Netopia Common Stock will trade subsequent to the Effective Time. In rendering this opinion, we have assumed, with your consent, that the Proposed Transaction will be consummated on the terms discussed in the Draft Agreement that we have examined, without any material changes or any waiver of any material terms or conditions by any party thereto.

     This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Proposed Transaction and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of UBSW, provided, however that this letter may be reproduced in full in the Proxy Statement/Prospectus related to the Proposed Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be offered by the Company to the Target in the Proposed Transaction is fair from a financial point of view to the Company.

                                          Very truly yours,

                                          UBS WARBURG LLC


By: /s/ J. Jeffrey Hagen                       By: /s/ Michael Kim
    -----------------------------------------  -----------------------------------------
    Name: J. Jeffrey Hagen                         Name: Michael Kim
    Title: Executive Director                      Title: Director

                                                                         ANNEX C
                     [ROBERTSON STEPHENS, INC. LETTERHEAD]

                                January 23, 2001

Board of Directors
Netopia, Inc.
2470 Mariner Square Loop
Alameda, California 94501

Members of the Board:

     We understand that Netopia, Inc. (the "Company"), Proxim, Inc. ("Acquiror") and ALK Acquisition Corp. (a wholly-owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated January 23, 2001 (the "Draft Agreement"), at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $.001 per share ("Company Common Stock") other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive .300 shares (the "Exchange Ratio") of the common stock of Acquiror, par value $.001 per share ("Acquiror Common Stock"). The Draft Agreement also provides that Acquiror will receive an option to purchase up to 19.99% of Company Common Stock and that Company will pay a termination fee in the event the Merger is not consummated under certain circumstances (principally circumstances involving a competing acquisition of Company). Our understanding is that under no circumstances will the aggregate of the termination fee and the proceeds from the option agreement (less exercise price) exceed 4% of the announced value of the transaction. The terms and conditions of the Merger are set out more fully in the Draft Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

     For purposes of this opinion we have, among other things:

        (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

        (ii) reviewed with the Company and Acquiror certain publicly available estimates of research analysts relating to the Company and Acquiror;

        (iii) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

        (iv) reviewed the financial terms and conditions set forth in the Draft Agreement;

        (v) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

        (vi) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company;

        (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

        (viii) reviewed the pro forma impact of the Merger on Acquiror's revenue per share and cash earnings per share;

        (ix) prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

        (x) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

        (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Acquiror and the Company that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Acquiror and the Company, respectively, as to the future financial condition and performance of the Company and Acquiror, respectively. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have also assumed that the Exchange Ratio will not be reduced as a result of indemnification, escrow, purchase price adjustment or other provisions of the Draft Agreement.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to the Holders of Company Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when it is issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

     We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Company for which we have been paid fees. We maintain a market in the shares of the Company's Common Stock. In the ordinary course of business, we may trade in the Company's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company or Acquiror as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may be included in the joint Proxy Statement/Prospectus of the Company and Acquiror distributed in connection with the Merger, provided that this opinion is reproduced in full and any description of, or reference to Robertson Stephens or any summary of this opinion included therein is in form and substance acceptable to us and our legal counsel. Except as provided in the previous sentence, this opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          ROBERTSON STEPHENS, INC.

                                          /s/ Robertson Stephens, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by such section.

     The Registrant's restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The Registrant has director and officer liability insurance that covers certain matters, including matters arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 2.1(1)    Agreement and Plan of Reorganization, dated as of January
           23, 2001, by and among Proxim, Inc., Netopia, Inc. and ALK
           Acquisition Corp.
 3.1(2)    Restated certificate of incorporation of Proxim
 3.2(2)    Certificate of designation of rights, preferences and
           privileges of Series A participating preferred stock
 3.3(2)    Certificate of amendment of restated certificate of
           incorporation
 3.4(3)    Bylaws of Proxim
 4.1(1)    Form of Stock Option Agreement dated January 23, 2001
 5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
 9.1(1)    Form of Proxim Voting Agreement dated January 23, 2001
 9.2(1)    Form of Netopia Voting Agreement dated January 23, 2001
23.1       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants
23.2       Consent of KPMG LLP, Independent Auditors
23.3       Consent of Ernst & Young LLP, Independent Auditors
23.4*      Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in opinion filed as Exhibit 5.1)
24.1       Power of Attorney (see page II-4)
99.1       Form of Proxim, Inc. proxy card
99.2       Form of Netopia, Inc. proxy card
99.3       Consent of Person About to Become a Director -- Alan B.
           Lefkof

-------------------------
(1) Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.

(2) Incorporated by reference to Proxim's Report on Form 10-K for the period ended December 31, 2000 filed with the Securities and Exchange Commission on February 7, 2001.

(3) Incorporated by reference to Proxim's Registration Statement No. 33-70712 filed with the Securities and Exchange Commission on December 15, 1993.

 *  To be filed by amendment.

     (b) FINANCIAL STATEMENT SCHEDULES

        Not applicable.

     (c) REPORTS, OPINIONS OR APPRAISALS

        Opinions of UBS Warburg LLC and Robertson Stephens, Inc. (attached as Annexes B and C, respectively, to the joint proxy statement/prospectus filed as part of this registration statement).

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Proxim, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 7th day of February, 2001.

                                          PROXIM, INC.

                                          By: /s/ KEITH E. GLOVER
                                            ------------------------------------
                                              Keith E. Glover
                                              Vice President of Finance and
                                              Administration
                                              and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith E. Glover, his or her attorney-in-fact, with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 7th day of February, 2001.

                      SIGNATURE                                             TITLE
                      ---------                                             -----
                  /s/ DAVID C. KING                         President, Chief Executive Officer and
-----------------------------------------------------     Chairman of the Board (Principal Executive
                    David C. King                                          Officer)

                  /s/ RAYMOND CHIN                                         Director
-----------------------------------------------------
                    Raymond Chin

                /s/ LESLIE G. DENEND                                       Director
-----------------------------------------------------
                  Leslie G. Denend

                /s/ GREGORY L. REYES                                       Director
-----------------------------------------------------
                  Gregory L. Reyes

                /s/ JEFFREY D. SAPER                                       Director
-----------------------------------------------------
                  Jeffrey D. Saper

                 /s/ KEITH E. GLOVER                     Vice President of Finance and Administration
-----------------------------------------------------       and Chief Financial Officer (Principal
                   Keith E. Glover                                   Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------
                                                       DESCRIPTION
 2.1(1)    Agreement and Plan of Reorganization, dated as of January
           23, 2001, by and among Proxim, Inc., Netopia, Inc. and ALK
           Acquisition Corp.
 3.1(2)    Restated certificate of incorporation of Proxim
 3.2(2)    Certificate of designation of rights, preferences and
           privileges of Series A participating preferred stock
 3.3(2)    Certificate of amendment of restated certificate of
           incorporation of Proxim
 3.4(3)    Bylaws of Proxim
 4.1(1)    Form of Stock Option Agreement dated January 23, 2001
 5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
 9.1(1)    Form of Proxim Voting Agreement dated January 23, 2001
 9.2(1)    Form of Netopia Voting Agreement dated January 23, 2001
23.1       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants
23.2       Consent of KPMG LLP, Independent Auditors
23.3       Consent of Ernst & Young LLP, Independent Auditors
23.4*      Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in opinion filed as Exhibit 5.1)
24.1       Power of Attorney (see page II-4)
99.1       Form of Proxim, Inc. proxy card
99.2       Form of Netopia, Inc. proxy card
99.3       Consent of Person About to Become a Director -- Alan B.
           Lefkof

-------------------------
(1) Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.

(2) Incorporated by reference to Proxim's Report on Form 10-K for the period ended December 31, 2000 filed with the Securities and Exchange Commission on February 7, 2001.

(3) Incorporated by reference to Proxim's Registration Statement No. 33-70712 filed with the Securities and Exchange Commission on December 15, 1993.

 *  To be filed by amendment.